UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

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☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Virgin Galactic Holdings, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2024

Proxy Statement

and Notice of the Annual Meeting

Message from Our Chair

       , 2024
Dear Fellow Stockholders:
On behalf of the Board of Directors, I cordially invite you to attend the 2024 annual meeting of stockholders (the “Annual Meeting”) of Virgin Galactic Holdings, Inc., which will be held on June 12, 2024, at 9:00 a.m., Pacific Time. In order to attend, you must register at www.viewproxy.com/SPCE/2024 by 11:59 p.m. Eastern Time on June 11, 2024.
In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet, we have sent stockholders of record at the close of business on April 17, 2024 a Notice of Internet Availability of Proxy Materials. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice and the attached Proxy Statement.
Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the Annual Meeting.
Please join us on June 12, 2024
Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Please act as soon as possible to vote your shares. You may vote your shares on the Internet, by telephone or, if you received a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. You may also vote your shares online during the Annual Meeting. Instructions on how to vote while participating at the meeting live via the Internet are posted at www.viewproxy.com/SPCE/2024.
On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.
Raymond Mabus, Jr.
Chair of the Board

2	Virgin Galactic Holdings, Inc.

Notice of Annual Meeting of Stockholders to be held on June 12, 2024

Tustin, California
       , 2024

NOTICE IS HEREBY GIVEN that the 2024 annual meeting of stockholders (the “Annual Meeting”) of Virgin Galactic Holdings, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 12, 2024, at 9:00 a.m., Pacific Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting. In order to attend, you must register at www.viewproxy.com/SPCE/2024 by 11:59 p.m. Eastern Time on June 11, 2024. For instructions on how to register, attend and vote your shares at the Annual Meeting, see the information in the accompanying Proxy Statement in the section titled “General Information About the Annual Meeting and Voting.”

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting:
This Proxy Statement and our Annual Report are available free of charge at www.viewproxy.com/SPCE/2024.

If you have any questions about this Proxy Statement or if you would like additional copies of this Proxy Statement, please contact Alliance Advisors, our proxy solicitor, at:

Alliance Advisors, LLC
200 Broadacres Drive
Bloomfield, NJ 07003
Telephone: (877) 495-1342

The Annual Meeting is being held:

1.	to elect the director nominees listed in the Proxy Statement;
2.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2024;
3.	to approve, on an advisory (non-binding) basis, the compensation of our named executive officers;
4.	to approve the Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan;
5.	to approve amendments to our Certificate of Incorporation, to effect a reverse stock split of the Company's common stock at a ratio ranging from any whole number between 1-for-2 and 1-for-20, as determined by the Board of Directors in its discretion, subject to the Board of Directors' authority to abandon such amendments; and
6.	to transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

These items of business are described in the Proxy Statement that follows this notice. Holders of record of the Company’s common stock as of the close of business on April 17, 2024 are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment thereof. A complete list of such stockholders will be open to the examination by any stockholder for a period of 10 days prior to the Annual Meeting for any purpose germane to the meeting by sending an email to CorporateSecretary@virgingalactic.com, stating the purpose of the request and providing proof of ownership of Company stock.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of Proxy Materials, instructions regarding how you can vote are contained in that notice. If you have received a proxy card, instructions regarding how you can vote are contained on the proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy. Note that, in light of possible timing impacts if voting by mail, we encourage stockholders to submit their proxy by Internet or telephone.

By Order of the Board of Directors

Michael Colglazier
Chief Executive Officer, President and Director

2024 Proxy Statement	3

2	Message from Our Chair
3	Notice of Annual Meeting of Stockholders to be held on June 12, 2024
5	2023 Highlights
12	Voting Roadmap
15	Proposal No. 1: Election of Directors
15	Information about Board Nominees
22	Corporate Governance
22	Composition of the Board of Directors
25	Board Structure
29	Board Oversight Responsibilities
30	Other Governance Practices and Policies
32	Director Compensation
32	Cash Compensation
33	Equity Compensation
34	Director Compensation Table for Fiscal Year 2023
35	Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm
35	Appointment of Independent Registered Public Accounting Firm
35	Change in Independent Registered Public Accounting Firm
36	Audit, Audit-Related, Tax and All Other Fees
37	Pre-Approval Policies and Practices
38	Audit Committee Report
39	Executive Officers
41	Proposal No. 3: Approval, on an Advisory(Non-Binding) Basis, of the Compensation of Our Named Executive Officers
42	Executive Compensation
42	Compensation Discussion and Analysis
55	Compensation Committee Report
56	Executive Compensation Tables
65	Compensation Risk Assessment
65	CEO Pay Ratio
66	Pay Versus Performance
71	Proposal No. 4: Approval of the Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan
80	Proposal No. 5: Approval of Amendments to our Certificate of Incorporation to Effect a Reverse Stock Split
90	Security Ownership of Certain Beneficial Owners and Management
92	Equity Compensation Plan Information
95	Certain Transactions with Related Persons
95	Policies and Procedures for Related Party Transactions
95	Summary of Related-Person Transactions
99	General Information about the Annual Meeting and Voting
99	Questions and Answers
105	Additional Information
105	Stockholder Proposals and Director Nominations
105	Householding
106	2023 Annual Report
107	ANNEX A – Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan
120	ANNEX B – Amendment to Certificate of Incorporation to Effect a Reverse Stock Split of Outstanding Common Stock
Key Information
5	Fiscal 2023 Performance Highlights
6	Commitment to Sustainability
16	Skills, Experience, Qualifications and Attributes of 2024 Director Nominees
23	Director Nomination Process
25	Director Independence
25	Board Leadership Structure
29	Board’s Role in Strategy and Risk Oversight
30	Stockholder Engagement
43	2023 Pay Mix
47	Our Executive Compensation Program

Forward-Looking Statements
This proxy statement (this “Proxy Statement”) contains certain forward-looking statements within the meaning of federal securities laws with respect to Virgin Galactic Holdings, Inc. (“Virgin Galactic” or the “Company”). These forward-looking statements are statements other than those of historical fact and generally are identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Proxy Statement, including but not limited to the factors, risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which are accessible on the SEC’s website at www.sec.gov and the Investor Relations section of our website at www.virgingalactic.com. These filings identify and address other important risks and uncertainties that could cause the Company’s actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Additionally, our discussion of certain matters in this Proxy Statement or in other locations, including our corporate website, includes information to reflect various considerations, including ESG standards and the expectations of various stakeholders, which is not necessarily, and should not be assumed to be, material under the federal securities law definition of materiality. Furthermore, much of this information is subject to assumptions, estimates or third-party information that is still evolving and subject to change. In addition, our disclosures based on any standards may change due to revisions in framework requirements, availability or quality of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control. Additionally, any document or website references are provided for convenience and are hereby not incorporated by reference absent explicit language to the contrary.

4	Virgin Galactic Holdings, Inc.

2023 Highlights

About Virgin Galactic

We are an aerospace and space travel company, pioneering human spaceflight for private individuals and researchers with our advanced air and space vehicles. Our reusable spaceflight system, developed using proprietary technology and processes, is designed to connect the world to the wonder and awe created by space travel and to offer customers a transformative experience. Our missions include flying passengers to space as adventurers, and flying researchers and research experiments to space for scientific and educational advancement. We are positioning the Company for scale and profitability through our next generation vehicles capable of bringing humans to space at an unprecedented frequency with an industry-leading cost structure.

We believe the commercial exploration of space represents one of the most exciting and important technological initiatives of our time. Virgin Galactic is at the forefront of industry trends as the first and only publicly-traded company focused on commercial human spaceflight. Approximately 680 humans have ever traveled above the Earth's atmosphere into space, and Virgin Galactic is responsible for approximately 5% of those passengers over just the last few years. In last year alone, Virgin Galactic has flown over 58% of the total number of new astronauts who flew to space across all space agencies and commercial companies in 2023. As of December 31, 2023, Virgin Galactic has received reservations for approximately 750 spaceflight tickets. This industry is growing dramatically due to new products, new sources of private and government funding, and new technologies. Demand is emerging from new sectors and demographics, which we believe is broadening the total addressable market. As government space agencies have retired or reduced their capacity to send humans into space, private companies are making exciting inroads into the field of human space exploration.

Fiscal 2023 Performance Highlights

In 2023, we launched commercial service, becoming the world’s first commercial spaceline. Safely and successfully flying to space six times in six months represented an unprecedented achievement in human spaceflight. We demonstrated that our spaceflight system is capable of safely delivering repeatable flights to space and showcased the powerful customer benefits of a Virgin Galactic spaceflight. Through our spaceflights, we provide customers with an unparalleled life-changing experience. In addition to launching commercial service with our existing mothership, VMS Eve, and spaceship, VSS Unity, we continue to make progress on the development of our next generation Delta Class spaceships. With increased capacity and projected ability to fly eight times per month per spaceship, the Delta Class spaceships are designed to carry more people to space than any other vehicle in the history of space travel.

Some of the key business milestones from 2023 include the following:
●Successfully launched commercial service with VMS Eve and VSS Unity and safely delivered an unprecedented flight schedule completing six missions to space in six months.
●With an emphasis on safety, we delivered a uniquely inspiring customer spaceflight experience, supported by positive astronaut reviews of the entire journey.
●Invested in our supply chain and manufacturing partnerships to support the advancement of our next generation fleet of vehicles that will enable our business to scale effectively.

●Achieved design and production milestones to support the future fleet development, including significant progress on the final assembly facility for Delta Class spaceships.
●Strengthened the balance sheet by raising approximately $484 million to support investments in the business to drive scale and profitable long-term growth.
●Restructured the organization, reduced costs, and positioned resources to fully support the development and production of the Delta Class spaceships.
●Advanced key ESG initiatives supporting improved greenhouse gas emissions related to commercial service and enhancing a work culture that enables innovation.

2024 Proxy Statement	5

2023 Highlights

Virgin Galactic Values
Our exceptional teammates join for a shared purpose, and we connect through shared values. Our Company values guide our decision making and exemplify how we show up and conduct ourselves. Importantly, our values empower each of us to make a difference at the Company and enable confidence in our actions.

Safety Above All We promote safety as the core of all our endeavors.	Bold Optimism We make the impossible inevitable.	Straight Up We are fair, transparent, honest, caring and ethical in all we do.

Insatiable Curiosity We push the boundaries of possibility to transcend the status quo.	Astronaut Driven We deliver for our Astronauts with fanatical focus on execution and experience.	Space for All We elevate all our people.

Commitment to Sustainability

At Virgin Galactic, we recognize that understanding and managing our impacts on our environment and our communities are not only important for us to appropriately mitigate risks, but also for us to seize opportunities to create value for our stockholders, employees, customers, communities and other stakeholders. Our ESG Executive Committee continues to develop and refine our sustainability strategy to establish a framework that aligns with industry best practices. In 2023, our environmental, social & governance (“ESG”) performance goals were tied to the named executive officers’ 2023 Executive Annual Cash Incentive Program. Such goals related to advancing key initiatives overseen by the ESG Executive Committee included reduction of greenhouse gas emissions, year-over-year representation, building an inclusive culture and implementation of updated technology systems.

Our entire board of directors of the Company (the “Board” or the “Board of Directors”) supports the Company’s sustainability strategy, initiatives, and policies and is committed to ongoing transparency and accountability. Additionally, the Board has delegated the authority to the Audit Committee to oversee the Company’s ESG program, and to get updates from management about the Company’s progress on a quarterly basis. See page 30 of this Proxy Statement for more information about Board oversight of ESG matters and our supporting governance structure.

The ESG Executive Committee meets quarterly and comprises members from our spaceline operations, human resources, legal and impacted operational teams. The Chair of the ESG Executive Committee, who is also our Chief Legal Officer, provides quarterly updates to the Board. Its purpose is to support the Company's ongoing commitment to environmental, health and safety, corporate social responsibility, corporate governance, sustainability, and other policy matters. The role of the ESG Executive Committee is to recommend policies, practices, and disclosures that conform with the Company's overall ESG strategy and oversee the implementation of ESG programs.

To support ongoing transparency, we launched our Investing in the Future webpage at https://investors.virgingalactic.com/ESG/. Our Investing in the Future webpage features information on sustainability programs and hosts the policies that guide our Company’s long-term growth and sustainability, including our Human Rights Policy and Supplier Code of Conduct. Please note that the information contained on our website, including any ESG and sustainability-related information, is not incorporated by reference in, or considered part of, this Proxy Statement.

6	Virgin Galactic Holdings, Inc.

2023 Highlights

Environmental
Virgin Galactic has the unique opportunity to pioneer what is possible for sustainability in commercial space travel. Our sustainability objectives follow three core principles:
●Accountability – Measuring applicable environmental performance metrics, including greenhouse gas emissions, wastes, and consumption of fuel, energy and water.
●Transparency – Publicly reporting available environmental performance metrics in alignment with industry best practices.
●Advocacy – Building literacy on environmental topics among our staff and business partners.
As industry leaders in commercial space travel, we aim to set sustainability goals for the future by first understanding the nature and extent of our current environmental impact.
Enterprise Management
Our 2023 priority was the completion of an enterprise-wide environmental performance assessment to define baseline performance. This initial assessment, based on a systematic review of present Company operations, will enable us to set realistic, measurable targets for continuous improvement.
2023 was also a year of significant progress toward mitigating our environmental impact, including:
●Investing in infrastructure improvements, including LEDs, timers, and motion sensors across our enterprise facilities to reduce electricity use.[1]
●Improving our staff work schedules at our Mojave facilities to off-peak hours to maximize grid efficiency.
●Reducing transit-sector emissions by providing shuttle service in New Mexico every day to all staff between Las Cruces and Gateway to Space offices at Spaceport America.
●Launching an internal engagement platform to enable staff to make recommendations for ways to improve Company environmental performance.
●Designing Company facilities for future on-site renewable energy production (i.e., solar panel installation).
●Utilizing engines for our VMS Eve mothership and the future fleet of motherships that are compatible with sustainable aviation fuel (SAF).[2]
●Improving tracking of waste, recycling, and specialized disposal metrics.
For more information on our environmental program, please visit our website at https://investors.virgingalactic.com/ESG/.
Social Impact
Diversity, Equity, Inclusion and Belonging (“DEIB”)
We believe our mission to connect the world to the awe and wonder of space travel starts with how we connect to one another. We seek to foster a sense of belonging where all teammates who work here and all astronauts who journey here feel welcomed, valued and respected. Our focus on Diversity, Inclusion, Equity and Belonging is fully embedded within our Company values that drives our decision-making. Our DEIB strategy enables us to continuously improve the communities where we live and work, how we elevate our people, and drive an inclusive workplace culture.
Our Community – We Must Reflect the World We Seek to Inspire
●Space Workforce Pledge 2030 and Recognition – As a member of Space Workforce, we continue to strive to increase diversity across our industry. In 2023, our scholarship and outreach efforts along with our inclusive parental leave and reproductive travel benefits were ranked best in class within our collective industry.

[1]	Improvements include $242,727.50 in lighting upgrades in our Mojave facilities, supporting a 27% reduction in overall electricity consumption used in 2023 compared to 2022, and $206,020 in the installation of an advanced building management system for energy optimization in our Mesa, AZ assembly hangars.
[2]	While we have not yet procured SAF, we are considering ways to incorporate SAF as supply increases and procurement becomes more commercially feasible.

2024 Proxy Statement	7

2023 Highlights

●Community Outreach - This past year, the Company partnered with the Tustin Unified School District and the Tustin Public Schools Foundation to facilitate teammate volunteer events during the winter season to meet the needs of the most vulnerable in our community. In partnership with our flown Astronauts recently returned to Earth, we continued our Space Chat series this year reaching over 2,200 children around the world and igniting their curiosities about human space travel.
●Inclusive Hiring Practices – In 2023 we strengthened our inclusive hiring practices by improving our interviewing techniques to mitigate bias in the recruitment process. These improvements have supported recruitment efforts to cast our net wide to find the best talent for all our open roles.
Our People – We Elevate Our People
●Improving our Representation Year-Over-Year – As of December 31, 2023, women represent 31% of our executives and 26% of our total population globally, while people of color represent 37% of our executives and 43% for our US population.
●DEIB Learning Session – We continued our Company-wide awareness sessions to equip teammates with best practices and embed an inclusive mindset in our day-to-day work.
Our Culture – We Foster a Sense of Belonging Where All Teammates Who Work Here Feel Welcomed, Valued, and Respected
●Teammate Resource Groups – We launched the Company’s first Teammate Resource Groups, which are open to all teammates. InterGalactic focuses on our diverse intersectional communities and Ascend focuses on wellbeing, safety, and accessibility.
●Heritage Month Celebrations - We regularly host teammate and community engagements and activations that are open to all employees and build awareness, promote allyship, and celebrate our diverse teammates, to foster a more inclusive workplace.
●Inclusion Council - Established in 2022, our Inclusion Council continues to make progress on the key pillars of our DEIB strategy by connecting to our communities, elevating our people, and committing to drive a more inclusive workplace culture.

Risk Management
We periodically perform an Enterprise Risk Management (“ERM”) assessment to identify prominent risk areas to our business. We have established cross-functional working groups for each risk factor across different business segments to foster ongoing identification and enable mitigation of relevant risks. Sustainability risks are discussed in these working groups and included in our risk assessment reporting. These assessment results are discussed with our executives on a regular basis and reported quarterly to the Audit Committee and the Board.

Data Security
At Virgin Galactic, we utilize a risk-based approach to cybersecurity and privacy that is intended to identify, assess and manage information and cybersecurity risks applicable to our business, and protect the confidentiality, integrity, and availability of our critical systems and information. Our information security department executes rigorous oversight of our data and the data entrusted to us across all our internal and external systems and applications. This includes regular in-house and third-party testing, auditing, patch management, identity and access management, and data loss prevention. We use several market leading tools and services to support our security program, which is oriented around compliance with industry standard control frameworks including NIST 800-171 and ISO 27001. Our data privacy program is aligned with the European General Data Protection Regulation (“GDPR”) and applicable U.S. privacy laws.
We extend our cybersecurity and data privacy standards to our vendors and third-party service providers as part of a broader third-party risk management program. Where applicable, we seek vendor compliance with industry standards such as ISO 27001 and SOC 2. As a government contractor, we default to the most secure and robust cloud platforms available (e.g., Microsoft Government Community Cloud High; FedRAMP compliant), which in turn benefit our commercial business as well.
We communicate regularly with our employees regarding the importance of data security and privacy. In addition to direct updates about Internet safety, phishing, and other topics, we require annual mandatory security training and more frequent training for select employee groups.

8	Virgin Galactic Holdings, Inc.

2023 Highlights

Health and Safety
Our Safety Management System (“SMS”) is part of our Federal Aviation Administration Office of Commercial Spaceflight operator’s license and is informed by best practices and standards set by the FAA for commercial transportation. We have a proactive safety risk management process to identify potential safety hazards, decrease risks and promote proper corrective actions where appropriate. Our process and protocols are evaluated regularly to confirm our compliance to the latest legal standards, monitor and document issues, and develop corrective action plans as needed with the operations teams.

Human Capital
Our teammates bring with them a diverse set of perspectives gained from experience in a myriad of industries and world-recognized organizations.
As we continue to scale our operations, we are committed to the following human capital management approach tied directly to our business strategy that enables sustainable growth:
●Acquisition and retention of our talent
●Development of our teammates
●Culture and engagement
Total Rewards
Our Total Rewards philosophy is to provide competitive and equitable compensation and benefits to attract and retain talent to achieve our strategic mission. In our efforts to enhance transparency, we list our salary ranges for all open positions, regardless of whether state laws of the applicable position requires us to do so.
Our Benefits
Life consists of many changes and in addition to our healthcare and retirement benefits, we offer additional benefits to support our teammates in balancing life’s challenges.
●Wellbeing – We view wellbeing as being multi-dimensional:
●Mental Wellbeing: We introduced robust mental health support through our medical plan, by providing access to a virtual platform that allows for collaborative care and flexibility to best support the teammate. Additionally, our Employee Assistance Program (“EAP”) benefits include confidential counseling sessions at no cost for stress and anxiety management, marital/family issues, grief and loss, and overall job pressures.
●Financial Wellbeing: In addition to a generous 401(k) Company match program, employer contributions to a Health Savings Account (“HSA”), and Flexible Spending Account (“FSA”) access, we offer financial education and training on retirement planning, tax and debt counseling, and resources to assist with saving for a child’s college education.
●Physical Wellbeing: We have programs in place to support teammates with chronic condition management, wellness activities, and lifestyle coaching so that they are able to access resources that support them and their family members.
●Legal Assistance – We offer a legal plan that provides legal support at no cost and/or discounted fees for teammates for a wide range of personal legal matters, including will preparation, estate planning, court appearances, document review and preparation, debt collection defense, family law, and real estate matters.
●Inclusive Parental Benefits – Our paid parental leave program ensures diverse family structures are considered and provides access to 6-8 weeks of paid leave for new parents who expand their family via birth, adoption, surrogacy, or foster care.
●Travel Benefits – We offer travel expense coverage to ensure teammates have access to covered medical services that may be limited in certain regions/locations.
●Gender Affirming Care – We offer medically-necessary gender-affirming surgery and care.

2024 Proxy Statement	9

2023 Highlights

Training & Development
We are deeply committed to nurturing the success and growth of our teammates and believe every investment in their growth leads to our long-term success. This past year, we honed our learning initiatives to support the launch of commercial service with an eye towards our safety culture. In a six-month span, Virgin Galactic flew a notable six missions. Our technical training encompasses safety, flight operations, and vehicle maintenance that ensures a repeatable, reliable, and safe experience for our customers.
Underscoring our dedication to the astronaut experience, we also deployed a robust training curriculum that supports astronauts, crew members, invited guests, and family members on the ground or in and around our facilities to fully prepare for every moment of the flight from end-to-end.
In 2023, we created a customized leadership development program that serves as the foundation for our leadership philosophy and defines a distinct approach to leading teams successfully at Virgin Galactic.
Culture & Engagement
Accomplishing six safe flights within six months is a testament to our motivated and engaged workforce being critical to our success.
●Hybrid Work Environment – Teamwork and in-person interaction is foundational to the mission of Virgin Galactic to accomplish the work necessary to deliver safe human spaceflight at scale. Our teams leaned into our hybrid work environments to drive a cross-collaborative culture where our teammates’ expertise, ideas and ingenuity could coalesce and thrive.
●Teammate Flight Viewing Programs – In 2023 we established our first flight viewing program enabling our teammates to connect to our mission that they contribute to every day. We hosted watch parties and selected teammates at all levels to experience the mission live at our Gateway to Space facility.
●Straight Up Dialogue Sessions – Aligning to our Company Values, our leaders regularly hosted in-person Straight Up sessions to open up dialogue, share Company strategy, garner feedback, and identify barriers.
●Ignite Recognition Platform – In 2023 we launched our recognition platform for peers and leaders to recognize teammates who model our Company Values, exhibit leadership behaviors and contribute to the success of the business while celebrating our collective achievements.

10	Virgin Galactic Holdings, Inc.

2023 Highlights

Our People

US-Based Employees

ETHNICITY

DISABILITY

4.4%
People with Disabilities
11.5%
Not Specified
84.1%
People without Disabilities

VETERAN

6.2%
Protected Veteran
87.4%
Not a Protected Veteran
6.3%
Not Specified

Global

GENDER

AGE

Data as of December 31, 2023 and based on employees who self-identify.

2024 Proxy Statement	11

Voting Roadmap

Annual Meeting of Stockholders

DATE: June 12, 2024

TIME: 9:00 am Pacific

VIRTUAL MEETING LOCATION: www.viewproxy.com/SPCE/2024

RECORD DATE: April 17, 2024
How to Vote
We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote electronically. If you are a stockholder of record, there are three ways to vote by proxy:
TELEPHONE: You can vote by telephone by calling 866-804-9616 and following the instructions on the proxy card;

INTERNET: You can vote over the Internet at www.viewproxy.com/SPCE/2024 by following the instructions on the Notice and Access Card or proxy card; or

MAIL: You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail. See Page 101 for more information

Proxy Statement for the Annual Meeting of Stockholders to be held on June 12, 2024

This Proxy Statement and our annual report for the fiscal year ended December 31, 2023 (the “Annual Report” and, together with the Proxy Statement, the “proxy materials”) are being furnished by and on behalf of the Board in connection with our 2024 annual meeting of stockholders (the “Annual Meeting”). This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about     , 2024.

As used herein, the terms “Company,” “we,” “us,” or “our” refer to Virgin Galactic Holdings, Inc. and its consolidated subsidiaries unless otherwise stated or the context otherwise requires. The Company was a special purpose acquisition company prior to the Virgin Galactic Business Combination in October 2019. The “Virgin Galactic Business Combination” represents the completed transactions whereby the entities that previously comprised the business of Virgin Galactic merged with and into subsidiaries of the Company.

12	Virgin Galactic Holdings, Inc.

Voting Roadmap

Proposals for Stockholder Voting

PROPOSAL NO. 1
To elect the director nominees listed in the Proxy Statement	FOR
See Page 15 for more information

Snapshot of 2024 Director Nominees

Nominee Demographics

DIRECTOR AGE
61.4 years Average age

GENDER DIVERSITY
33% Diverse
DIRECTOR TENURE
1.8 years Average tenure

INDEPENDENCE
78% Independent

Nominee Skills

Operations Management: 8 out of 9
Safety/Risk Management: 6 out of 9
Customer Experience/Marketing: 7 out of 9
Financial and Accounting: 8 out of 9
Aerospace: 6 out of 9
Public Company Board/Executive: 6 out of 9
Manufacturing/Engineering: 5 out of 9

PROPOSAL NO. 2
To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2024	FOR
See Page 35 for more information

2024 Proxy Statement	13

Voting Roadmap

PROPOSAL NO. 3
To approve, on an advisory (non-binding) basis, the compensation of our named executive officers	FOR
See Page 41 for more information

2023 Executive Compensation Elements

2023 Target Total Direct Compensation
CEO	Other NEOs	Description	Key Objectives
●Cash compensation to reflect individual’s skills, experience, and overall responsibilities of the executive’s position
●Attracts and retains talent by providing a stable and reliable source of income
●Provides base salaries consistent with each executive’s responsibilities so that they are not motivated to take excessive risks

		●Earned based on achievement of safety, commercial, financial, and ESG performance metrics, as well as individual performance goals, which are approved by our Compensation Committee	●Rewards the achievement of corporate objectives and overall contributions towards achieving those objectives over a 12-month period
●Time-vested restricted stock units (“RSUs”) ●Performance share units (“PSUs”)
●Incentivizes our executives to create long-term stockholder value and focus on sustained stock price appreciation
●Aligns our executives’ strategic objectives with those of our stockholders’ interests over the long-term
●Promotes retention and executive stock ownership

We incorporated performance-based awards in the long-term incentive program

Our goal is to provide an executive compensation program that enables the Company to attract, motivate, and retain highly qualified executives who are committed to the Company’s mission, performance, and culture. We do this by providing compensation arrangements that are market competitive, reasonable, and reward our executives for driving company-wide performance and individual contributions. We also believe in executive incentive compensation programs that emphasize pay for performance. In 2021, we implemented PSUs as part of our long-term incentive program, which remained in place as part of our 2023 long-term incentive program.

PROPOSAL NO. 4
To approve the Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan	FOR
See Page 71 for more information

PROPOSAL NO. 5
To approve amendments to our Certificate of Incorporation to Effect a Reverse Stock Split	FOR
See Page 80 for more information

14	Virgin Galactic Holdings, Inc.

Proposal No. 1:
Election of Directors

Our certificate of incorporation as currently in effect (“Certificate of Incorporation”) provides that the number of directors shall be established from time to time by our Board of Directors. Our Board of Directors has fixed the number of directors at nine.

Our Certificate of Incorporation provides that all our directors stand for reelection annually at the annual meeting of stockholders, provided that the term of each director will continue until the election and qualification of his or her successor and is subject to his or her earlier death, resignation or removal.

Information about Board Nominees

The following pages contain certain biographical information as of the date of this Proxy Statement for each nominee for director, including all positions held, the principal occupation and business experience for the past 5 years and the names of other publicly-held companies of which the nominee currently serves as a director or has served as a director during the past 5 years.

We believe that all of our nominees demonstrate: personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board of Directors and its committees; skills and personality that complement those of our other directors, which helps build a board that is effective, collegial and responsive to the needs of our Company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our stockholders. The information presented below regarding each nominee also sets forth specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that such individual should serve as a director in light of our business and structure.

Board Nominees
Raymond Mabus, Jr.
Michael Colglazier
Henio Arcangeli, Jr.
Luigi Brambilla
Tina Jonas
Craig Kreeger
Wanda Sigur
Diana Strandberg
W. Gilbert (Gil) West

2024 Proxy Statement	15

Proposal No. 1: Election of Directors

Skills, Experience, Qualifications and Attributes of 2024 Director Nominees

INDEPENDENCE
78% Independent

DIRECTOR AGE
61.4 years Average age
GENDER DIVERSITY
33% Diverse

DIRECTOR TENURE
1.8 years Average tenure

Operations Management	●	●	●		●	●	●	●	●
Customer Experience/Marketing		●	●		●	●	●	●	●
Aerospace		●	●		●	●	●		●
Manufacturing/Engineering		●	●		●		●		●
Safety/Risk Management		●	●		●	●	●		●
Financial and Accounting	●	●	●	●	●	●		●	●
Public Company Board/Executive	●	●			●	●		●	●

16	Virgin Galactic Holdings, Inc.

Proposal No. 1: Election of Directors

RAYMOND MABUS, JR. Age: 75 Director Since: April 2023
Mr. Mabus, 75, has served as Chair of the Company’s Board of Directors since November 2023 and has served on the Board of Directors since April 2023. In April 2023, Mr. Mabus was appointed as the Company’s lead independent director, and also began serving as interim Chair of the Board in June 2023. Mr. Mabus served as the 75th United States Secretary of the Navy from 2009 to 2017. Mr. Mabus was the United States Ambassador to the Kingdom of Saudi Arabia from 1994 to 1996, the 60th Governor of Mississippi from 1988 to 1992, and Auditor of the State of Mississippi from 1984 to 1988. Mr. Mabus is currently CEO of The Mabus Group, a consulting company which he founded in 2017, and Vice Chair of InStride, a public benefit company. Mr. Mabus has served on the board of Hilton Worldwide Holdings, Inc. since 2017. Mr. Mabus also serves on the boards of World Central Kitchen and the Environmental Defense Fund and other privately held companies. Mr. Mabus served as chairman of Kadem Sustainable Impact Corp. from 2017 to March 2023. Mr. Mabus served as a director of Dana Incorporated until April 2022. Mr. Mabus previously served as Chairman of Foamex International from 2003 to 2007 and as Chief Executive Officer from 2006 to 2007. Mr. Mabus holds a bachelor’s degree in English and Political Science from the University of Mississippi, Oxford, a master’s degree in Political Science from Johns Hopkins University, and a Juris Doctor degree from Harvard Law School.
We believe Mr. Mabus is well qualified to serve on our Board of Directors because of his extensive international, public policy and government relations experience as well as his significant public company executive and board experience.

MICHAEL COLGLAZIER Age: 57 Director Since: July 2020
Mr. Colglazier, 57, has served as the Company’s Chief Executive Officer and as a member of the Company’s Board of Directors since July 2020 and has served as the Company’s President since February 2021. At the Company, Mr. Colglazier has been leading a talented and diverse team, all dedicated to making spaceflight more accessible to people around the world. Under Mr. Colglazier’s leadership, the Company launched commercial operations in 2023 with record-setting back-to-back spaceflights, repeatedly delivering safe, reliable, and life-changing experiences. Before joining the Company, Mr. Colglazier most recently served as President and Managing Director, Disney Parks International from March 2018 until his departure in July 2020. Prior to this, from January 2013 until March 2018, Mr. Colglazier was President of The Disneyland Resort, where he led a workforce of nearly 30,000 employees and drove record business performance and growth. He is currently Chairman of the CEO Roundtable for the University of California, Irvine. He is also a past member of the Engineering Advisory Board of Rice University, and past commissioner and member of the executive committee of the California Travel and Tourism Commission. Mr. Colglazier holds a bachelor’s degree in Industrial Engineering from Stanford University and holds a Master of Business Administration from Harvard Business School.
We believe Mr. Colglazier is well qualified to serve on our Board of Directors because of his extensive experience developing and growing consumer-oriented businesses strategically, commercially and operationally.

2024 Proxy Statement	17

Proposal No. 1: Election of Directors

HENIO ARCANGELI, JR Age: 61 Director Since: August 2023
Mr. Arcangeli, 61, has served on the Company’s Board of Directors since August 2023. He most recently served as Senior Vice President of the Automobile Division of American Honda Motor Co., Inc., where he oversaw the Honda and Acura brands within the Automobile Division, from 2017 to 2020. Prior to American Honda, from 2014 to 2016, Mr. Arcangeli was President of Yanmar North America, a global manufacturer of diversified industrial and consumer products. Prior to that, Mr. Arcangeli served as a senior executive with Yamaha Motor Corporation USA for eight years, including serving as President of the Motorsports Group Company. From 2002 to 2006, he was an executive at Pioneer Electronics (USA), including serving as President & Chief Operating Officer of the Strategic Business Services Group. Earlier, he held senior roles at Thermador Corporation, as well as General Electric Company. Mr. Arcangeli currently serves as an Advisor to Ouster, Inc. and ICON Aircraft Company, is a member of the Board of Trustees and past Chairman of Kettering University, is a member of the Board of Directors for the Long Beach Rescue Mission, and is Chairman of the Long Beach Rescue Mission Foundation. Mr. Arcangeli holds a bachelor’s degree in mechanical engineering from the General Motors Institute (now Kettering University), a master’s degree of Engineering (Mechanical) from Cornell University and a Master of Business Administration from Stanford Graduate School of Business.
We believe Mr. Arcangeli is well qualified to serve on our Board of Directors because of his extensive manufacturing experience as well as his deep experience with consumer products.

LUIGI BRAMBILLA Age: 40 Director Since: November 2023
Mr. Brambilla, 40, has served on the Company’s Board of Directors since November 2023. Mr. Brambilla joined Virgin Management Limited/USA (a subsidiary of Virgin Group Limited (“Virgin Group”)) in 2013 and has most recently served as the Managing Director, Investments and Capital Markets since September 2023, where he has led a number of M&A and capital markets transactions across Virgin Group’s aviation, holidays, cruises, loyalty, wellness and entertainment sectors. He also serves as a member of the Investment Committee of the Investment Office of the Branson Family. Prior to his current role at the Virgin Group, Mr. Brambilla held a number of roles of increasing responsibility, most recently as the Managing Director, Investments from March 2018 to September 2023. He is a member of the Board of Directors of Virgin Atlantic Limited and Virgin Voyages and is a Board Observer for Virgin Red. Prior to joining the Virgin Group, Mr. Brambilla worked at Clayton Dubilier & Rice, a private equity firm, from 2010 to 2013. Prior to that, Mr. Brambilla worked at Citigroup in the Investment Banking division from 2006 to 2010. He holds a bachelor’s degree in International Economics and a master’s degree in International Management from Bocconi University in Milan, Italy.
We believe Mr. Brambilla is well qualified to serve on our Board of Directors because of his extensive investment and capital markets expertise.

18	Virgin Galactic Holdings, Inc.

Proposal No. 1: Election of Directors

TINA JONAS Age: 64 Director Since: June 2021
Ms. Jonas, 64, has served on the Company’s Board of Directors since June 2021. Ms. Jonas is an independent consultant providing strategic consulting for the defense, aviation and healthcare sectors since 2015. From 2012 to 2014, Ms. Jonas served in several executive roles within United Health Group before becoming President, UnitedHealthcare, Military and Veterans. From 2010 to 2012, Ms. Jonas served as Executive Vice President, Operations of PASSUR Aerospace, a business intelligence and aviation firm. From 2008 to 2010, Ms. Jonas served as Director, Operations, Sikorsky Aircraft. From 2004 to 2008, Ms. Jonas served as the Undersecretary of Defense and Chief Financial Officer for the Department of Defense. From 2002 to 2004, Ms. Jonas served as the Assistant Director and Chief Financial Officer for the Federal Bureau of Investigation. From 2001 to 2002, Ms. Jonas served as Deputy Undersecretary for Financial Management for the Department of Defense. Ms. Jonas has served on the board of directors and the Audit and Finance Committee and certain other board committees of Centrus Energy Corp. since 2020, and serves on the board of directors of other privately held companies and non-profits. Ms. Jonas holds a bachelor’s degree in Political Science from Arizona State University and a master’s degree in Liberal Studies from Georgetown University.
Ms. Jonas is well qualified to serve on our Board of Directors because of her extensive financial and operational experience and her experience in the aviation industry.

CRAIG KREEGER Age: 64 Director Since: October 2019
Mr. Kreeger, 64, has served on the Company’s Board of Directors since October 2019. Mr. Kreeger retired from his role as Chief Executive Officer and Director of Virgin Atlantic after leading the company from February 2013 through December 2018. During his tenure at Virgin Atlantic, Mr. Kreeger was responsible for all airline operations and led the company to rebuild its balance sheet, launch its successful joint venture with Delta Airlines and develop a long-term strategy for expanding the joint venture to include Air France and KLM Royal Dutch Airlines. Prior to his tenure at Virgin Atlantic, Mr. Kreeger spent 28 years at American Airlines, where he held a variety of commercial, operational, financial and strategic roles. Mr. Kreeger spent his last 6 years at American as part of its leadership team overseeing its International Division and its Customer Service. Mr. Kreeger served as a board member of Virgin Atlantic from February 2013 to December 2018 and has served on the board of Mass Luminosity since 2019. Mr. Kreeger holds a bachelor’s degree in Economics from the University of California at San Diego and a Master of Business Administration from the University of California at Los Angeles.
We believe Mr. Kreeger is well qualified to serve on our Board of Directors because of his extensive operational, financial and managerial experience and his deep industry knowledge.

2024 Proxy Statement	19

Proposal No. 1: Election of Directors

WANDA SIGUR Age: 65 Director Since: December 2021
Ms. Sigur, 65, has served on the Company’s Board of Directors since December 2021. Ms. Sigur is an independent aerospace consultant for emerging space exploration and traditional aerospace industry companies, providing design, analysis, prototype build, test solutions and design partners and, since 2018, has provided these services through Lambent Engineering LLC, where Ms. Sigur is President and Founder. From 1979 to 2017, Ms. Sigur held various senior level positions at Lockheed Martin Space Systems, most recently from 2014 to 2017, as Vice President and General Manager of Civil Space, where she had executive responsibility for national space programs relating to human spaceflight and space science missions, including planetary, solar, astrophysical, and Earth remote sensing for civil government agencies. Ms. Sigur has served as a director of Charles Stark Draper Laboratory, Inc. since March 2021. Ms. Sigur is a member of the National Academy of Engineering (NAE), the International Academy of Astronautics (IAA) and The Academy of Medicine, Engineering and Science of Texas (TAMEST). She is a member of the National Academies of Sciences, Engineering, and Medicine’s Aeronautics and Space Evaluation Board (ASEB). Ms. Sigur holds a bachelor’s degree in Materials Science and Engineering from Rice University and a Master of Business Administration from Tulane University.
We believe Ms. Sigur is well qualified to serve on our Board of Directors because of her extensive operational experience as well as her deep experience in the aerospace industry.

DIANA STRANDBERG Age: 64 Director Since: April 2023
Ms. Strandberg, 64, has served on the Company’s Board of Directors since April 2023. Ms. Strandberg retired at year-end 2022 from Dodge & Cox, a privately owned investment manager serving individuals and institutions globally, where she held several positions since joining in 1988, including most recently serving as Senior Vice President & Director, International Equity and as an Executive Board Member, both from 2011 to 2022. Previously, Ms. Strandberg was an Equity Research Analyst at First Boston Corporation. Ms. Strandberg serves on the Advisory Board of the Smithsonian Institution, on the boards of UC Berkeley Endowment Management Company and Liberset, an investment fund in private companies, and on the National Board of Summer Search, a youth mentoring organization. Ms. Strandberg holds a bachelor’s degree in Economics from the University of California, Berkeley, and a Master of Business Administration degree from Harvard Business School. She holds a distinction as a Chartered Financial Analyst.
We believe Ms. Strandberg is well qualified to serve on our Board of Directors because of her extensive financial and capital markets experience.

20	Virgin Galactic Holdings, Inc.

Proposal No. 1: Election of Directors

W. GILBERT (GIL) WEST Age: 63 Director Since: February 2021
Mr. West, 63, has served on the Company’s Board of Directors since February 2021. Since April 1, 2024, Mr. West has served as the Chief Executive Officer and as a board member of Hertz Global Holdings, Inc. Mr. West served as Chief Operating Officer of Cruise LLC, GM’s majority-owned autonomous vehicle subsidiary, from January 2021 to December 2023. From 2008 to 2020, Mr. West served in various leadership positions at Delta Air Lines, most recently as its Senior Executive Vice President and Chief Operating Officer, overseeing Delta’s worldwide operations, including 366 airports in 66 countries, 1,300 aircrafts, 200 million customers per year, more than 70,000 employees and an annual budget of $16 billion. Prior to joining Delta, Mr. West served as President and Chief Executive Officer of Laidlaw Transit Services, a provider of transportation services, from 2006 to 2007. Mr. West has served on the board of directors of Forward Air Corporation since February 1, 2024, and previously served on its board from October 2018 to May 2021; however, in light of Mr. West’s recent appointment as CEO and as a director of Hertz, Forward Air has announced that Mr. West will not stand for re-election to Forward Air’s Board at its upcoming 2024 annual meeting of stockholders. Mr. West also served as a board member of Genesis Park Acquisition Corp. until September 2021. Mr. West has also been a member of the Brevard College Board of Trustees in North Carolina since October 2017 and previously served on the Board of Directors for the American Cancer Society and a member of its Executive Leadership Council. Mr. West holds a bachelor’ degree in Mechanical Engineering from North Carolina State University and a Master of Business Administration from National University.
We believe Mr. West is well qualified to serve on our Board of Directors because of his extensive professional experience in the transportation industry and serving as senior executive of a large public company overseeing its extensive operations.

Board Recommendation
The Board of Directors unanimously recommends you vote “FOR” the election of each of the director nominees named above.

2024 Proxy Statement	21

Corporate Governance

Our Board of Directors has adopted Corporate Governance Guidelines. A copy of these Corporate Governance Guidelines can be found in the “Governance — Governance Documents” section of the “Investors” page on our website located at www.virgingalactic.com, or by writing to our Secretary at our offices at 1700 Flight Way, Tustin, California 92782. Please note that the information contained on our website is not incorporated by reference in, or considered part of, this Proxy Statement. Among the topics addressed in our Corporate Governance Guidelines are:

●	Director independence and qualifications
●	Executive sessions of independent directors
●	Board leadership structure
●	Selection of new directors
●	Director orientation and continuing education
●	Limits on board service
●	Change of principal occupation
●	Term limits
●	Director responsibilities
●	Director compensation
●	Stock ownership
●	Board access to senior management
●	Board access to independent advisors
●	Board self-evaluations
●	Board meetings
●	Meeting attendance by directors and non-directors
●	Meeting materials
●	Board committees, responsibilities and independence
●	Succession planning

Composition of the Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. Our Board is currently composed of nine directors. Subject to the terms of the Stockholders’ Agreement, as further described and defined in “— Certain Transactions with Related Persons — Stockholders’ Agreement,” and our Certificate of Incorporation and Amended and Restated By-Laws (“Bylaws”), the maximum number of directors that the Company may appoint is fifteen. Virgin Investments Limited (“VIL”) and the Company are party to the Stockholders’ Agreement pursuant to which, among other things, (i) VIL has rights to designate directors for election to the Board of Directors, and (ii) VIL has, under certain circumstances, the right to approve certain matters as set forth therein.

Under the Stockholders’ Agreement, VIL has the right to designate two directors (the “VG designees”) for as long as VIL beneficially owns 28,697,610 or more shares of our common stock, which represents 25% of the number of shares beneficially owned by Vieco USA, Inc., a Delaware corporation (“Vieco US”), the original party to the Stockholders’ Agreement, immediately following the Virgin Galactic Business Combination, provided that, when such beneficial ownership falls below (x) 28,697,610 shares, VIL will have the right to designate only one director and (y) 11,479,044 shares, VIL will not have the right to designate any directors. In addition, under the terms of the Stockholders’ Agreement, the individual serving as our Chief Executive Officer (the “CEO designee”), was appointed in accordance with the Stockholders’ Agreement to our Board of Directors and will, going forward, be determined by what individual holds the title of Chief Executive Officer of the Company.

Under the terms of the Stockholders’ Agreement, upon any decrease in the number of directors that a party is entitled to designate for nomination to our Board, such party is required to take all necessary action to cause the appropriate number of designees to offer to tender their resignation, effective as of the next annual meeting of our stockholders. If as a result of changes in ownership by such parties of our common stock such that there are no seats on our Board of Directors for which such parties have the right to designate a director, the selection of such director shall be conducted in accordance with applicable law and our Certificate of Incorporation and Bylaws.

22	Virgin Galactic Holdings, Inc.

Corporate Governance

VIL currently has the right to designate two directors. Messrs. Kreeger and Brambilla currently serve as the VG designees. Mr. Colglazier became the CEO designee in connection with his appointment as the Company’s Chief Executive Officer in July 2020. In April 2023, the Board appointed Evan Lovell as permanent Chair of the Board, and appointed Mr. Mabus as Lead Independent Director. In June 2023, upon Mr. Lovell’s passing, Mr. Mabus became the interim Chair of the Board. In August 2023, Dr. Wanda Austin retired from the Board, and the Board identified and elected Mr. Arcangeli as a director. In November 2023, the Board identified and elected Mr. Brambilla as a director and as the VG designee in place of Mr. Lovell. The Board also appointed Mr. Mabus as permanent Chair of the Board in November 2023.

Pursuant to the terms of the Stockholders’ Agreement, the VG designees are only able to be removed with or without cause at the request of VIL. In all other cases and at any other time, directors are only able to be removed by the affirmative vote of at least a majority of the voting power of our common stock. Pursuant to the terms of the Stockholders’ Agreement, the CEO designee will be removed at such time when the individual ceases to serve as Chief Executive Officer of the Company.

In addition, under the amended and restated trademark license agreement (the “Amended TMLA”), to the extent the Virgin Group does not otherwise have a right to designate a director on our Board of Directors, such as VIL’s right to designate the VG designees under the Stockholders’ Agreement, we have agreed to provide Virgin Enterprises Limited (“VEL”) with the right to appoint one director to our Board of Directors (provided the designee is qualified to serve on the Board under all applicable corporate governance policies and regulatory and New York Stock Exchange (“NYSE”) requirements).

Director Nomination Process

Criteria for Consideration
The Nominating and Corporate Governance Committee is responsible for recommending candidates to serve on the Board and its committees. In considering whether to recommend any particular candidate to serve on the Board or its committees or for inclusion in the Board’s slate of recommended director nominees for election at the annual meeting of stockholders, the Nominating and Corporate Governance Committee considers the criteria set forth in our Corporate Governance Guidelines. Specifically, the Nominating and Corporate Governance Committee considers candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. The Nominating and Corporate Governance Committee may consider any factors they deem relevant, including, but not limited to: the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company; the candidate’s experience as a board member of another publicly held company; the candidate’s professional and academic experience relevant to the Company’s industry; the strength of the candidate’s leadership skills; relevant social policy concerns; the candidate’s experience in finance and accounting and/or executive compensation practices and/or governance; whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and the candidate’s diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience, gender identification, self-identified sexual orientation, identification as an underrepresented minority or disability; and any other relevant qualifications, attributes or skills. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee may also consider the director’s tenure, performance, past attendance at meetings and participation in and contributions to the activities of the Board and its committees, as well as his or her service on other boards and committees thereof.

We consider diversity a meaningful factor in identifying qualified director nominees, but we do not have a formal diversity policy. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee may also consider potential conflicts of interest with the candidates other personal and professional pursuits.

2024 Proxy Statement	23

Corporate Governance

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness. In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

Each of the director nominees to be elected at the Annual Meeting was evaluated in accordance with our standard review process for director candidates in connection with their initial appointment in conjunction with the contractual obligations under the Stockholders’ Agreement and their nomination for election or re-election, as applicable, at the Annual Meeting.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each of the Board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the Annual Meeting.

Vacancies and New Directorships
Generally, vacancies or newly created directorships on the Board will be filled only by vote of a majority of the directors then in office and will not be filled by the stockholders, unless the Board determines by resolution that any such vacancy or newly created directorship will be filled by the stockholders. A director appointed by the Board to fill a vacancy will hold office until our next annual meeting of stockholders, subject to the election and qualification of his or her successor or until his or her earlier death, resignation or removal.

Stockholder Designation Rights
As described under “—Composition of the Board of Directors” above, the Stockholders’ Agreement provides for VIL to designate persons to our Board based on its voting power of our common stock and subject to additional requirements. Pursuant to the Stockholders’ Agreement and their current voting power, VIL currently has the right to designate two VG Designees to serve on the Board. Messrs. Kreeger and Brambilla currently serve as the VG designees. In addition, the Stockholders’ Agreement provides there be a CEO designee serving on the Board, who will be the person then serving as Chief Executive Officer of the Company, which is currently Mr. Colglazier.

Stockholder Recommendations
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, and such candidates will be considered and evaluated under the same criteria described above. Any recommendation submitted to the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected and must otherwise comply with the requirements under our Bylaws for stockholders to recommend director nominees. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, Virgin Galactic Holdings, Inc., 1700 Flight Way, Tustin, California 92782. All recommendations for director nominations received by the Secretary that satisfy our Bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. These timing requirements are also described under the caption “Stockholder Proposals and Director Nominations.”

24	Virgin Galactic Holdings, Inc.

Corporate Governance

Director Independence
Under our Corporate Governance Guidelines and the NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries and that the NYSE’s per se bars to determining a director independent have not been triggered.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that none of Mr. Arcangeli, Ms. Jonas, Mr. Kreeger, Mr. Mabus, Ms. Sigur, Ms. Strandberg or Mr. West, representing seven of our nine director nominees, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the rules of the NYSE. In making these determinations, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances the Board deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock and the relationships of our non-employee directors with certain of our significant stockholders.

Board Structure

Board Leadership Structure
If the Chair of the Board is a member of management or does not otherwise qualify as independent, our Corporate Governance Guidelines provide for the appointment by the independent directors of a lead independent director (the “Lead Director”). In April 2023, the Board appointed Mr. Mabus as the Lead Director while Mr. Lovell was serving as Chair of the Board. The Lead Director’s responsibilities include, but are not limited to: presiding over all meetings of the Board at which the Chair of the Board is not present, including any executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and the Chief Executive Officer and Chair of the Board. Our Corporate Governance Guidelines provide that, at such times as the Chair of the Board qualifies as independent, the Chair of the Board will serve as Lead Director. In June 2023, upon Mr. Lovell’s passing, Mr. Mabus became the interim Chair of the Board. Subsequently, the Board appointed Mr. Mabus as permanent Chair of the Board in November 2023. Given Mr. Mabus qualifies as independent, the Board no longer includes a Lead Director.

The Board believes that our current leadership structure of Chief Executive Officer and Chair of the Board being held by two separate individuals is in the best interests of the Company and its stockholders and strikes the appropriate balance between the Chief Executive Officer and President’s responsibility for the strategic direction, day-to-day leadership and performance of our Company and the Chair of the Board’s responsibility to guide overall strategic direction of our Company and provide oversight of our corporate governance and guidance to our Chief Executive Officer and President and to set the agenda for and preside over Board meetings. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. Accordingly, the Board will continue to periodically review our leadership structure and make such changes in the future as it deems appropriate and in the best interests of the Company and its stockholders.

2024 Proxy Statement	25

Corporate Governance

Board Committees
We have four standing committees of our Board of Directors. Each of our four standing committees of our Board of Directors has the composition and the responsibilities described below. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues. Each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Safety Committee operates under a written charter.

Director	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Safety Committee
Raymond Mabus, Jr.
Henio Arcangeli, Jr.
Luigi Brambilla
Tina Jonas
Craig Kreeger
Wanda Sigur
Diana Strandberg
W. Gilbert West

Chair	Member

Audit Committee 2024 MEMBERS: Tina Jonas (Chair) Henio Arcangeli, Jr. Diana Strandberg MEETINGS HELD IN 2023: 9
Our Audit Committee is responsible for, among other things:
●appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
●discussing with our independent registered public accounting firm their independence from management;
●reviewing with our independent registered public accounting firm the scope and results of their audits;
●approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
●overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
●reviewing and monitoring our accounting principles, accounting policies and financial and accounting controls and compliance with legal and regulatory requirements;
●establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and
●providing oversight with respect to the Company’s ESG strategy, initiatives and policies.
Our Audit Committee consists of Mr. Arcangeli and Mses. Jonas and Strandberg, with Ms. Jonas serving as chair. We have affirmatively determined that each member of the Audit Committee qualifies as independent under NYSE rules applicable to board members generally and under the NYSE rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), specific to Audit Committee members. All members of our Audit Committee meet the requirements for financial literacy under the applicable NYSE rules. In addition, the Board has determined that Ms. Jonas qualifies as an “Audit Committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

26	Virgin Galactic Holdings, Inc.

Corporate Governance

Compensation Committee 2024 MEMBERS: Diana Strandberg (Chair) Henio Arcangeli, Jr. Craig Kreeger MEETINGS HELD IN 2023: 7
Our Compensation Committee is responsible for, among other things:
●reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and setting the Chief Executive Officer’s compensation;
●reviewing and setting or making recommendations to our Board of Directors regarding the compensation of our other executive officers and, from time to time, other members of our leadership team;
●reviewing and making recommendations to our Board of Directors regarding director compensation;
●implementing and administering our incentive compensation and equity-based plans and arrangements; and
●retaining or obtaining advice from any compensation consultants.
Our Compensation Committee consists of Messrs. Arcangeli and Kreeger and Ms. Strandberg, with Ms. Strandberg serving as chair. We have affirmatively determined that each member of the Compensation Committee qualifies as independent under NYSE rules, including the additional independence standards for members of a Compensation Committee, and that each qualifies as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act.
The Compensation Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time as further described in its charter. The Compensation Committee delegated to Mr. Colglazier the authority to grant equity awards to non-executive employees, subject to the terms of our equity plan.
Compensation Consultants
The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, in 2023, the Compensation Committee engaged the services of Meridian Compensation Partners, LLC (“Meridian”) to assist the Compensation Committee in its evaluation of the compensation provided to our executive officers.
Other than advising the Compensation Committee, neither Meridian nor any of its affiliates maintain any other direct or indirect business relationships with us or any of our subsidiaries. The Compensation Committee has considered the independence of Meridian, consistent with the requirements of the NYSE, and has determined that Meridian is independent. Further, pursuant to SEC rules, the Compensation Committee conducted a conflicts of interest assessment and determined there is no conflict of interest resulting from retaining Meridian in the year 2023.
Additionally, during 2023, Meridian did not provide any services to us other than executive and director compensation and broad-based plans that do not discriminate in scope, terms, or operation, in favor of our executive officers or directors, and that are available generally to all salaried employees.
Compensation Committee Interlocks and Insider Participation
During 2023, the members of our Compensation Committee were Dr. Austin, Ms. Strandberg and Messrs. Arcangeli, Bain, Kreeger, Mattson, Mabus, and West, none of whom was during fiscal year 2023 an officer or employee of the Company or was formerly an officer of the Company. Related person transactions pursuant to Item 404(a) of Regulation S-K involving those who served on the Compensation Committee during 2023 are described in “Certain Transactions with Related Persons.”
During 2023, none of our executive officers served as a member of the board of directors or Compensation Committee (or other committee performing equivalent functions) of any entity that had one or more executive officers serving on our Board of Directors or Compensation Committee.

2024 Proxy Statement	27

Corporate Governance

Nominating & Corporate Governance Committee 2024 MEMBERS: W. Gilbert West (Chair) Tina Jonas Wanda Sigur MEETINGS HELD IN 2023: 5
Our Nominating and Corporate Governance Committee is responsible for, among other things:
●assisting our Board of Directors in identifying individuals qualified to become members of our Board of Directors, consistent with criteria set forth in our governance guidelines;
●recommending director nominees for election to our Board of Directors;
●reviewing the appropriate composition of our Board of Directors and its committees;
●developing and recommending to our Board of Directors a set of corporate governance guidelines and principles; and
●participating in succession planning for our Chief Executive Officer and others serving in key management positions.
Our Nominating and Corporate Governance Committee consists of Mses. Jonas and Sigur and Mr. West, with Mr. West serving as chair. We have affirmatively determined that each member of the Nominating and Corporate Governance Committee qualifies as independent under NYSE rules.

Safety Committee 2024 MEMBERS: Craig Kreeger (Chair) Wanda Sigur W. Gilbert West MEETINGS HELD IN 2023: 5
Our Safety Committee is responsible for, among other things:
●reviewing our safety performance, including processes to ensure compliance with internal policies and goals and applicable laws and regulations;
●providing input on the management of current and emerging safety issues;
●assisting our Board of Directors with oversight of our risk management and security processes;
●reviewing safety audit findings and resulting action plans; and
●periodically visiting our facilities and reviewing any safety issues.
Our Safety Committee consists of Messrs. Kreeger and West and Ms. Sigur, with Mr. Kreeger serving as chair.

28	Virgin Galactic Holdings, Inc.

Corporate Governance

Board Oversight Responsibilities

Board and Board Committee Meetings, Attendance, Executive Sessions and Attendance at Annual Meeting of Stockholders
We expect all directors to attend all meetings of the Board and the committees of the Board of which they are members. During the year ended December 31, 2023, the Board met nine times, the Audit Committee met nine times, the Compensation Committee met seven times, the Nominating and Corporate Governance Committee met five times and the Safety Committee met five times. Each of our incumbent directors attended at least 75% of the total meetings of the Board and committees thereof held during 2023 during the time that such director served on the Board or such committee in 2023.

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and any non-independent directors. The independent Chair of the Board presides at each of these meetings and, in his absence, the non-management and independent directors in attendance, as applicable, determine which member will preside at such session.

We do not have a formal policy regarding the attendance of our Board members at our annual meetings of stockholders, but we expect all directors to make every effort to attend any meeting of stockholders. All of our then-serving Board members attended our 2023 annual meeting of stockholders.

Board’s Role in Strategy and Risk Oversight
The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. The Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Safety Committee. Each of the committees regularly reports to the Board. In addition, our Board and its committees receive periodic detailed operating performance reviews from members of management.

Audit Committee	The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements, our enterprise risk management program and our cyber and data security risk management. Through its regular meetings with management, including the finance, legal, internal audit, tax, compliance and information technology functions, the Audit Committee reviews and discusses significant areas of our business and summarizes for the Board areas of risk and the appropriate mitigating factors.

Compensation Committee	The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters.

Nominating and Corporate Governance Committee	The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure and corporate governance.

Safety Committee	The Safety Committee assists the Board in matters related to safety arising as a result of the Company’s business and operations and the processes used to mitigate key safety risks. Through its regular meetings with management and other advisers, its review of the Company’s policies and safety audits and results and on-site visits to the Company’s facilities and other oversight responsibilities, the Safety Committee oversees key safety risks.

2024 Proxy Statement	29

Corporate Governance

Board Role in ESG Oversight
Our Board of Directors evaluates ESG-related risks and opportunities as part of its strategic oversight role, with support from its committees. The Audit Committee periodically reviews ESG matters and reports progress to the Board. Other Board committees support our ESG priorities in connection with their specific areas of oversight.

Our ESG Executive Committee is a cross-functional committee of senior leaders responsible for developing our ESG strategy and leading our company-wide commitment to good corporate citizenship and responsible business practices. This committee consists of members from our spaceline operations, human resources, legal and impacted operational teams. The Chair of the ESG Executive Committee, who is also our Chief Legal Officer, provides quarterly updates to the Board.

BOARD OF DIRECTORS Oversight of strategy, including ESG risks and opportunities

Audit Committee Reviews the overall adequacy of, and provides oversight with respect to, the Company’s ESG strategy, initiatives and policies	Compensation Committee Oversees human capital and culture	Nominating and Corporate Governance Oversees governance matters	Safety Committee Oversees health and safety

MANAGEMENT
ESG Executive Committee Primarily responsible for developing and implementing ESG strategy, initiatives and policies

Other Governance Practices and Policies

Stockholder Engagement
We seek to engage regularly with our stockholders on a variety of topics including strategy, operating performance, our executive compensation program and ESG matters. As part of these efforts in 2023, we proactively contacted the top 25 institutional investors multiple times to engage in stockholder dialogue. Our outreach covered 95% of our institutional ownership. Given the high concentration of individual retail stockholders within our stockholder base, institutional outreach represented approximately 25% of our total shares outstanding. We held constructive conversations with the institutional investors that accepted our invitation to engage, which represented approximately 80% of our institutional ownership and approximately 23% of our total shares outstanding. That outreach has already resulted in several discussions to understand their perspective on, among other topics, our executive compensation and ESG practices. See page 44 of this Proxy Statement for more information about stockholder engagement and our responses to what we heard from stockholders.

We also met with proxy advisory firms to better understand their perspectives about our executive compensation program. In order to continue to understand institutional investors’ perspectives on our executive compensation program, management intends to continue its efforts on stockholder engagement.

Committee Charters and Corporate Governance Guidelines
Our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Safety Committee and other corporate governance information are available under the Governance section of the “Investors” page of our website at investors.virgingalactic.com or by writing to our Secretary at our offices at 1700 Flight Way, Tustin, California 92782.

30	Virgin Galactic Holdings, Inc.

Corporate Governance

Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available in the “Governance — Governance Documents” section of the “Investors” page of our website located at investors.virgingalactic.com, or by writing to our Secretary at our offices at 1700 Flight Way, Tustin, California 92782. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Conduct on our website rather than by filing a Current Report on Form 8-K.

Communications with the Board
Any stockholder or any other interested party who desires to communicate with our Board of Directors, our non-management directors or any specified individual director, may do so by directing such correspondence to the attention of the Secretary at our offices at 1700 Flight Way, Tustin, California 92782. The Secretary will forward the communication to the appropriate director or directors as appropriate.

2024 Proxy Statement	31

Director Compensation

The Board believes that director compensation should pay directors for work required and that compensation should align directors’ interests with the long-term interests of stockholders. The Compensation Committee reviews and makes recommendations to the Board regarding non-employee director compensation, taking into consideration market reviews conducted by Meridian, the Compensation Committee’s independent compensation consultant.
In 2023, we maintained an Amended and Restated Non-Employee Director Compensation Program (the “Director Compensation Program”) that consists of annual cash retainer fees and long-term equity awards for our non-employee directors. Eligible directors under the Director Compensation Program generally are directors who are not affiliated with us and/or the Virgin Group (as defined above) and SCH Sponsor Corp.

The eligible directors in 2023 were Dr. Austin, Mses. Jonas, Sigur and Strandberg and Messrs. Arcangeli, Brambilla, Bain, Kreeger, Mabus, Mattson and West, provided that Mr. Brambilla was eligible to receive only annual cash retainer fees consistent with the annual cash retainer fees provided to eligible directors under the Director Compensation Program, which were paid directly to the Virgin Group, as further described in “Certain Transactions with Related Persons.” In 2023, we also provided an additional cash retainer fee of $25,000 to Mr. Mabus for his services as the interim Chair of the Board.

In 2023, our Director Compensation Program consisted of the components described below.

Cash Compensation

Director Annual Retainer: $125,000

Lead Director Annual Retainer: $25,000

Interim Chair Annual Retainer (not included in the Director Compensation Program): $25,000

	Annual Committee Chair Retainer ($)	Annual Committee Member (Non-Chair) Retainer ($)
Audit	25,000	10,000
Compensation	15,000	7,500
Nominating and Corporate Governance	15,000	7,500
Safety	15,000	7,500

The annual cash retainer is paid in quarterly installments in arrears. Annual cash retainers are pro-rated for any partial calendar quarter of service.

32	Virgin Galactic Holdings, Inc.

Director Compensation

Equity Compensation

●	Initial Grant to each eligible director who is initially elected or appointed to serve on our Board of Directors: An RSU award with an aggregate value of $150,000, which will vest as to one-third of the shares subject to the award on each anniversary of the grant date, subject to continued service. Mr. Brambilla was not eligible to receive an initial grant when he joined the Board in November 2023.
●	Annual Grant to each eligible director who is serving on our Board of Directors as of the date of the annual stockholders’ meeting: An RSU award with an aggregate value of $125,000, which will vest in full on the earlier of the one-year anniversary of the grant date or the date of the next annual meeting following the grant date, subject to continued service. Mr. Brambilla is not eligible to receive an annual grant.

In addition, each equity award granted to the eligible directors under the Director Compensation Program will vest in full immediately prior to the occurrence of a change in control (as defined in the Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan (the “A&R Plan”)).

In 2022, the Board adopted stock ownership guidelines, which require our non-employee directors to acquire and hold shares of our common stock with a market value equal to 5x the directors’ annual retainer within five years of service in their position.

Compensation under the Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the A&R Plan.

2024 Proxy Statement	33

Director Compensation

Director Compensation Table for Fiscal Year 2023

The following table contains information concerning the compensation of our eligible non-employee directors in fiscal year 2023.

Name	Fees Earned in Cash ($)	Stock Award ($)(1)	All Other Compensation ($)	Total ($)
Raymond Mabus, Jr.	$121,232	$275,000	—	$396,232
Henio Arcangeli, Jr.	$46,257	$150,000	—	$196,257
Luigi Brambilla(2)	$18,003	—	—	$18,003
Tina Jonas	$157,500	$125,000	—	$282,500
Craig Kreeger	$149,755	$125,000	—	$274,755
Wanda Sigur	$137,077	$125,000	—	$262,077
Diana Strandberg	$100,146	$275,000	—	$375,146
W. Gilbert West	$145,529	$125,000	—	$270,529
Dr. Wanda Austin(3)	$95,558	$125,000	—	$220,558
Adam Bain(3)	$62,997	—	—	$62,997
George Mattson(3)	$60,054	—	—	$60,054
(1)	Amounts reflect the full grant-date fair value of RSU awards granted during 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the non-employee director. We provide information regarding the assumptions used to calculate the value of all stock awards made to our directors in Note 10 in our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The table below shows the aggregate numbers of RSU awards which were outstanding and unvested as of December 31, 2023.
Name	Restricted Stock Units Outstanding as of December 31, 2023
Raymond Mabus, Jr.	73,150
Henio Arcangeli, Jr.	58,140
Tina Jonas	31,825
Craig Kreeger	30,414
Wanda Sigur	34,003
Diana Strandberg	73,150
W. Gilbert West	30,546
(2)	In 2023, Mr. Brambilla was eligible to receive only annual cash retainer fees consistent with the annual cash retainer fees provided to eligible directors under the Director Compensation Program, which were paid directly to the Virgin Group, as further described in “Certain Transactions with Related Persons.”
(3)	Dr. Austin’s and Messrs. Bain’s and Mattson’s services as members of our Board of directors ceased in August 2023, June 2023, and June 2023, respectively.

34	Virgin Galactic Holdings, Inc.

Proposal No. 2:
Ratification of Appointment of Independent Registered Public Accounting Firm

Appointment of Independent Registered Public Accounting Firm

The Audit Committee appoints our independent registered public accounting firm. In this regard, the Audit Committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the Audit Committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. Ernst & Young LLP (“E&Y”) has served as our independent registered public accounting firm since 2023. Previously, KPMG LLP (“KPMG”) had served as our independent registered public accounting firm since 2019. On March 2, 2023, the Audit Committee approved the engagement of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and dismissed KPMG, which had served as our independent registered public accounting firm since 2019 until its dismissal on March 2, 2023. Neither E&Y nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, the Audit Committee has appointed E&Y to serve as our independent registered public accounting firm for the year ending December 31, 2024.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of E&Y to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm, and it is a good corporate governance practice. If our stockholders do not ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of E&Y are expected to attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.

Change in Independent Registered Public Accounting Firm

As previously disclosed, on March 2, 2023, the Audit Committee of the Board approved the engagement of E&Y as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, effective immediately.

On March 2, 2023, the Audit Committee dismissed KPMG as the Company’s independent registered public accounting firm, effective immediately. The reports of KPMG on the Company’s financial statements for each of the two fiscal years ended December 31, 2021 and 2022 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In the fiscal years ended December 31, 2021 and 2022 and in the subsequent interim period through March 2, 2023, there were no “disagreements” (as defined in Item 304(a)(1)(iv)

2024 Proxy Statement	35

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm

of Regulation S-K and the related instructions) between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the matter in its report on the financial statements for such years.

In the fiscal years ended December 31, 2021 and 2022 and in the subsequent interim period through March 2, 2023, there were no “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K), except that, as reported in Part II, Item 9A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission on May 10, 2021, the Company reported a material weakness in its internal control over financial reporting during such period related to the Company’s classification and measurement of warrant liabilities, which resulted in the restatement of the Company’s financial statements for the fiscal years ended December 31, 2019 and 2020. As reported in Part I, Item 4 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, management concluded that the material weakness was remediated during the third quarter of 2021 and that, as of September 30, 2021, its internal control over financial reporting was effective.

The Company provided KPMG with a copy of the disclosures contained in the Company’s Current Report on Form 8-K filed on March 7, 2023 and requested that KPMG furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements contained herein. A copy of KPMG’s letter, dated March 7, 2023, is filed as Exhibit 16.1 to such Current Report on Form 8-K.

During the fiscal years ended December 31, 2021 and 2022 and the subsequent interim period through March 2, 2023, neither the Company nor anyone on its behalf consulted with E&Y with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

Audit, Audit-Related, Tax and All Other Fees

The following reflects aggregate fees billed to us by E&Y, our independent registered accounting firm since 2023, and KPMG, our former independent registered accounting firm, for the audit of our financial statements for the years ended December 31, 2023 and 2022, and fees billed for other services rendered by E&Y and KPMG during those periods.

	2023	2022
Audit Fees(1)	$2,829,217	$1,930,657
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$2,829,217	$1,930,657
(1)	Audit fees include fees for services performed to comply with the standards established by the Public Company Accounting Oversight Board, including the audit of our consolidated financial statements for fiscal years 2023 and 2022. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal independent auditor reasonably can provide, such as consent and assistance with and review of our SEC filings including registration statements.

36	Virgin Galactic Holdings, Inc.

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Pre-Approval Policies and Practices

The formal written charter for our Audit Committee requires that the Audit Committee pre-approve all audit services to be provided to us, whether provided by our principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to us by our independent registered public accounting firm, other than de minimis non-audit services approved in accordance with applicable SEC rules.

The Audit Committee has adopted a pre-approval policy that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by our independent registered public accounting firm may be pre-approved. This pre-approval policy generally provides that the Audit Committee will not engage an independent registered public accounting firm to render any audit, audit related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee or (ii) entered into pursuant to the pre-approval policies and procedures described in the pre-approval policy. Unless a type of service to be provided by our independent registered public accounting firm has received this latter general pre-approval under the pre-approval policy, it requires specific pre-approval by the Audit Committee.

On an annual basis, the Audit Committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by the Company’s independent registered public accounting firm without first obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. Any member of the Audit Committee to whom the committee delegates authority to make pre-approval decisions must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting. If circumstances arise where it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories or above the pre-approved amounts, the Audit Committee requires pre-approval for such additional services or such additional amounts.

All of the services listed in the table above were pre-approved by our Audit Committee.

Board Recommendation
The Board of Directors unanimously recommends you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024.

2024 Proxy Statement	37

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Audit Committee Report

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “Corporate Governance—Audit Committee.” Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Ernst & Young LLP, as the Company’s independent registered public accounting firm, the Company’s audited financial statements for the fiscal year ended December 31, 2023. The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee received and reviewed the written disclosures and the letters from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB, regarding such independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the Company’s independent registered public accounting firm their independence from the Company.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Tina Jonas (Chair)
Henio Arcangeli, Jr.
Diana Strandberg

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

38	Virgin Galactic Holdings, Inc.

Executive Officers

The table below identifies and sets forth certain biographical and other information regarding our executive officers as of the date of this Proxy Statement. There are no family relationships among any of our executive officers or directors.

Executive Officer	Age	Position
Michael Colglazier	57	Chief Executive Officer, President and Director
Doug Ahrens	57	Chief Financial Officer and Treasurer
Alistair Burns	51	Senior Vice President, Chief Information Officer
Aparna Chitale	47	Executive Vice President, Chief People Officer
Sarah Kim	46	Executive Vice President, Chief Legal Officer and Secretary

See page 17 of this Proxy Statement for Michael Colglazier’s biography.

DOUG AHRENS
Chief Financial Officer and Treasurer	Mr. Ahrens has served as the Company’s Chief Financial Officer and Treasurer since March 2021. He has over 20 years of operational and strategic finance experience from multinational companies and most recently served as the Chief Financial Officer of Mellanox Technologies, Ltd. (Nasdaq: MLNX) from 2019 to 2020, until its acquisition by NVIDIA Corporation. Prior to this, from September 2015 to December 2018, Mr. Ahrens served as Chief Financial Officer of GlobalLogic Inc., a private software engineering firm. From October 2013 to September 2015, Mr. Ahrens served as Chief Financial Officer of Applied Micro Circuits Corporation (now MACOM Technology Solutions), while it was then-publicly traded fabless semiconductor manufacturer. Prior to October 2013, Mr. Ahrens held various finance roles at Maxim Integrated Products, Inc. and Intel. Mr. Ahrens holds a Bachelor of Science degree in Mechanical Engineering from the University of California, San Diego and a Master of Business Administration from Harvard Business School.

ALISTAIR BURNS
Senior Vice President, Chief Information Officer	Mr. Burns has served as the Company’s Senior Vice President, Chief Information Officer since November 2020. Mr. Burns oversees information technology strategy and infrastructure for Virgin Galactic, which supports the Company’s overall business strategy. Mr. Burns has over 25 years of experience working in some of the largest global companies in a wide variety of industries ranging from manufacturing to media. Prior to joining Virgin Galactic, Mr. Burns was the Senior Vice President and Chief Information Officer at OSI Systems, a designer and manufacturer of specialized electronic systems and components for critical applications from March 2016 to October 2020. In this role, Mr. Burns worked across a range of industries including security, defense, aerospace and healthcare. Mr. Burns has also held several senior leadership positions at FTSE 100-listed manufacturing giant Meggitt Plc, specializing in components and subsystems for aerospace, defense and energy markets. Earlier in his career, Mr. Burns spent over 15 years at Thomson Reuters where he was responsible for managing the large-scale technology infrastructure that powers the world’s financial, news and media markets.

2024 Proxy Statement	39

Executive Officers

APARNA CHITALE
Executive Vice President, Chief People Officer	Ms. Chitale has served as the Company’s Executive Vice President, Chief People Officer since September 2021. Ms. Chitale has over 20 years of strategic experience at multi-national organizations, where she has scaled and led global teams at both public and privately held companies. As Chief People Officer, Ms. Chitale leads all aspects of human resources, including diversity, equity & inclusion, talent acquisition, employee experience, learning & development, compensation & benefits and corporate security. Before joining Virgin Galactic, Ms. Chitale served as Vice President of Human Resources at Disney Parks Experiences and Products from November 2014 to September 2021. In this role, she led the HR strategy for the company’s International Parks business in Paris, Shanghai, Hong Kong, and Tokyo, as well as overseeing HR for Disney’s Engineering, Maintenance, and Safety teams. During her time at Disney, Ms. Chitale designed and implemented holistic people strategies – including diversity and inclusion programming – that supported business priorities across corporate functions, engineering, international parks, and cruise line businesses. Prior to Disney, Ms. Chitale led Human Resources for Avaya India PVT Ltd, where she built the HR infrastructure that was instrumental for rapid business growth with a strategic focus on building large engineering and technology teams. Ms. Chitale holds a Master of Arts degree in Personal Management and Industrial Relations from the Tata Institute of Social Sciences in Mumbai, India, and a Bachelor of Science degree in Chemistry from Pune University, India.

SARAH KIM
Executive Vice President, Chief Legal Officer and Secretary	Ms. Kim has served as the Company’s Executive Vice President, Chief Legal Officer and Secretary since December 2022. Ms. Kim oversees all aspects of the Company’s legal, compliance and regulatory functions, including transactions, litigation, intellectual property, strategic partnerships and investments, ensuring securities compliance and corporate governance, and overseeing the Company’s in-house legal staff and outside counsel. Ms. Kim also chairs our Environmental, Social, and Governance committee. Ms. Kim brings over 20 years of legal and finance experience. Most recently, from February 2019 to November 2022, Ms. Kim served as General Counsel, Corporate Secretary, Chief Ethics Officer and Compliance Officer for Topgolf Callaway Brands Corp. (“Topgolf Callaway”), where she oversaw all global legal matters affecting the company and its subsidiaries and led the launch of Topgolf Callaway’s sustainability initiative. Prior to that, from November 2017 to January 2019, Ms. Kim served as Associate General Counsel for Petco Animal Supplies, Inc., where she operated as lead counsel for several of Petco’s most complex and innovative business units. Ms. Kim holds a Bachelor of Science degree in Management from the Massachusetts Institute of Technology (“MIT”) and a Juris Doctor degree from the University of California College of the Law, San Francisco (formerly known as University of California, Hastings College of the Law).

40	Virgin Galactic Holdings, Inc.

Proposal No. 3:
Approval, on an Advisory (Non-Binding) Basis, of the Compensation of Our Named Executive Officers

As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal (the “Say-on-Pay Vote”), and commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this Proxy Statement.

The Say-on-Pay Vote, while advisory and non-binding, provides important information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our Compensation Committee will take into consideration when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and Compensation Committee value the opinions of our stockholders and will continue to endeavor to better understand our stockholders’ perspectives on our executive compensation program. We currently conduct advisory votes on our named executive officer compensation on an annual basis, and we expect to conduct our next advisory vote (following this Say-on-Pay Vote) at our 2025 annual meeting of stockholders.

The Compensation Committee is committed to creating an executive compensation program that drives long-term value creation and aligns with stockholder interests. As a result of the feedback that we received from our stockholders in 2023 and to date in 2024, our Board and Compensation Committee made the following changes:

●	In 2023, we expanded disclosures regarding incentive compensation program and peer group benchmarking criteria.
●	In 2023, we amended the Insider Trading Policy to prohibit pledging of securities.
●	In 2024, we provided additional disclosure regarding our NEOs’ performance-based compensation, including a comparison of our CEO’s target total compensation against his realizable pay.
●	In 2024, we increased the weighting of performance-based awards for the CEO from 25% to 50% of his target long-term incentive value.

Additionally, the majority of the total compensation opportunity for our named executive officers continues to be “at-risk,” and our Compensation Committee believes it is important to design a compensation program that strongly promotes pay for performance. We encourage our stockholders to review the information provided in the section titled “Executive Compensation—Compensation Discussion and Analysis” which demonstrates how our executive compensation program has been designed to ensure our named executive officers’ interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Virgin Galactic Holdings, Inc. approve, on an advisory basis, the fiscal year 2023 compensation of Virgin Galactic Holdings, Inc.’s named executive officers as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Virgin Galactic Holdings, Inc.’s Proxy Statement for the 2024 Annual Meeting of Stockholders.”

Board Recommendation
Our Board of Directors unanimously recommends you vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, as disclosed in the “Executive Compensation” section, the accompanying compensation tables and related narrative disclosure of this Proxy Statement.

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Executive Compensation

Compensation Discussion and Analysis

Introduction
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy those objectives, and the policies underlying our 2023 executive compensation program and the compensation awarded to our named executive officers for 2023. The following discussion and analysis of compensation arrangements for our named executive officers (each a “NEO” or “named executive officer”) should be read together with the compensation tables and related disclosures.

Our NEOs for fiscal year 2023 were:

●	Michael Colglazier, Chief Executive Officer, President and Director
●	Doug Ahrens, Chief Financial Officer and Treasurer
●	Alistair Burns, Senior Vice President, Chief Information Officer
●	Aparna Chitale, Executive Vice President, Chief People Officer
●	Sarah Kim, Executive Vice President, Chief Legal Officer and Secretary

Executive Summary

Fiscal 2023 Performance Highlights
We believe the commercial exploration of space represents one of the most exciting and important technological initiatives of our time and offers immense potential to create economic value. Virgin Galactic is at the forefront of industry trends as the first and only publicly-traded company focused on commercial human spaceflight.

This industry is growing dramatically due to new products, new sources of private and government funding, and new technologies. Demand is emerging from new sectors and demographics, which we believe is broadening the total addressable market. As government space agencies have retired or reduced their capacity to send humans into space, private companies are beginning to make exciting inroads into the fields of human space exploration.

Some of the key business milestones from 2023 include the following:
●	Successfully launched commercial service with VMS Eve and VSS Unity and safely delivered an unprecedented flight schedule completing six missions to space in six months.
●	With an emphasis on safety, we delivered a uniquely inspiring customer spaceflight experience, supported by positive astronaut reviews of the entire journey.
●	Invested in our supply chain and manufacturing partnerships to support the advancement of our next generation fleet of vehicles that will enable our business to scale effectively.
●	Achieved design and production milestones to support the future fleet development, including significant progress on the final assembly facility for Delta Class spaceships.
●	Strengthened the balance sheet by raising approximately $484 million to support investments in the business to drive scale and profitable long-term growth.
●	Restructured the organization, reduced costs, and positioned resources to fully support the development and production of the Delta Class spaceships.
●	Advanced key ESG initiatives supporting improved greenhouse gas emissions related to commercial service and enhancing a work culture that enables innovation.

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Key Elements and Objectives of Our Executive Compensation Program
In 2023, our executive compensation program consists of fixed and variable pay, including cash and non-cash components. The key elements of our 2023 executive compensation program are as follows:

	Base Salary	Cash-Based Incentive Compensation	Equity-Based Compensation
Description	● Cash compensation to reflect individual’s skills, experience, and overall responsibilities of the executive’s position	● Earned based on achievement of safety, commercial growth, financial, and ESG performance metrics, as well as individual performance goals, which are approved by our Compensation Committee	● Time-vested restricted stock units (“RSUs”) ● Performance share units (“PSUs”) earned based on the achievement of pre-defined stock price hurdles
Key Objectives
● Attracts and retains talent by providing a stable and reliable source of income
● Provides base salaries consistent with each executive’s responsibilities and that are market competitive so that they are not motivated to take excessive risks
● Rewards the achievement of corporate objectives and overall contributions towards achieving those objectives over a 12-month period
● Incentivizes our executives to create long-term stockholder value and focus on sustained stock price appreciation
● Aligns our executives’ strategic objectives with those of our stockholders’ interests over the long-term
● Promotes retention and executive stock ownership

2023 Pay Mix
Our executive compensation program utilizes annual and long-term incentive awards, including awards that are contingent on Company performance relative to our key performance metrics. The majority of the total compensation opportunity for our NEOs in 2023 was “at risk” compensation, as illustrated in the charts below. The pay mix for our CEO provides for 87% of variable compensation and, on average, 75% of variable compensation for the other NEOs, which is tied to company performance and stockholder value creation.

2023 Total Direct Compensation (at target)

CEO TARGET PAY MIX	AVERAGE TARGET PAY MIX FOR OTHER NEOs(1)

(1)	The average target pay mix for other NEOs includes Messrs. Ahrens and Burns, and Ms. Chitale. Ms. Kim is not included in the average since she did not receive an equity grant in 2023 due to her start date of December 5, 2022 and sign-on/initial equity awards received in December 2022.

Pay for Performance

We are a capital-intensive limited-revenue company that is pioneering human space travel. Our business is dynamic, and our stock price is volatile. Our Compensation Committee approves a compensation program for our NEOs that acknowledges these realities while also driving long-term value creation and aligning to stockholder interests. For 2023, our Compensation Committee believed a mix of operational, financial, and stock price metrics in incentive designs were appropriate for the Company. As further explained below, our most recently completed performance period illustrates our commitment to pay for performance.

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Executive Compensation

Short-Term Incentive

Management’s performance on safety culture, commercial growth, financial, and ESG-related goals in 2023 resulted in short-term incentive plan payout at 106% of target for the NEOs.

Long-Term Incentives

PSUs were granted to the NEOs in 2023 which vest based on achieving stock price hurdles over a three-year performance period. As of December 31, 2023, none of the 2023 PSUs have vested since the stock price hurdles have not yet been achieved which reinforces our pay-for-performance philosophy.

CEO Realizable Pay and Alignment with Total Stockholder Return

Over a 3-year period from 2021 to 2023, our CEO’s realizable pay is approximately 60% below his intended target total compensation. We consider target total compensation to be the sum of base salary, target bonus and the target dollar-denominated value of equity awards granted during such 3-year period. We consider realizable pay to be the sum of base salary, actual bonus earned, and the value of equity granted during the 3-year period based on our stock price at the end of 2023.

The Compensation Committee believes that realizable pay significantly below the CEO’s target total compensation demonstrates his alignment with stockholders as our annualized total stockholder return (“TSR”) over the 3-year period is -53%. Similarly, realizable pay for the other NEOs is notably below the intended target total compensation. This alignment further demonstrates the strong pay-for-performance orientation of our executive compensation program.

Listening to Our Stockholders

Over the past several years, senior members of our management team and/or a director from our Compensation Committee have participated in stockholder engagement discussions in an effort to better understand their perspective on our executive compensation program. In 2023, 64% of votes cast were in favor of our fiscal year 2023 say-on-pay proposal. Following our 2023 annual meeting, our management team proactively contacted the top 25 institutional stockholders, or 95% of our institutional ownership, to engage in stockholder dialogue to discuss: (1) our business, including company operational strategy and performance and (2) review and gather feedback on our executive compensation program. Given the high concentration of individual retail stockholders within our stockholder base, this institutional outreach represented approximately 25% of our total shares outstanding. We held constructive conversations with the institutional stockholders that accepted our invitation to engage, which represented approximately 80% of our institutional ownership, or approximately 23% of total shares outstanding. Below is a summary of the feedback we heard from the stockholders we engaged with:

●	Preference for 50% of the NEOs’ long-term incentive program to be granted as performance-based awards;
●	Provide more information on how the compensation peer group was determined; and
●	Appreciation for advancement in social policies and acknowledgement that ESG has been an area of increased focus for Virgin Galactic as a young public company and the evolution of our compensation program.

We also met with representatives from the proxy advisory firms to better understand their voting guidelines and perspectives about our executive compensation program. The Compensation Committee and management are continuously reviewing our executive compensation program to promote our pay-for-performance philosophy, long-term value creation and alignment with the interests of our stockholders. In order to continue to understand investors’ perspectives on our executive compensation program, our management team intends to continue its efforts on stockholder engagement throughout 2024.

We contacted the top 25
institutional stockholders representing

We met with the stockholders that accepted
our invitation representing approximately

Ownership breakdown of total shares outstanding

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Executive Compensation

See below for a summary and timeline of changes we have made to our executive compensation programs based on feedback we have received.

2021	2022	2023	Ongoing
● PSUs introduced, representing 25% of the target long-term incentive values for the NEOs.
● Clawback policy adopted.
● Stock ownership guidelines implemented for executive officers and non-employee directors.
● PSUs for our CEO accounted for 46% of his total equity awards.
● Increased ESG focus: Launched cross-functional Inclusion Council.

● Expanded disclosures regarding incentive compensation program.
● Expanded disclosure around peer group criteria.
● Amended Insider Trading Policy to prohibit pledging of securities.
● Included one-year minimum vesting requirement on equity awards.
● Appointed Lead Independent Director.
● Developed ESG strategy.
● Established Environmental Steering Committee.
● Engaged third party consultants to evaluate ESG program.
● Enhanced disclosure of the annual cash incentive program.

● Expanded disclosures regarding performance-based pay.
● For 2024, the Compensation Committee approved an increase in the weighting of performance-based awards for the CEO to 50% of his target long-term incentive value.

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Executive Compensation

Compensation Governance and Best Practices

What We Do:	What We Do Not Do:
✓ Pay for performance; pay is not guaranteed
✓ Annual say-on-pay vote
✓ Clawback policy that complies with the new listing standards, in addition to our pre-existing clawback policy
✓ Capped incentive awards
✓ Stock ownership guidelines
✓ Minimum 1-year vesting period for all equity-based awards
✓ Limited perquisites
✓ Engagement with stockholders
✓ Independent compensation and legal consultants

✕ No single-trigger change-in-control severance arrangements
✕ Do not provide guaranteed salary increases
✕ Do not provide significant or excessive perquisites
✕ No “liberal” share recycling
✕ No repricings without stockholder approval
✕ Do not maintain defined benefit pension or supplemental executive retirement plans
✕ No hedging of Virgin Galactic securities by our executive officers and non-employee directors
✕ No pledging of Virgin Galactic securities by our executive officers and non-employee directors

Process and Rationale for Executive Compensation Decisions
The Compensation Committee considers pay for performance, alignment with stockholder interests, long-term value creation and several other factors in determining the compensation of our NEOs. The Compensation Committee does not have a predefined framework for prioritizing or weighing these factors, and the emphasis placed on specific factors may vary among our NEOs. Ultimately, it is the Compensation Committee’s judgment about these factors that forms the basis for determining our NEOs’ compensation program.

In the first quarter of each year, the Compensation Committee sets our NEOs’ salaries and cash-based incentive targets for the fiscal year and grants long-term incentive awards for the recently completed fiscal year. This allows the Compensation Committee to consider Company and individual performance for the previous year, while planning for the year ahead.

The Compensation Committee approved the fiscal year 2023 equity awards, the fiscal year 2023 cash-based incentive program earned amounts and any adjustments to base salaries and bonus targets for fiscal year 2023. In making these decisions and determining the amounts and mix of compensation, the Compensation Committee considered the following factors, among others:

●	Business performance, including operational management such as project milestones, process improvements and expense management;
●	Labor market conditions, competitive compensation for comparable positions and threats to our business due to retention-related risks;
●	Feedback from our Chief Executive Officer regarding the performance of our business and his compensation recommendations for the NEOs (excluding himself);
●	Each NEO’s individual performance and contributions to financial and strategic objectives, including expertise, skills, tenure in position and potential to assume increased responsibilities;
●	Internal working and reporting relationships and teamwork among our NEOs (for example, using the same cash-based incentive metrics and objectives for all NEOs promotes teamwork and collaboration on our Company-wide initiatives);
●	Leadership actions that support our ethical standards, compliance culture and ESG initiatives;
●	Realizable pay, the value of executive equity holdings, and retention risk; and
●	Guidance from our independent compensation consultant on pay decisions.

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Executive Compensation

Our Executive Compensation Program
The main objectives of the Company’s executive compensation program are to:

●	Create a competitive and balanced compensation program that rewards executives’ performance and contributions to the Company’s short- and long-term business results, while closely aligning the interests of the executives with those of stockholders;
●	Attract, motivate, and retain highly qualified executives who are committed to the Company’s mission, performance, and culture, by paying them competitively; and
●	Emphasize pay for performance, with a program that aligns financial and operational achievements, and drives long-term value creation.

Additional objectives of our executive compensation program include:

●	Market Competitive. The Compensation Committee sets executive compensation at competitive levels to attract, motivate, engage and retain executive officers, while taking into account Virgin Galactic being at the forefront of the world’s first commercial spaceline, a leader in the development of complex technology for human space travel, and long-term commercial lifecycle. We consider the practices of peer companies as reference points for comparative purposes, but do not set specific pay percentile objectives.
●	Internally Fair and Equitable. The Compensation Committee considers business and individual performance to evaluate internal fairness of compensation and monitors the compensation relationships among our executive officers.
●	Strong Standards for Compensation Governance and Risk Management. The Compensation Committee has a comprehensive charter that provides for oversight of our executive compensation program and annually reviews the executive officer pay levels and annual and long-term incentive plan designs, and engages its compensation consultant to conduct a compensation risk assessment to ensure our programs do not incent unintended behaviors. See the discussion of our risk-assessment process under the section “Compensation Risk Assessment” on page 65 for more details on our compensation-related corporate governance practices.

We also provide competitive health, welfare and retirement benefits that are generally structured in the same manner for all U.S. employees. A summary of these and several other benefits begins on page 53.

Role of the Compensation Committee in Determining Executive Compensation

Engagement of Independent Advisors
The Compensation Committee has the authority to engage an independent compensation consultant, in addition to assistance needed from external legal, finance and other special advisors. In 2023, the Compensation Committee engaged Meridian, an independent executive compensation consulting firm, to advise on all executive compensation matters under their oversight. Pursuant to the engagement, Meridian:

●	Provided information, insights and advice regarding compensation philosophy, objectives and strategy;
●	Recommended peer group selection criteria and identified and recommended potential peer companies;
●	Provided analyses of competitive compensation practices for executive officers and non-employee directors;
●	Provided analyses of potential risks arising from executive and non-executive compensation programs;
●	Reviewed and commented on recommendations regarding executive officer compensation amounts;
●	Advised the Compensation Committee on specific issues as they arose; and
●	Kept the Compensation Committee informed of executive compensation trends and regulatory and governance considerations related to executive compensation.

In addition, the Company’s management team has engaged Pay Governance to provide advice to the management team on executive compensation matters. The Company’s engagement of Pay Governance did not raise any conflicts of interest.

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Executive Compensation

Review of Peer Group Data

There are no direct public company peers available for benchmarking purposes. As disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, our primary competitor in establishing a suborbital commercial human spaceflight market is Blue Origin, a privately-funded company that has developed a vertically-launched, suborbital capsule. In addition, we are aware of several large, well-funded, public and private entities actively engaged in developing competitive products within the aerospace industry, including SpaceX and Boeing. Virgin Galactic cannot use Blue Origin or SpaceX as compensation benchmarking peers because they are private, and Boeing is significantly larger and not appropriate for inclusion in our peer group. Regardless, the Compensation Committee recognizes the need to assess comparable pay practices to understand the market in which the Company competes to attract and retain a highly-skilled executive team. The Compensation Committee identified peer companies to use for competitive analyses, based on recommendations made by Meridian. The peer companies were identified based on the following criteria that help capture the scope and complexity of Virgin Galactic:

●	Industries and characteristics: companies operating in similar or comparable industries and representing characteristics of Virgin Galactic, including:

Industries	Characteristics
●Aerospace & defense ●Luxury travel ●Leisure and entertainment	●High growth and entrepreneurial companies ●B2C focus ●Recent IPO ●West Coast headquarters

●	Size: companies of comparable size, with market capitalization and enterprise value generally within 1/4x to 4x that of Virgin Galactic, and revenue generally below $3B.
●
The Compensation Committee used market capitalization as a quantitative criterion because market capitalization, as a key component of which is stock price, is the key driver of equity compensation grant value. Equity compensation grant value is the single largest component of executive compensation. Further, market capitalization is directly related to stockholders’ interests.

●
The Compensation Committee also included revenues as a quantitative criterion because revenues are commonly used as a selection criterion by our peer companies, third-party compensation survey providers and proxy advisory firms.

For 2023, the Compensation Committee made a few changes to the peer group to better reflect Virgin Galactic’s size relative to the peer group. The Compensation Committee removed Brunswick and DraftKings, and added Joby Aviation, given that the company is limited-revenue and its relevance in terms of industry.

The peer group for 2023 consisted of the following 17 companies:

VIRGIN GALACTIC 2023 EXECUTIVE COMPENSATION PEER GROUP
●Aerojet Rocketdyne Holdings, Inc.
●Curtiss-Wright Corporation
●Fisker Inc.
●Hyliion Holdings
●Joby Aviation, Inc.
●Kratos Defense & Security Solutions, Inc.
●Lordstown Motors Corp.
●Lyft, Inc.
●Maxar Technologies Inc.
●Mercury Systems, Inc.
●Moog Inc.
●Nikola Corporation
●Peloton Interactive, Inc.
●Sunrun Inc.
●Vail Resorts, Inc.
●Velodyne Lidar, Inc.
●Wynn Resorts, Limited

Meridian provides analyses of peer company competitive practices to the Compensation Committee. The Compensation Committee considers these peer company competitive practices, along with the other factors described in this section, when determining the salaries, bonus targets and equity awards for our CEO and other executive officers.

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Executive Compensation

For 2024, the Compensation Committee made changes to the peer group due to merger and acquisition activity among the peers and to better align with Virgin Galactic’s business and size. The Compensation Committee removed AeroJet Rocketdyne, Hyliion Holdings, Lordstown Motors, Maxar Technologies, Velodyne Lidar, and Wynn Resorts. The Compensation Committee added Archer Aviation, Lucid Group, Sonos, and Wheels Up Experience.

2023 Base Salaries
The base salaries of our NEOs are an important part of their total compensation package and are intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities, as well as the Compensation Committee’s review of market pay levels.

The following table sets forth the annual base salaries for each of our NEOs that were approved for 2023:

Named Executive Officer	2022	2023	% Change
Michael Colglazier	$1,000,000	$1,000,000	0%
Doug Ahrens(1)	$546,000	$600,000	10%
Alistair Burns(2)	$350,000	$364,000	4%
Aparna Chitale(3)	$400,000	$450,000	13%
Sarah Kim(4)	$400,000	$400,000	0%
(1)	Increase for Mr. Ahrens reflects expanded roles and responsibilities in 2023. Mr. Ahrens took on additional responsibilities overseeing corporate real estate and supply chain.
(2)	Increase for Mr. Burns reflects an annual merit increase for his performance in 2023.
(3)	Increase for Ms. Chitale reflects expanded roles and responsibilities in 2023. Ms. Chitale took on additional responsibilities overseeing corporate security and corporate social impact.
(4)	Ms. Kim did not receive a salary increase given she commenced employment in December 2022.

Cash-Based Incentive Compensation

2023 Executive Annual Cash Incentive Program
Each of our NEOs participated in our 2023 Executive Annual Cash Incentive Program (the “Program”), which is focused on rewarding our executive officers for annual operating performance that meets or exceeds pre-established goals. For fiscal 2023, the Compensation Committee maintained a similar plan design to 2022 and determined that annual cash compensation under the Program would be based on the achievement of certain performance goals within four separate categories, including: safety culture, commercial growth, financial, and environmental, social & governance (“ESG”) goals. Individual contributions were also assessed in how our NEOs delivered on our strategic plan to become a scaled, commercial operation and environmentally sustainable company.

The 2023 pre-established goals were reviewed and approved by the Compensation Committee at the beginning of the performance year, whereby each company performance category includes various quantitative and qualitative objectives and at year end a balanced scorecard approach is used to determine the final company performance category.

Each NEO is eligible to receive an annual performance-based cash bonus based on a specified target annual bonus award amount, expressed as a percentage of the NEO’s base salary. The performance cash bonus for 2023 was calculated based on the target bonus percentage opportunity multiplied by the aggregate achievement of the Company performance goals, and then multiplied by each officer’s individual management by objectives (“MBO”) modifier, as illustrated below.

2023 PROGRAM

Individual Opportunity			×	Company Performance				×	Individual Pre-Established MBOs (+/- 20% Modifier)	=	Individual Bonus Payout
Base Salary	×	Target Bonus %		Safety Culture (30%)	Commercial Growth (30%)	Financial (30%)	ESG (10%)

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Executive Compensation

The funding payout range is zero to 200% of an executive officer’s target bonus opportunity and encompasses both upside reward and downside incentive opportunity if minimum levels of threshold performance are not achieved. The 2023 target bonus opportunities for the named executive officers are as follows:

Named Executive Officer	2023 Target Bonus as a % of Base Salary
Michael Colglazier	125%
Doug Ahrens	100%
Alistair Burns	50%
Aparna Chitale	80%
Sarah Kim	80%

Each executive officer’s bonus target is determined by the Compensation Committee based on practices of our peer companies and other considerations such as individual contributions, performance, internal equity, and other factors as outlined in the section above titled “Process and Rationale for Executive Compensation Decisions.” Each officer’s target bonus remained unchanged from 2022.

In March 2024, the Compensation Committee assessed the Company’s 2023 achievement of the corporate performance objectives and the Program payouts recommended by the Chief Executive Officer (other than his own bonus payout). Based on the achievement of defined performance goals, the overall company performance was determined to be 106% of target.

The following table summarizes each component of the corporate performance categories, the performance goal weightings, threshold, target and maximum goal for the financial category, and our achievement of the performance metrics in 2023. See footnotes for additional disclosure on the results of the performance category outcomes.

Performance Category	Weight	Threshold	Target	Maximum	Payout as % of Weighted Target
Safety Culture(1) Flight, manufacturing, and workplace safety goals that include Total Recorded Incident reporting compared to industry standards and company-wide safety initiatives	30%				36%
Commercial Growth(2) Commercial service launch and flight cadence, Astronaut experience, and other commercial objectives	30%				27%
Financial Annual spending for the work completed	30%				33%
Environmental, Social & Governance(3) Goals related to advancing key initiatives within the ESG Charter, reduction of greenhouse gas emissions, year-over-year representation, building an inclusive culture and implementation of updating tech systems	10%				10%
Total	100%	25% Payout	100% Payout	200% Payout	106%
(1)	Safety Culture results: Achieved Total Recordable Incident Rate (TRIR) above target (10% better than industry standard). Achieved performance at or above target on Company Safety initiatives including target performance on teammate survey safety index (5% improvement from 2022), target performance on expanded safety training, and above target performance on safety program assessment/audits.
(2)	Commercial Growth results: Achieved threshold to target performance on key milestones for Delta Class and achieved below threshold performance for Next Gen Mothership milestones. Achieved target to maximum performance on astronaut experience objectives, and target performance on flight cadence objectives.
(3)	ESG results: Successfully advanced key initiatives within the ESG charter and reduced greenhouse gas emissions of commercial spaceflights compared to test flights (target performance), improved representation of diverse headcount and improved inclusive culture to enable innovation (target performance), achieved threshold to maximum performance on the launch of multi-year large-scale technical programs and related milestones.

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The Compensation Committee also reviewed each NEO’s performance against the executive’s performance objectives for 2023.

Mr. Colglazier. The Compensation Committee determined that Mr. Colglazier’s individual MBO performance factor was achieved at 110%. Under his leadership, the Company made its entry into commercial service by executing six human spaceflights safely in six months while delivering an unparalleled customer experience and proving a safe, reliable and repeatable product. Mr. Colglazier led the business transformation strategy to ensure the Company is financially and structurally well positioned to deliver the next generation of production spaceships that are critical to scaling our business.

Mr. Ahrens. The Compensation Committee determined that Mr. Ahrens’ individual MBO performance factor was achieved at 105.3%, reflecting the planning and well-managed execution of the successful capital raises and a spending control program. Under his leadership, the real estate team developed an integrated real estate plan to build our manufacturing facility in Arizona and expansion of our R&D facility in Orange County, California. Mr. Ahrens led significant accounting transitions to include vehicle capitalization following the start of our commercial service and change in the Company’s external auditors.

Mr. Burns. The Compensation Committee determined that Mr. Burns’ individual MBO performance factor was 110%, reflecting his contributions in implementing digital transformation capabilities focused on design & manufacturing process and maintenance capabilities, in order to substantively reduce build and turnaround time for Delta class spaceships. He also delivered an Information Security Governance plan to effectively manage information and cybersecurity risks and threats applicable to our business and remain compliant with all applicable regulatory requirements.

Ms. Chitale. The Compensation Committee determined that Ms. Chitale’s individual MBO performance factor was achieved at 115.3%, reflecting her leadership in ensuring organization and talent readiness as the Company made entry into commercial service as well as developing labor optimization strategies and execution of the restructuring efforts to position the Company for long term success. She also led several leadership development and culture engagement initiatives across the Company.

Ms. Kim. The Compensation Committee determined that Ms. Kim’s individual MBO performance factor was achieved at 100%, reflecting her leadership in building the legal infrastructure to support the Company’s entry into commercial service, and strategic negotiations with key partners working on the Delta Program. In 2023, Ms. Kim focused on strengthening our corporate governance practice, leading our ESG strategy and publishing our first public-facing ESG website.

Based on the Company’s achievement of the goals under the Company Performance components of the Program, the executive officers’ applicable target bonus opportunity was multiplied by 106%. The Program also provided for an individual MBO modifier of up to +/- 20% based on the Compensation Committee’s assessment of each executive’s individual performance in 2023. The table below provides information about the executives’ bonus opportunity, company performance payout, individual performance modifier and final bonus payout.

Named Executive Officer	2023 Target Bonus	Company Performance	Company Performance Bonus Payout	Individual Performance Modifier	Actual 2023 Bonus Payout(1)
Michael Colglazier	$1,250,000	106%	$1,325,000	110.0%	$1,457,500
Doug Ahrens	$600,000	106%	$636,000	105.3%	$670,000
Alistair Burns	$182,000	106%	$192,920	110.0%	$212,212
Aparna Chitale	$360,000	106%	$381,600	115.3%	$440,000
Sarah Kim	$320,000	106%	$339,200	100.0%	$339,200
(1)	The participating executives’ 2023 annual bonuses set forth in this column are included in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” below.

Equity Compensation
We maintain the A&R Plan, under which we may grant cash and equity incentive awards to directors, employees and consultants of our Company and our affiliates, to enable us to attract and retain services, skills and experience of these individuals, which we believe are essential to our long-term success.

2024 Proxy Statement	51

Executive Compensation

March 2023 Awards
In March 2023, we granted RSUs and PSUs to our NEOs (other than Ms. Kim, given that she received equity awards in connection with her commencement of employment in December 2022). The mix of RSUs and PSUs was 75% and 25%, respectively for Messrs. Colglazier and Ahrens and Ms. Chitale, and 100% RSUs for Mr. Burns (based on the dollar-denominated values of the awards rather than the grant date fair values; when the weighting of LTI mix is based on the grant date fair value, the percentage of PSUs is greater).

We use the following vehicles to incentivize our executives to create long-term stockholder value and focus on sustained stock price appreciation, align our executive’s strategic objectives with those of our stockholders’ interests over the long-term, and promote retention and executive stock ownership:

●

RSUs. We use RSUs as part of the annual equity awards for our executive officers in order to support ownership accumulation and employment retention objectives. RSUs are also used to provide stability to our NEOs as we confront the realities of pioneering a new industry. Over time, we expect the weighting of RSUs to decrease though the Committee believes that the current weighting is appropriate and fitting to the Company’s current situation and business life-cycle. The RSUs have a 4-year vesting schedule: 25% vest on the one-year anniversary of the grant date, and the remaining 75% vest in substantially equal quarterly installments over the following 12 quarters.

●

PSUs. Given our ongoing commitment to strong performance, good corporate governance principles, and direct performance orientation in our compensation program, we introduced PSUs into the program beginning in 2021. We implemented PSUs promptly after becoming a public company to demonstrate our commitment with promoting a pay-for-performance philosophy and respond to stockholder feedback. In 2023, PSUs generally made up 25% of the LTI awards (based on the dollar-denominated values of the awards rather than the grant date fair values) granted to our NEOs, other than Mr. Burns and Ms. Kim. We determined to maintain the 2022 LTI mix for 2023 given where the Company is in its lifecycle, stock price volatility, and turnover in the executive team. The PSUs allow recipients to earn a variable number of shares of our common stock over a three-year period (March 2023 - March 2026) based on stock price growth hurdles. The stock price compounded annual growth rates (“CAGR”) were set with consideration to the S&P 500 historical return and are intended to be rigorous and represent meaningful return to stockholders. As of December 31, 2023, none of the stock price hurdles have been met.

3-year Stock Price CAGR	PSU Payout (as a % of Target)
<5%	0%
5%	50%
10%	100%
15%	150%
20%	200%

The following table sets forth the dollar-denominated values of the RSUs and PSUs granted to our named executive officers in 2023. The number of RSUs and PSUs subject to each award is determined by dividing the dollar-denominated value by our average closing price over the 20-day period prior to and including the grant date. As such, the dollar-denominated values of these awards are not equal to the accounting grant-date fair value of the awards, including the PSUs, which are valued for accounting purposes using a Monte-Carlo simulation, which we are required to disclose in the “Summary Compensation Table” later in this Proxy Statement:

Named Executive Officer	2023 RSUs	2023 PSUs	Total 2023 Equity Value
Michael Colglazier	$3,900,000	$1,300,000	$5,200,000
Doug Ahrens	$2,362,500	$787,500	$3,150,000
Alistair Burns	$385,000	$—	$385,000
Aparna Chitale	$900,000	$300,000	$1,200,000
Sarah Kim	$—	$—	$—	(1)
(1)	Ms. Kim did not receive an equity award in 2023 given that she commenced employment in December 2022 and received a sign-on and an initial equity award in December 2022.

52	Virgin Galactic Holdings, Inc.

Executive Compensation

2024 CEO Equity Awards
In line with our pay-for-performance philosophy and in response to feedback from our stockholders, for 2024, the Compensation Committee approved an increase in the performance-based portion of the long-term incentive awards to the CEO from 25% to 50% in PSUs with the remaining 50% of the value as time-vested RSUs.

Employee Benefits and Perquisites
Health/Welfare Plans. In 2023, the NEOs had the opportunity to participate in same health and welfare plans and retirement plan as provided by the Company to other executive officers.

Retirement Plans. In 2023, the NEOs participated in our 401(k) retirement savings plan (the “401(k) Plan”). The Internal Revenue Code of 1986, as amended (the “Code”), allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. In 2023, contributions made by participants in the 401(k) Plan were matched up to a specified percentage of the employee contributions on behalf of the named executive officers. These matching contributions are fully vested after one year of employment with the Company.

Perquisites. We offer financial and tax planning for our executive officers to address the complex tax and financial situations that may exist. It is paid by the Company, treated as imputed income to the executive, and is not grossed-up for tax purposes.

Severance and Change in Control-Based Compensation
We have entered into employment agreements with each of our named executive officers that provides for severance upon a termination of employment without cause or for good reason. We believe that job security and terminations of employment, both within and outside of the change of control context, are causes of significant concern and uncertainty for our executive officers and that providing protections to our executive officers in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to the Company in all situations. These are described and quantified below under “Potential Payments Upon Termination or Change in Control.”

Executive Compensation Governance Components

Stock Ownership Guidelines
In March 2022, the Compensation Committee adopted stock ownership guidelines for our executive officers at the level of Executive Vice President and above and non-employee directors. Our executive officers and non-employee directors are expected to acquire and hold shares of our common stock with a market value equal to a multiple of their base salary (or annual retainer, for non-employee directors), as indicated in the table below, within five years of service in their position. Our stock ownership policy more closely aligns the interests of our executive officers and non-employee directors with the interests of our stockholders and exposes our executive officers and non-employee directors to downside equity performance risk. Our Compensation Committee will review compliance with our stock ownership policy at least once a year.

Shares counted towards compliance include actual shares owned and unvested RSUs. Shares subject to outstanding and unexercised stock options or warrants, performance-based equity incentive awards and all other derivative securities do not count toward compliance.

Position	Salary/Cash Retainer Multiple Threshold ($)
CEO	5x
Presidents and Executive Vice Presidents	3x
Non-Employee Board of Directors	5x

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Executive Compensation

Clawback Policy
In light of rules issued by the Securities and Exchange Commission and the New York Stock Exchange regarding clawback policies that went into effect in 2023, we adopted the Policy for Recovery of Erroneously Awarded Compensation to (i) cover both current and former Section 16 officers, (ii) apply to both “Big R” and “little r” restatements and (iii) remove the Board’s discretion to determine whether to enforce the clawback policy and the amount recoverable.

In addition, we continue to maintain a clawback policy that applies to equity awards and other incentive compensation awarded to executive officers granted after May 2022. The Compensation Committee has discretion to apply the clawback policy to recover covered incentive compensation in all of the events described below.

Events that Trigger Action	Covered Compensation
Misconduct resulting in a material accounting restatement.	Excess amount of incentive award paid within three years before restatement date.
Intentional misconduct resulting in the miscalculation and/or misrepresentation of the achievement of non-financial performance objectives.	Excess amount of incentive award paid within three years before achievement of performance objectives is re-determined.
Material misconduct which results or could result in reputational harm or financial loss to the Company.	Awards paid within three years before or after the misconduct event.

Anti-Hedging/Pledging Policy
Our Board of Directors has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts; short sales; and transactions in publicly traded options, such as puts, calls and other derivatives involving our equity securities. The policy also prohibits pledging our securities to secure margin or other loans.

Tax and Accounting Considerations
As a general matter, our Board of Directors and the Compensation Committee review and consider the various tax and accounting implications of compensation programs we utilize.

Code Section 409A
Section 409A of the Code, or “Section 409A”, requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Code Section 280G
Section 280G of the Code, or “Section 280G”, disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans, including stock options, restricted stock and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers, our Board of Directors or Compensation Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G. However, our Board of Directors or Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.

54	Virgin Galactic Holdings, Inc.

Executive Compensation

Accounting for Stock-Based Compensation
We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or “ASC Topic 718”, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date fair value of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, RSUs and PSUs under our A&R Plan are accounted for under ASC Topic 718. Our Board of Directors or Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plan and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Diana Strandberg (Chair)
Henio Arcangeli, Jr.
Craig Kreeger

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

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Executive Compensation

Executive Compensation Tables

Summary Compensation Table
The following table sets forth information concerning the compensation of the named executive officers for the years ended December 31, 2023, 2022, and 2021.

Name and Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael Colglazier Chief Executive Officer and President	2023	1,000,000	—	5,243,644	—	1,457,500	32,872	7,734,016
	2022	1,000,000	—	6,818,252	2,000,000	925,000	38,616	10,781,868
	2021	1,000,000	500,000	5,000,000	—	880,000	25,794	7,405,794
Doug Ahrens Chief Financial Officer and Treasurer	2023	585,461	—	3,176,442	—	670,000	40,254	4,472,157
	2022	540,346	—	3,435,354	1,000,000	450,000	56,235	5,481,935
	2021	433,125	—	3,500,000	—	392,000	45,909	4,371,034
Alistair Burns Senior Vice President, Chief Information Officer	2023	360,231	—	329,539	—	212,212	20,944	922,926
	2022	343,269	—	337,617	—	146,335	18,617	845,838
Aparna Chitale Executive Vice President, Chief People Officer	2023	436,538	—	1,210,081	—	440,000	20,498	2,107,117
	2022	400,000	—	1,145,128	—	285,000	21,056	1,851,184
Sarah Kim Executive Vice President, Chief Legal Officer and Secretary	2023	400,000	—	—	—	339,200	20,430	759,630
	2022	23,077	150,000	1,305,308	—	—	1,385	1,479,770
(1)	The amounts shown in this column represent the grant date fair value of RSUs and PSUs awarded to the named executive officers in the applicable year, computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of forfeitures as required by SEC regulations. We provide information regarding the assumptions used to calculate the value of all RSU and PSU awards made to executives in Note 10 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.
(2)	The amounts shown represent the aggregate annual performance-based cash incentives earned in the applicable year, based upon the achievement of certain Company metrics and individual performance goals. The fiscal 2023 achievement for each named executive officer is described above in the section titled “Cash-Based Incentive Compensation – 2023 Executive Annual Cash Incentive Program.”
(3)	For 2023, amounts in this column include the amounts set forth in the table below:

Named Executive Officer	401(k) Plan Contribution ($)	Group Term Life Premium ($)	Financial Services ($)	Relocation Expense Reimbursement ($)
Michael Colglazier	19,800	4,902	8,170	—
Doug Ahrens	19,800	2,768	8,170	9,516
Alistair Burns	19,800	1,144	—	—
Aparna Chitale	19,800	698	—	—
Sarah Kim	19,800	630	—	—

56	Virgin Galactic Holdings, Inc.

Executive Compensation

Grants of Plan-Based Awards in Fiscal 2023

			Estimated Future Payout Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payout Under Equity Incentive Plan Awards(2)			All Other Stock Awards Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Award type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael Colglazier	Annual RSU	03/16/2023	—	—	—	—	—	—	727,273	3,338,183
	Annual PSU	03/16/2023	—	—	—	121,213	242,425	484,850	—	1,905,461
	Annual cash	03/16/2023	312,500	1,250,000	2,500,000	—	—	—	—	—
Doug Ahrens	Annual RSU	03/16/2023	—	—	—	—	—	—	440,560	2,022,170
	Annual PSU	03/16/2023	—	—	—	73,427	146,854	293,708	—	1,154,272
	Annual cash	03/16/2023	150,000	600,000	1,200,000	—	—	—	—	—
Alistair Burns	Annual RSU	03/16/2023	—	—	—	—	—	—	71,795	329,539
	Annual cash	03/16/2023	45,500	182,000	364,000	—	—	—	—	—
Aparna Chitale	Annual RSU	03/16/2023	—	—	—	—	—	—	167,833	770,353
	Annual PSU	03/16/2023	—	—	—	27,973	55,945	111,890	—	439,728
	Annual cash	03/16/2023	90,000	360,000	720,000	—	—	—	—	—
Sarah Kim	Annual cash	03/16/2023	80,000	320,000	640,000	—	—	—	—	—
(1)	Amounts shown in this column represent potential payouts for fiscal year 2023 to our named executive officers under the 2023 Executive Annual Cash Incentive Program. The target amount is based on a percentage of the individual’s fiscal year 2023 base salary. For further discussion of the 2023 annual bonuses, see the section titled “Cash-Based Incentive Compensation – 2023 Executive Annual Cash Incentive Program.”
(2)	PSUs and PSOs are eligible to vest based on the achievement of certain stock price performance-based goals over a three-year period.
(3)	Amounts shown in this column represent the grant date fair value of RSUs and PSUs awarded to the named executive officers in fiscal year 2023, computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of forfeitures as required by SEC regulations. We provide information regarding the assumptions used to calculate the value of all stock awards made to executives in Note 10 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

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Executive Compensation

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
The following is a description of the employment agreements we have entered into with our named executive officers.

General Description of Employment Agreements
Each agreement will continue until terminated in accordance with its terms, and provides for an annual base salary, target annual bonus and eligibility to participate in customary health, welfare and fringe benefit plans, provided by the Company to its executive officers.

The employment agreements also contain customary confidentiality and non-solicitation provisions, and also includes a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to the executive will either be paid in full or reduced, so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to the executive.

Michael Colglazier Employment Agreement
On July 10, 2020, we entered into an employment agreement with Mr. Colglazier. Mr. Colglazier’s service pursuant to the employment agreement will continue for a period of five years, unless earlier terminated in accordance with its terms. Pursuant to his employment agreement, Mr. Colglazier serves as the Chief Executive Officer and President of the Company and reports directly to the Company’s Board of Directors. During the employment period, the Company is obligated to cause Mr. Colglazier to be nominated to stand for election to the Board of Directors, unless an event constituting “cause” has occurred and not been cured or Mr. Colglazier has issued a termination notice.

Under the employment agreement, Mr. Colglazier is entitled to receive an initial annual base salary of $1,000,000, subject to annual review by the Board of Directors or a subcommittee thereof and to increase in its discretion, and is eligible to receive an annual performance bonus targeted at 100% of his then-current annual base salary, ranging from a minimum threshold of 50% to a maximum of 150% based on whether performance objectives are achieved. The actual amount of any annual bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Board of Directors or a subcommittee thereof.

Mr. Colglazier also received a one-time cash bonus equal to $1,000,000, one-half paid following his employment start date and one-half paid following the first anniversary of his employment start date. In addition, Mr. Colglazier (i) was entitled to receive reimbursement of (or Company-paid) legal fees of $15,000 in connection with the negotiation of his employment agreement and (ii) subject to availability, will be entitled to join a spaceflight in connection with the performance of his duties (on a tax grossed-up basis to him) and may invite three guests to join a spaceflight.

In connection with joining our Company, effective as of Mr. Colglazier’s employment start date we granted to Mr. Colglazier a stock option to purchase 500,000 shares, an award of RSUs covering 70,000 shares (the “Signing RSU Award”) and an additional award of RSUs covering 500,000 shares (the “Additional RSU Award”).

Mr. Colglazier’s stock option is scheduled to vest and become exercisable in substantially equal monthly installments over the 60 months following his employment start date. Half of the Signing RSU Award was vested as of Mr. Colglazier’s employment start date and half vested on the one-year anniversary of such date. The Additional RSU Award vested as to 25% of the RSUs subject to the award on the one-year anniversary of his employment start date and is scheduled to vest as to the remaining 75% in substantially equal quarterly installments over the following 12 quarters. The vesting of each of Mr. Colglazier’s awards are subject to his continued service.

Mr. Colglazier remains eligible to receive a discretionary annual equity award; provided, that Mr. Colglazier is not entitled to receive an annual equity award, and the grant of any annual equity award (and the terms and amount of such award) will be subject to the Compensation Committee’s discretion and approval.

58	Virgin Galactic Holdings, Inc.

Executive Compensation

Doug Ahrens Employment Agreement
On February 22, 2021, we entered into an employment agreement with Mr. Ahrens. Pursuant to his employment agreement, beginning on March 1, 2021, Mr. Ahrens serves as Chief Financial Officer and Treasurer of the Company and reports directly to the Chief Executive Officer of the Company. Mr. Ahrens’ service pursuant to the employment agreement will continue until terminated in accordance with its terms.

Under the employment agreement, Mr. Ahrens is entitled to receive an initial annual base salary of $525,000, subject to increase by the Board or a subcommittee thereof in its discretion, and is eligible to receive an annual performance bonus targeted at 100% of his then-current annual base salary. The actual amount of any annual bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Board or a subcommittee thereof. Mr. Ahrens was entitled to receive reimbursement for expenses incurred in connection with his relocation to Tustin, California, on or prior to July 1, 2022, and for up to $10,000 for legal fees incurred in connection with the negotiation of the employment agreement.

In connection with joining our Company, we granted to Mr. Ahrens an award of RSUs with a dollar-denominated value of $1,000,000 (the “Ahrens Sign-On RSU Award”), as well as an additional award of RSUs with a dollar-denominated value of $2,500,000 (the “Ahrens Initial RSU Award”). The Ahrens Sign-On RSU Award vested with respect to 50% of the RSUs subject to the award as of the six-month anniversary of Mr. Ahrens’s employment start date, and is scheduled to vest with respect to the remaining 50% of the RSUs subject to the award on the 12-month anniversary of such date. The Ahrens Initial RSU Award vested as to 25% of the RSUs subject to the award on the 12-month anniversary of Mr. Ahrens’s employment start date and is scheduled to vest as to the remaining 75% in substantially equal quarterly installments over the following 12 quarters. The vesting of each of Mr. Ahrens’s awards are subject to his continued service through the applicable vesting date.

Mr. Ahrens remains eligible to receive a discretionary annual equity award with a target grant-date fair value equal to $2,500,000; provided, that Mr. Ahrens is not entitled to receive an annual equity award, and the grant of any annual equity award (and the terms and amount of such award) will be subject to the Compensation Committee’s discretion and approval.

Alistair Burns Offer Letter
On October 6, 2020, we entered into an offer letter with Mr. Burns. Pursuant to his offer letter, Mr. Burns serves as the Senior Vice President, Chief Information Officer of our Company, commencing as of November 16, 2020. Under the offer letter, Mr. Burns is entitled to receive an initial annual base salary of $325,000, and an annual performance bonus targeted at 35% of his then-current annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Company’s Board of Directors or a subcommittee thereof.

Aparna Chitale Employment Agreement
On September 11, 2021, we entered into an employment agreement with Ms. Chitale. Pursuant to her employment agreement, beginning on September 30, 2021, Ms. Chitale serves as Executive Vice President, Chief People Officer of the Company and reports directly to the Chief Executive Officer of the Company. Ms. Chitale’s service pursuant to the employment agreement will continue until terminated in accordance with its terms.

Under the employment agreement, Ms. Chitale is entitled to receive an initial annual base salary of $400,000, subject to increase by the Board or a subcommittee thereof in its discretion and is eligible to receive an annual performance bonus targeted at 80% of her then-current annual base salary. The actual amount of any annual bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Board or a subcommittee thereof.

Ms. Chitale received a one-time cash bonus equal to $300,000 and was entitled to receive a gross-up payment in an amount equal to the aggregate federal, state and local taxes actually imposed on Ms. Chitale for such bonus (calculated at Ms. Chitale’s then-applicable marginal tax rate). In the event that Ms. Chitale voluntarily terminates her employment for any reason prior to September 11, 2023, then within 90 days of such termination, she will be required to repay to the Company an amount equal to $300,000 multiplied by a fraction, the numerator of which is 730 less the number of days during which Ms. Chitale was employed by our Company, and the denominator of which is 730. The Company is authorized to offset and reduce any amounts otherwise due to Ms. Chitale for any amounts she must repay to the Company as described above.

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Executive Compensation

In connection with joining our Company, we granted to Ms. Chitale an award of RSUs with a dollar-denominated value of $500,000 (the “Chitale Sign-On RSU Award”). The Chitale Sign-On RSU Award vested with respect to 50% of the RSUs subject to the award as of Ms. Chitale’s employment start date and is scheduled to vest with respect to the remaining 50% of the RSUs subject to the award on the 12-month anniversary of such date. In the event that Ms. Chitale voluntarily terminates her employment for any reason prior to September 11, 2023, then within 90 days of such termination, she will be required to repay to the Company an amount equal to (i) $500,000 multiplied by a fraction, the numerator of which is 730 less the number of days during which Ms. Chitale was employed by our Company, and the denominator of which is 730, minus (ii) the value of the unvested RSUs underlying the Chitale Sign-On RSU Award as of September 30, 2021, which shall be forfeited. The Company is authorized to offset and reduce any amounts otherwise due to Ms. Chitale for any amounts she must repay to the Company as described above.

In addition, Ms. Chitale was granted an equity award with a dollar-denominated value of $1,000,000, 75% of which was granted in the form of RSUs (the “Chitale Initial RSU Award”) and 25% of which was granted in the form of PSUs (the “Chitale Initial PSU Award”). The Chitale Initial RSU Award will vest as to 25% of the RSUs subject to the award on the 12-month anniversary of Ms. Chitale’s employment start date and as to the remaining 75% in substantially equal quarterly installments over the following 12 quarters. The Chitale Initial PSU Award will vest based on the achievement of certain performance objectives.

Ms. Chitale remains eligible to receive a discretionary annual equity award with a target grant-date fair value equal to $1,000,000; provided, that Ms. Chitale is not entitled to receive an annual equity award, and the grant of any annual equity award (and the terms and amount of such award) will be subject to the Compensation Committee’s discretion and approval.

The vesting of each of Ms. Chitale’s awards are subject to her continued service through the applicable vesting date.

Sarah Kim Employment Agreement
On October 24, 2022, we entered into an employment agreement with Ms. Kim. Pursuant to her employment agreement, beginning on December 5, 2022, Ms. Kim serves as Executive Vice President, Chief Legal Officer and Secretary of the Company and reports directly to the Chief Executive Officer of the Company. Ms. Kim’s service pursuant to the employment agreement will continue until terminated in accordance with its terms.

Under the employment agreement, Ms. Kim is entitled to receive an initial annual base salary of $400,000, subject to increase by the Board or a subcommittee thereof in its discretion, and, beginning in calendar year 2023, is eligible to receive an annual performance bonus targeted at 80% of her then-current annual base salary. The actual amount of any annual bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Board or a subcommittee thereof.

Ms. Kim received a one-time cash bonus equal to $150,000, less applicable withholdings and deductions. In the event that Ms. Kim voluntarily terminates her employment for any reason prior to December 5, 2024, then within 90 days of such termination, she will be required to repay to the Company an amount equal to $150,000 multiplied by a fraction, the numerator of which is 731 less the number of days during which Ms. Kim was employed by our Company, and the denominator of which is 731. The Company is authorized to offset and reduce any amounts otherwise due to Ms. Kim for any amounts she must repay to the Company as described above.

In connection with joining our Company, we granted to Ms. Kim an award of RSUs with a dollar-denominated value of $225,000 (the “Kim Sign-On RSU Award”). The Kim Sign-On RSU Award is scheduled to vest with respect to 50% of the RSUs subject to the award as of the 6-month anniversary of Ms. Kim’s employment start date, and with respect to the remaining 50% of the RSUs subject to the award on the 12-month anniversary of such date.

In addition, Ms. Kim was granted an equity award with a dollar-denominated value of $1,000,000, 75% of which was granted in the form of RSUs (the “Kim Initial RSU Award”) and 25% of which was granted in the form of PSUs (the “Kim Initial PSU Award”). The Kim Initial RSU Award will vest as to 25% of the RSUs subject to the award on the 12-month anniversary of Ms. Kim’s employment start date and as to the remaining 75% in substantially equal quarterly installments over the following 12 quarters. The Kim Initial PSU Award will vest based on the achievement of certain performance objectives.

Ms. Kim remains eligible to receive a discretionary annual equity award with a target grant-date fair value equal to $1,000,000; provided, that Ms. Kim is not entitled to receive an annual equity award, and the grant of any annual equity award (and the terms and amount of such award) will be subject to the Compensation Committee’s discretion and approval.

The vesting of each of Ms. Kim’s awards are subject to her continued service through the applicable vesting date.

60	Virgin Galactic Holdings, Inc.

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2023. Unless otherwise specified, all outstanding equity incentive plan awards were granted pursuant to our A&R Plan.

	Option Awards									Stock Awards
Name	Award Grant Date	Numbers of Securities Underlying Unexercised Options Exercisable (#)	Numbers of Securities Underlying Unexercised Options Unexercisable (#)		Number of Securities Underlying Unexercised Performance Options Exercisable (#)	Number of Securities Underlying Unexercised Performance Options Unexercisable (#)		Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Michael Colglazier	07/20/2020	341,666	158,334	(3)	—	—		$22.98	07/20/2030	—		—	—	—
	07/20/2020	—	—		—	—		—	—	93,750	(5)	229,688	—	—
	03/24/2021	—	—		—	—		—	—	40,690	(5)	99,691	—	—
	03/17/2022	—	—		—	101,420	(4)	$8.99	03/17/2032	—		—	—	—
	03/17/2022	—	—		—	—		—	—	—		—	78,970	193,477
	03/17/2022	—	—		—	—		—	—	266,523	(5)	652,981	—	—
	03/16/2023	—	—		—	—		—	—	727,273	(5)	1,781,819	—	—
	03/16/2023	—	—		—	—		—	—	—		—	121,213	296,972
Doug Ahrens	03/01/2021	—	—		—	—		—	—	15,582	(5)	38,176	—	—
	03/16/2022	88,383	113,637	(6)	—	—		$7.99	03/16/2032	—		—	—	—
	03/16/2022	—	—		—	—		—	—	—		—	45,274	110,921
	03/16/2022	—	—		—	—		—	—	152,798	(5)	374,355	—	—
	03/16/2023	—	—		—	—		—	—	440,560	(5)	1,079,372	—	—
	03/16/2023	—	—		—	—		—	—	—		—	73,427	179,896
Alistair Burns	02/11/2021	—	—		—	—		—	—	11,207	(7)	27,457	—	—
	10/27/2021	—	—		—	—		—	—	5,124	(8)	12,554	—	—
	03/16/2022	—	—		—	—		—	—	23,769	(5)	58,234	—	—
	03/16/2023	—	—		—	—		—	—	71,795	(5)	175,898	—	—
Aparna Chitale	09/30/2021	—	—		—	—		—	—	13,208	(5)	32,360	—	—
	03/16/2022	—	—		—	—		—	—	—		—	15,092	36,975
	03/16/2022	—	—		—	—		—	—	50,933	(5)	124,786	—	—
	03/16/2023	—	—		—	—		—	—	167,833	(5)	411,191	—	—
	03/16/2023	—	—		—	—		—	—	—		—	27,973	68,534
Sarah Kim	12/05/2022	—	—		—	—		—	—	109,044	(5)	267,158	—	—
	12/05/2022	—	—		—	—		—	—	—		—	24,232	59,368
(1)	The market value of shares of our common stock that have not vested is calculated based on the closing trading price of our common stock ($2.45) as reported on the NYSE on December 29, 2023, the last trading day of the year.
(2)	The PSUs vest upon the achievement of certain milestones, subject to continued service through the performance measurement period. The number of PSUs shown in the table above represent the threshold number of PSUs that are eligible to vest as of December 31, 2023. For additional information about the PSUs, see the section titled “Equity Compensation.”
(3)	This stock option vests and becomes exercisable in substantially equal monthly installments over the 60-month period following Mr. Colglazier’s employment commencement date, July 20, 2020, subject to continued service through the applicable vesting date.
(4)	This performance stock option will vest and become exercisable upon the achievement of certain milestones over the four-year performance period from the date of grant, subject to continued service through the applicable vesting date. The number of PSOs shown in the table above represent the threshold number of performance stock options that are eligible to vest as of December 31, 2023. For additional information about the performance stock options, see the section titled “Equity Compensation.”
(5)	This RSU award is scheduled to vest as to 25% of the underlying shares on the first anniversary of the grant date, and as to the remaining 75% of the underlying shares, in substantially equal quarterly installments over the following 12 quarters, subject to continued service through the applicable vesting date.
(6)	This stock option vests and becomes exercisable with respect to 25% of the shares underlying the option on the first anniversary of the grant date, and as to the remaining 75% of the underlying shares, in substantially equal quarterly installments over the following 12 quarters, subject to continued service through the applicable vesting date.
(7)	This RSU award vested as to 25% of the RSUs on November 9, 2021, and vests as to the remaining 75% of the underlying shares in substantially equal monthly installments over the following 36 months, subject to continued service through the applicable vesting date.
(8)	This RSU award vested as to 25% of the RSUs on October 25, 2022 and vests in substantially equal quarterly installments over the following 12 quarters, subject to continued service through the applicable vesting date.

2024 Proxy Statement	61

Executive Compensation

2023 Option Exercises and Stock Vested
The following table shows the number of shares of common stock acquired by each named executive officer during 2023 upon the vesting of RSUs during 2023. None of the NEOs exercised stock options during 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael Colglazier	364,847	1,318,827
Doug Ahrens	131,308	511,189
Alistair Burns	33,273	123,028
Aparna Chitale	47,162	179,460
Sarah Kim	79,964	193,948
(1)	Amounts are calculated by multiplying the number of shares vested by our closing stock price on the vesting date.

Potential Payments upon Termination or Change in Control
In accordance with SEC rules, the following table summarizes the payments that would be made to certain of our named executive officers upon the occurrence of certain qualifying terminations of employment, assuming such named executive officer’s termination of employment with the Company occurred on December 31, 2023 and, where relevant, that a change of control of the Company occurred on December 31, 2023. Amounts shown in the table below do not include (1) accrued but unpaid salary and (2) other benefits earned or accrued by the named executive officers during their employment that are available to all salaried employees, such as accrued vacation.

We have entered into certain agreements with each of our named executive officers that provide our named executive officers with severance protections. The employment agreements provide that the named executive officers will be eligible for severance benefits in certain circumstances following a termination of employment without cause or with good reason, whether or not in connection with a change in control.

Under his employment agreement, if Mr. Colglazier experiences a “qualifying termination” of employment, then, in addition to any accrued amounts, he will be entitled to receive the following severance payments and benefits:

●	a cash severance amount equal to the sum of (i) his annual base salary then in effect and (ii) his target annual bonus, multiplied by (A) 1.0 if the termination date occurs after the second anniversary of the employment start date or (B) 2.0 if the termination date occurs on or before the second anniversary of the employment start date;
●	pro-rated annual bonus for the year of termination;
●	Company-subsidized healthcare coverage for 12 months after the termination date (or 18 months if the termination occurs on or before the second anniversary of the employment start date);
●	accelerated vesting of any then-outstanding Company equity awards that vest based solely on the passage of time. The accelerated vesting will cover the number of shares or RSUs that would have vested during the 12-month period following the termination date (or, if the termination occurs on or before the second anniversary of the employment start date, the 24-month period); and
●	continued opportunity to receive the spaceflight described above (but not if his employment terminates due to his death or disability).

62	Virgin Galactic Holdings, Inc.

Executive Compensation

However, if a qualifying termination of Mr. Colglazier’s employment occurs on or within 24 months following a “change in control” (as defined in the A&R Plan), then Mr. Colglazier instead will be entitled to receive the following severance payments and benefits:

●	a cash severance amount equal to 2.0 times the sum of (a) Mr. Colglazier’s annual base salary then in effect and (b) his target annual bonus amount;
●	pro-rated annual bonus for the year of termination;
●	Company-subsidized healthcare coverage for 18 months after the termination date;
●	full accelerated vesting of all outstanding and unvested time-based vesting equity awards; and
●	continued opportunity to receive the spaceflight described above (but not if his employment terminates due to his death or disability).

As defined in Mr. Colglazier’s employment agreement, a “qualifying termination” includes a termination of Mr. Colglazier’s employment (i) by the Company without “cause,” (ii) by Mr. Colglazier for “good reason” (as defined in the employment agreement), (iii) due to Mr. Colglazier’s death or disability or (iv) by reason of the Company’s non-renewal of the employment agreement at the end of its term.

Under the employment agreements for Mr. Ahrens, Ms. Chitale and Ms. Kim, if the executive’s employment is terminated by the Company without “cause,” or by the executive for “good reason” (each, as defined in the employment agreement) then, in addition to any accrued amounts, the executive will be entitled to receive the following severance payments and benefits:

●	a cash severance amount equal to the sum of (i) the executive’s annual base salary then in effect and (ii) the executive’s target annual bonus amount, multiplied by (A) 1.0 if the termination date occurs after the second anniversary of the employment start date or (B) 1.5 if the termination date occurs on or before the second anniversary of the employment start date;
●	for Ms. Kim only, the earned but unpaid annual bonus for the year prior to the year of termination;
●	pro-rated annual bonus for the year of termination;
●	Company-subsidized healthcare coverage for 12 months after the termination date (or 18 months if the termination occurs on or before the second anniversary of the employment start date); and
●	accelerated vesting of any then-outstanding Company equity awards that vest based solely on the passage of time. The accelerated vesting will cover the number of shares or RSUs that would have vested during the 12-month period following the termination date (or, if the termination occurs on or before the second anniversary of the employment start date, the 18-month period).

However, if either such termination of employment occurs on or within 24 months following a change in control, then, in addition to any accrued amounts, the executive instead will be entitled to receive the following severance payments and benefits:

●	a cash severance amount equal to 1.0 times (1.5 times for Ms. Kim) the sum of (a) the executive’s annual base salary then in effect and (b) the executive’s target annual bonus amount;
●	pro-rated annual bonus for the year of termination;
●	Company-subsidized healthcare coverage for 12 months after the termination date (18 months for Ms. Kim); and
●	full accelerated vesting of all outstanding and unvested time-based vesting equity awards.

Under the offer letter for Mr. Burns, if his employment is terminated by the Company without “cause” (as defined in the offer letter) then Mr. Burns will be entitled to receive three months of base salary and Company-subsidized healthcare coverage.

2024 Proxy Statement	63

Executive Compensation

The severance payments and benefits described above are subject to the executive’s execution and non-revocation of a general release of claims in favor of the Company and continued compliance with customary confidentiality requirements.

Named Executive Officer		Qualifying Termination ($)	Change in Control with Qualifying Termination ($)
Michael Colglazier(1)	Cash Payments	3,707,500	5,957,500
	Vesting of Equity Awards	1,379,198	2,764,179
	Value of Benefits	30,008	45,012
	Total	5,116,706	8,766,691
Doug Ahrens	Cash Payments	1,870,000	1,870,000
	Vesting of Equity Awards	669,144	1,491,903
	Value of Benefits	34,002	34,002
	Total	2,573,146	3,395,905
Alistair Burns	Cash Payments	91,000	91,000
	Vesting of Equity Awards	—	—
	Value of Benefits	8,501	8,501
	Total	99,501	99,501
Aparna Chitale	Cash Payments	1,250,000	1,250,000
	Vesting of Equity Awards	253,845	568,337
	Value of Benefits	30,008	30,008
	Total	1,533,853	1,848,345
Sarah Kim	Cash Payments	1,419,200	1,419,200
	Vesting of Equity Awards	133,576	267,158
	Value of Benefits	1,216	1,216
	Total	1,553,992	1,687,574
(1)	Mr. Colglazier’s total does not include the value of the spaceflight opportunity.

64	Virgin Galactic Holdings, Inc.

Executive Compensation

Compensation Risk Assessment

In November 2023, Meridian completed a compensation risk assessment to assess whether the Company’s executive compensation program might encourage aggressive risk taking and reported its findings to the Compensation Committee. The assessment indicated that the Company’s executive and overall compensation pay practices do not encourage excessive or inappropriate risk taking and the Compensation Committee determined such policies or practices are not reasonably likely to have a material adverse effect on our business.

CEO Pay Ratio

We are providing the following information regarding the relationship of the annual total compensation of our median compensated employee to the annual total compensation of Michael Colglazier, our Chief Executive Officer. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is consistent with the requirements of Item 402(u) of Regulation S-K.

For 2023, our last completed fiscal year:

●	the annual total compensation of the employee who represents our median compensated employee (other than our Chief Executive Officer) was $164,544; and
●	the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included above, was $7,734,016.

Based on this information, for 2023, our Chief Executive Officer’s ratio of annual total compensation to the median of the annual total compensation of all of our employees (other than the Chief Executive Officer) was 47 to 1.

We determined that, as of December 31, 2023, our employee population excluding our Chief Executive Officer consisted of 1,003 full-time employees. To identify the median employee from our employee population, we reviewed the annual total compensation of each of our employees in the same manner as calculated for the annual total compensation of our Chief Executive Officer.

With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $164,544. With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table included in this Proxy Statement.

2024 Proxy Statement	65

Pay Versus Performance

The following provides information about the relationship between executive compensation actually paid and certain financial performance measures of the Company, as determined in accordance with SEC rules. The following tables set forth information regarding compensation for our principal executive officers (“PEOs”) and average compensation related to our Non-PEO NEOs versus our Company performance for 2023, 2022, 2021 and 2020.

	Summary Compensation Table Total for Current PEO(1)(2)	Summary Compensation Table Total for Former PEO(1)(2)	Compensation Actually Paid to Current PEO(3)	Compensation Actually Paid to Former PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(4)	Average Compensation Actually Paid to Non-PEO NEOs(5)	Value of Initial Fixed $100 Investment Based On:		Net Income(8)	Year End Stock Price(9)
Fiscal Year							Total Shareholder Return(6)	Peer Group Total Shareholder Return(7)
2023	$7,734,016	-	$3,865,105	-	$2,065,458	$1,212,883	$21	$45	$(502,337)	$2.45
2022	$10,781,868	-	$(1,438,803)	-	$3,047,989	$535,128	$30	$45	$(500,152)	$3.48
2021	$7,405,794	-	$461,818	-	$2,839,648	$(1,535,598)	$116	$120	$(352,899)	$13.38
2020	$22,055,600	$14,679,129	$21,187,059	$20,884,791	$6,925,868	$7,172,507	$205	$195	$(644,887)	$23.73
(1)	For 2020, Michael Colglazier (Current PEO) and George Whitesides (Former PEO) each served as principal executive officer (“PEO”) for a portion of the year, Mr. Whitesides from January 1, 2020 to July 19, 2020, and Mr. Colglazier from July 20, 2020 to December 31, 2020. For 2021 and after, Michael Colglazier served as the sole PEO of the Company.
(2)	The dollar amounts reported in this column are the amounts of total compensation reported for the Company’s PEOs for each corresponding year in the “Total” column of the Summary Compensation Table for the applicable fiscal year.
(3)	The dollar amounts reported in this column represent the amount of “compensation actually paid” to the Company’s PEO for the applicable fiscal year, as computed in accordance with Item 402(v) of Regulation S-K. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the applicable PEO’s total compensation reported in the Summary Compensation Table for the applicable fiscal year to determine the compensation actually paid:

Year	Name of PEO	Reported Summary Compensation Table Total for PEO	[Less] Reported Value of Equity Awards(a)	[Plus] Equity Award Adjustments(b)	[Equals] Compensation Actually Paid to PEO(c)
2023	Michael Colglazier	$7,734,016	$5,243,644	$1,374,733	$3,865,105
(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)	The amounts deducted or added in calculating the equity award adjustments are set forth in the tables below. The fair values of unvested and outstanding equity awards to our NEOs were remeasured as of the end of each fiscal year, and as of each vesting date, during the 2020, 2021, 2022 and 2023 fiscal years. Fair values as of each measurement date were determined using valuation assumptions and methodologies (including volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant in accordance with ASC Topic 718. For stock options, the grant-date fair values were estimated using Black-Scholes. For market-based restricted stock units, fair values were estimated using a Monte Carlo simulation model, using assumptions that are consistent with those used at grant. For other performance-based awards, the fair values reflect the probable outcome of the performance vesting conditions as of each measurement date.
(c)	No other adjustments were required to be made in calculating compensation actually paid.

Year	Name of PEO	[Plus] Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	[Plus] Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	[Plus] Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year that Vested During Fiscal Year	[Plus] Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	[Less] Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year	Total Equity Award Adjustments
2023	Michael Colglazier	$2,426,065	$(1,132,992)	$0	$81,660	$0	$1,374,733

66	Virgin Galactic Holdings, Inc.

Pay Versus Performance

(4)	The dollar amounts reported in this column represent the average of the amounts reported for our NEOs (excluding persons serving as PEOs) (collectively, the “Non-PEO NEOs”) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the non-PEO NEOs (included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Doug Ahrens, Alistair Burns, Aparna Chitale, and Sarah Kim; (ii) for 2022, Doug Ahrens, Alistair Burns, Aparna Chitale, Sarah Kim, Swami Iyer, and Michael Moses; (iii) for 2021, Doug Ahrens, Michelle Kley, Michael Moses, Swami Iyer, and Jonathan Campagna; and (iv) for 2020, Jonathan Campagna, Michael Moses, Michelle Kley, and Enrico Palermo.
(5)	The dollar amounts reported in this column represent the average “compensation actually paid” to the non-PEO NEOs for the applicable fiscal year, as computed in accordance with Item 402(v) of Regulation S-K. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for the non-PEO NEOs reported in the Summary Compensation Table for the applicable fiscal year, as follows:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	[Less] Reported Value of Equity Awards(a)	[Plus] Equity Award Adjustments(b)	[Equals] Average Compensation Actually Paid to Non-PEO NEOs
2023	$2,065,458	$1,179,016	$326,441	$1,212,883
(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	[Plus] Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	[Plus] Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	[Plus] Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year that Vested During Fiscal Year	[Plus] Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	[Less] Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year	Total Equity Award Adjustments
2023	$551,350	$(233,994)	$0	$9,085	$0	$326,441
(6)	Represents cumulative Total Shareholder Return (“TSR”) of our common stock for the periods presented.
(7)	Represents weighted peer group cumulative TSR of the compensation peer group for the applicable year, as further described in this footnote (the “Compensation Peer Group,” weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. Our Compensation Peer Group for 2023 was comprised of the following companies:

●Aerojet Rocketdyne Holdings, Inc. ●Curtiss-Wright Corporation ●Fisker Inc. ●Hyliion Holdings ●Joby Aviation, Inc. ●Kratos Defense & Security Solutions, Inc.	●Lordstown Motors Corp. ●Lyft, Inc. ●Maxar Technologies Inc. ●Mercury Systems, Inc. ●Moog Inc. ●Nikola Corporation	●Peloton Interactive, Inc. ●Sunrun Inc. ●Vail Resorts, Inc. ●Velodyne Lidar, Inc. ●Wynn Resorts, Limited

Our Compensation Peer Group for 2022 and 2021 was comprised of the following companies:

●Aerojet Rocketdyne Holdings, Inc. ●Brunswick Corporation ●Curtiss-Wright Corporation ●DraftKings Inc. ●Fisker Inc. ●Hyliion Holdings	●Kratos Defense & Security Solutions, Inc. ●Lordstown Motors Corp. ●Lyft, Inc. ●Maxar Technologies Inc. ●Mercury Systems, Inc. ●Moog Inc.	●Nikola Corporation ●Peloton Interactive, Inc. ●Sunrun Inc. ●Vail Resorts, Inc. ●Velodyne Lidar, Inc. ●Wynn Resorts, Limited

Our Compensation Peer Group for 2020 was comprised of the following companies:

●Aerojet Rocketdyne Holdings, Inc. ●AeroVironment, Inc. ●Appfolio, Inc. ●Axon Enterprise, Inc. ●Cloudera, Inc. ●Cognex Corporation ●Coherent, Inc.	●Cubic Corporation ●Emergent Biosolutions, Inc. ●FireEye, Inc. ●FLIR Systems, Inc. ●HEICO Corporation ●II-VI Incorporated ●Kratos Defense & Security Solutions, Inc.	●Mercury Systems, Inc. ●National Instruments Corp. ●Proofpoint, Inc. ●PROS Holdings, Inc. ●PTC Therapeutics, Inc. ●Rogers Corporation

(8)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year (in thousands).
(9)	The PSUs granted to our NEOs in 2023 are eligible to vest based on the achievement of stock price goals measured based on the average of our stock price over a 20-trading-day trailing average during a three-year performance period. As such, Year-End Stock Price is the most important financial performance measure used by the Company to link compensation actually paid to our NEOs for the fiscal years ended December 31, 2023 to our performance.

2024 Proxy Statement	67

Pay Versus Performance

DESCRIPTION OF RELATIONSHIP BETWEEN NEO COMPENSATION ACTUALLY PAID AND TSR PERFORMANCE

The Pay versus Performance Table demonstrates the link between Compensation Actually Paid (“CAP”) and Company performance. As demonstrated by the following graph, the CAP to our PEOs and the average amount of CAP to our other NEOs as a group during the periods presented were aligned with our cumulative TSR over the period presented. CAP generally decreases when our TSR decreases. TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

COMPENSATION ACTUALLY PAID VERSUS TSR

$25
$20
$15
$10
$5
$0
-$5
Compensation Actually Paid ($M)
$250
$200
$150
$100
$50
$0
Cumulative TSR (Value of Initial $100 Investment)
$20.88
$21.19
$7.17
$0.46
($1.54)
($1.44)
$0.54
$3.87
$1.21
FY 2020
FY 2021
FY 2022
FY 2023
CAP - Former PEO ($M)
CAP - Current PEO ($M)
CAP - NEOs ($M)
Virgin Galactic
2022 Peer Group TSR
2023 Peer Group TSR

68	Virgin Galactic Holdings, Inc.

Pay Versus Performance

DESCRIPTION OF RELATIONSHIP BETWEEN NEO COMPENSATION ACTUALLY PAID AND NET INCOME

The graph below shows the relationship between the CAP to our PEOs and the average amount of CAP to our other NEOs as a group during the periods presented with the Company’s net income over the periods presented. As a limited-revenue company, our net income is negative for the periods presented.

COMPENSATION ACTUALLY PAID VERSUS NET INCOME (IN $MILLIONS)

Compensation Actually Paid ($M)
Net Income ($M)
$25
$20
$15
$10
$5
$0
-$5
($0)
($100)
($200)
($300)
($400)
($500)
($600)
($700)
$20.88
$21.19
$7.17
($645)
($353)
$0.46
($1.54)
($500)
$0.54
($1.44)
($502)
$3.87
$1.21
FY 2020
FY 2021
FY 2022
FY 2023
CAP - Former PEO ($M)
CAP - Current PEO ($M)
CAP - NEOs ($M)
Virgin Galactic Net Income

2024 Proxy Statement	69

Pay Versus Performance

DESCRIPTION OF COMPENSATION ACTUALLY PAID AND YEAR-END STOCK PRICE

Year-end stock price is the company-selected measure because stock price (hurdles) is the metric currently used in our PSU program. The graph below shows the relationship between CAP paid to our PEOs and the average amount of CAP to our other NEOs as a group during the periods presented with our year-end stock price in each of the periods presented. CAP is aligned with our year-end stock price over the periods presented. CAP generally decreases when our stock price decreases.

COMPENSATION ACTUALLY PAID VERSUS YEAR END STOCK PRICE

$25
$20
$15
$10
$5
$0
-$5
Compensation Actually Paid ($M)
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
Year End Stock Price
$23.73
$21.19
$20.88
$7.17
$13.38
$0.46
($1.54)
$3.48
$0.54
($1.44)
$3.87
$1.21
$2.45
FY 2020
FY 2021
FY 2022
FY 2023
CAP - Former PEO ($M)
CAP - Current PEO ($M)
CAP - NEOs ($M)
Virgin Galactic Stock Price

FISCAL 2023 TABULAR LIST OF MOST IMPORTANT FINANCIAL PERFORMANCE MEASURES

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs in fiscal 2023 to Company performance. The measures in this table are not ranked.

Most Important Performance Measures:
Year-End Stock Price
Annual Spending
Commercial Growth

70	Virgin Galactic Holdings, Inc.

Proposal No. 4:
Approval of the Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan

Introduction

On April 18, 2024, our Board adopted the Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan (the “Second A&R Plan”), which amends and restates the A&R Plan. The Second A&R Plan (i) increases the aggregate number of shares reserved for issuance under the A&R Plan by 14,000,000 shares, (ii) increases the aggregate number of shares which may be granted as incentive stock options (“ISOs”) under the A&R Plan by 14,000,000 shares, and (iii) extends the right to grant awards under the A&R Plan through June 12, 2034.

The Second A&R Plan is subject to stockholder approval. If approved by our stockholders, the Second A&R Plan will become effective as of the date of this Annual Meeting (the “Second A&R Plan Effective Date”). The Board recommends that you vote “FOR” the approval of the Second A&R Plan.

Why Stockholders Should Vote to Approve the Second A&R Plan

The Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan (the “Original Plan”) was adopted by our Board and approved by our stockholders on October 25, 2019 in connection with the Virgin Galactic Business Combination. The A&R Plan, which amended and restated the Original Plan, was adopted by our Board on April 21, 2023 and approved by our stockholders on June 8, 2023. We are asking our stockholders to approve the Second A&R Plan because we believe the availability of an adequate reserve of shares for grants under the A&R Plan is an integral part of our compensation program, as it helps promote share ownership and alignment with our stockholders. If the Second A&R Plan is not approved, we believe the foregoing objectives will be adversely affected.

●	Align Eligible Participants and Our Stockholders. The majority of our executive compensation program consists of at-risk, equity-based compensation, which promotes share ownership and helps create alignment between our executives and stockholders. Our non-employee directors also receive a large portion of their compensation in the form of compensatory equity awards, which aligns their interests with those of our stockholders. Our inability to continue to grant equity compensation will impact our ability to deliver our pay philosophy.
●	Remain Market Competitive. We believe our future success depends on our ability to motivate and retain high quality talent, and the ability to continue to provide equity-based incentives is critical to achieving this success as we compete for talent in our industry and adjacent industries. Without having the ability to grant equity compensation, we will not be able to remain competitive for talent in our industry.
●	Minimize Cash Compensation Spend. While the Company could increase cash compensation if it is unable to grant equity compensation, any significant increase in cash compensation in lieu of equity awards would reduce the cash otherwise available for operations and investment in our business.

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Proposal No. 4: Approval of the Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan

Potential Dilution Implications: In addition to the objectives summarized above, we carefully manage our long-term stockholder dilution, share usage and equity compensation expense by limiting the number of equity awards granted annually and closely evaluating eligible plan participants. Our Board believes that the proposed share reserve represents a reasonable amount of potential dilution to accommodate our strategic priorities, and that the benefits to our stockholders from equity awards to our employees, non-employee directors and consultants outweigh the potential dilutive effect of grants made under the Second A&R Plan. For illustrative purposes, if 14,000,000 shares were made available for grant under the Second A&R Plan as of March 31, 2024, the potential cumulative impact would be 8.1%, which is calculated based on the sum of (1) the number of shares subject to equity awards outstanding, but not exercised or settled, (2) the number of shares available to be granted under our equity compensation plans, and (3) proposed new share request, divided by the sum of (i) the total common shares outstanding, (ii) the number of shares subject to equity awards outstanding but not exercised or settled, (iii) the number of shares available to be granted under our equity compensation plans, and (iv) proposed new share request.

The Second A&R Plan Combines Compensation and Governance Best Practices

The Second A&R Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:

●	Prohibitions Against Various “Liberal” Share Recycling Practices. Shares tendered by participants to satisfy the exercise price or purchase price of awards, or tax withholding obligation with respect to awards, will not be added back to the shares available for issuance under the Second A&R Plan.
●	Stockholder approval is required for additional shares. The Second A&R Plan does not contain an annual “evergreen” provision. The Second A&R Plan authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of shares of our common stock which may be issued under the Second A&R Plan.
●	No discount stock options or stock appreciation rights. All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.
●	Minimum Vesting Period. The Second A&R Plan mandates a vesting period of at least one year for all equity-based awards granted under the Second A&R Plan, which applies to no less than 95% of the shares available for issuance (subject to certain limited exceptions set forth in the Second A&R Plan).
●	Repricing and cash buyouts are not allowed. The Second A&R Plan prohibits the repricing or other exchange of underwater stock options and stock appreciation rights for new awards or cash without prior stockholder approval.
●	Limitations on dividend payments on unvested awards. Dividends and dividend equivalents may not be paid on awards subject to vesting conditions unless and until such conditions are met. In addition, dividend equivalents may not be granted on options or stock appreciation rights.
●	Clawback. The Second A&R Plan provides that all awards will be subject to the Company’s clawback policy. • No tax gross-ups. The Second A&R Plan does not provide for any tax gross-ups.
●	Annual Director Limit. The Second A&R Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under ASC Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director with respect to any fiscal year, or director limit, may not exceed the amount equal to $750,000.

72	Virgin Galactic Holdings, Inc.

Proposal No. 4: Approval of the Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan

Information on Equity Compensation Plans as of March 31, 2024

Under the Company’s current forecasts, the shares available for future grant under the A&R Plan will be inadequate to meet our equity needs for 2025 and we will not be able to continue to issue equity to our current employees, consultants and non-employee directors unless our stockholders approve the Second A&R Plan. In order for the Company to continue to grant equity compensation competitive with market grant practices, additional shares are required. Please refer to the table below for detailed information on shares outstanding and shares available for future grant.

The information included in this Proxy Statement and our 2023 Annual Report is updated by the following information regarding all existing equity compensation plans as of March 31, 2024, which includes our A&R Plan and our 2023 Employment Inducement Incentive Award Plan (the “Inducement Plan”).

Number of Shares
Options outstanding(1)	3,244,042
Weighted average exercise price of outstanding options	$13.45
Weighted average remaining term of outstanding options	5.94 years
Total number of shares subject to full-value awards outstanding(2)	12,663,020
Total number of shares available for grant	5,830,530
A&R Plan(3)	3,091,614
Inducement Plan(4)	2,738,916
Total number of shares of common stock outstanding	405,272,587
(1)	Includes both time-based and performance-based stock options (“PSOs”).
(2)	Includes both time-based restricted stock units (“RSUs”) and performance share units (“PSUs”). The number of shares subject to full-value awards outstanding includes PSUs outstanding assuming performance at the “target” performance level.
(3)	Provides the total number of shares available for grant under the A&R Plan, which assumes that PSUs are earned and vest at the “target” performance level.
(4)	Provides the total number of shares available for grant under the Inducement Plan, which is only used for new hire employee awards and cannot be used for annual equity employee awards or equity grants to our non-employee directors and/or consultants.

Background of Determination of Shares Under the Second A&R Plan

As mentioned above, in its determination to approve the Second A&R Plan, the Board was primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity-based incentive awards, which the Board believes is an incentive and retention mechanism for our employees, consultants and non-employee directors. The Board considered key factors in making its determination including our historical grant rates, the shares remaining available for issuance under the A&R Plan, and the potential dilution associated with the A&R Plan.

This review included a consideration of the following key metrics, factors and philosophies:

●	In fiscal year 2023, we granted equity awards covering 5,634,896 shares of our common stock, of which 748,257 were performance-based awards granted to our executives. On average, over the fiscal 2021 - 2023 period, we granted 4,094,096 shares annually. The amounts include PSUs and PSOs based on the achievement of “target” performance goals.
●	Our three-year average annual share pool usage over the most recently completed three-year period (or “burn rate”) was approximately 1.41%, as shown in the following table. Our three-year average burn rate was 1.20% if the PSUs and PSOs that vested are taken into account, instead of the awards granted.

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Proposal No. 4: Approval of the Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan

	2021	2022	2023	Three-Year Average
Stock options granted	—	303,030	—	101,010
RSUs granted	987,516	4,317,161	4,886,639	3,397,105
PSUs granted (at “target”)	94,689	539,317	748,257	460,754
PSUs vested(1)	—	—	—	—
PSOs granted (at “target”)	—	405,680	—	135,227
PSOs vested(1)	—	—	—	—
Total Shares Granted(2)	1,082,205	5,565,188	5,634,896	4,094,096
Burn Rate(3)	0.44%	2.11%	1.67%	1.41%
Weighted Average Shares Outstanding (Basic)	247,618,577	263,947,000	337,262,000	282,942,519
(1)	Reflects PSU and PSO awards vested in the applicable year based on actual achievement of performance goals. The number of PSU and PSO awards that were forfeited in 2022 and 2023 were 128,473 and 265,374, respectively. No PSU or PSO awards were forfeited in 2021.
(2)	“Total Shares Granted” reflect the aggregate amount of options, RSUs, PSUs and PSOs granted in the applicable year. PSUs and PSOs assume performance at the “target” performance level.
(3)	Burn Rate reflects the Total Shares Granted divided by Weighted Average Shares Outstanding in the applicable year.

If approved by our stockholders, the Second A&R Plan would increase the aggregate number of shares available for grant by 14,000,000 shares of common stock to a total of 43,408,755 shares of common stock.

If we exhaust the share reserve under the A&R Plan without approval of the Second A&R Plan, we would lose an important element of our compensation program that is essential to attract, motivate and retain highly qualified talent, and that aligns the interests of our employees with our stockholders.

In light of the factors described above, the Board believes that the size of the share reserve proposed by the Second A&R Plan is reasonable and appropriate at this time.

Stockholder Approval

As mentioned above, if the Second A&R Plan is approved, then an aggregate of 43,408,755 shares of our common stock will be reserved for issuance pursuant to the Second A&R Plan, all of which may be granted as ISOs pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Approval of the Second A&R Plan will constitute approval pursuant to the NYSE stockholder approval requirements applicable to equity compensation plans and approval pursuant to the stockholder approval requirements of Section 422 of the Code relating to ISOs (to the extent required by the Code).

If our stockholders do not approve the Second A&R Plan pursuant to this Proposal 4, the additional shares proposed by the Second A&R Plan will not become available for issuance and the term of the A&R Plan will not be extended; instead, the A&R Plan will continue in full force and effect, without giving effect to the Second A&R Plan, and we may continue to grant equity-based awards under the A&R Plan subject to shares remaining available for grant under the A&R Plan.

Material Terms of the Second A&R Plan

Summary of the Second A&R Plan
This section summarizes certain principal features of the Second A&R Plan. The summary is qualified in its entirety by reference to the complete text of the Second A&R Plan, which is attached as Annex A to this proxy statement.

Eligibility and Administration. Our employees, consultants and non-employee directors, and employees and consultants of our subsidiaries, are eligible to receive awards under the Second A&R Plan. Currently, approximately 1,004 employees and 8 non-employee directors are eligible to receive awards under the Second A&R Plan. No individual service providers are currently eligible to receive awards under the Second A&R Plan.

74	Virgin Galactic Holdings, Inc.

Proposal No. 4: Approval of the Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan

The Second A&R Plan is administered by our Board or a committee of our Board, either of which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (referred to collectively as the plan administrator), subject to the limitations imposed under the Second A&R Plan and applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the Second A&R Plan, to interpret the Second A&R Plan and award agreements and to adopt, amend and repeal rules for the administration of the Second A&R Plan as it deems advisable. The plan administrator will also have the authority to determine which service providers receive awards, grant awards and set the terms and conditions of all awards under the Second A&R Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Second A&R Plan.

Limitation on Awards and Shares Available. Prior to the Second A&R Plan Effective Date, an aggregate of 29,408,755 shares of our common stock were available for issuance under awards granted pursuant to the A&R Plan. As of March 31, 2024, there were 3,091,614 shares remaining available for grant under the A&R Plan (assuming the payout of outstanding performance-based awards at “target” performance goals). As described above, if this Proposal 4 is approved, then an aggregate of 43,408,755 shares of our common stock will be reserved for issuance under awards granted pursuant to the Second A&R Plan, which includes the 3,091,614 shares available for future issuance as of March 31, 2024 (assuming the payout of outstanding performance-based awards at “target” performance goals), the number of shares already issued under the A&R Plan as of such date, the number of shares covered by outstanding awards granted under the A&R Plan as of such date and the 14,000,000 new shares.

If an award under the Second A&R Plan is forfeited, expires, is settled for cash or is repurchased at or below the price paid by the participant for such shares, any shares subject to such award may, to the extent of such forfeiture, expiration, cash settlement or repurchase, be used again for new grants under the Second A&R Plan. However, the following shares may not be used again for grant under the Second A&R Plan: (i) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise, (ii) shares purchased on the open market with the cash proceeds from the exercise of options, and (iii) shares tendered or withheld to satisfy the exercise or purchase price or tax withholding obligation for any award. The payment of dividend equivalents in cash in conjunction with any awards under the Second A&R Plan will not reduce the shares available for grant under the Second A&R Plan. Shares issued under the Second A&R Plan may be authorized but unissued shares, treasury shares or shares purchased in the open market.

Awards granted under the Second A&R Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Second A&R Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The Second A&R Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under ASC Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director with respect to any fiscal year, or director limit, may not exceed the amount equal to $750,000.

Types of Awards
The Second A&R Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), SARs, restricted stock, dividend equivalents, RSUs and other stock or cash-based awards. Certain awards under the Second A&R Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Second A&R Plan are evidenced by award agreements, which detail the terms and conditions of awards, including any applicable vesting (including performance-based vesting) and payment terms and post-termination exercise limitations. Awards other than cash awards generally are settled in shares of our common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

●	Stock Options and SARs. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant

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Proposal No. 4: Approval of the Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan

stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).
●	Restricted Stock. Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions. Dividends with respect to restricted stock will only be paid to the extent that the vesting conditions of the underlying award are satisfied.
●	RSUs. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Second A&R Plan.
●	Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.
●	Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents will only be paid to the extent that the vesting conditions of the underlying award are satisfied.

No Reload Options
No stock option will include terms entitling a participant to a grant of stock options upon exercise of the original stock option.

Certain Transactions
The plan administrator has broad discretion to take action under the Second A&R Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Second A&R Plan and outstanding awards.

The Second A&R Plan provides that, in the event of a change in control (as defined in the Second A&R Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested (and for performance-based awards, vested at target, unless provided otherwise in an individual agreement between the Company and a participant) and exercisable in connection with the transaction.

Minimum Vesting
The Second A&R Plan contains a minimum vesting requirement, subject to limited exceptions, that equity-based awards made pursuant to the Second A&R Plan on and after April 21, 2023 may not vest earlier than the date that is one year following the grant date of the award. The limited exceptions allow the issuance of awards in an aggregate of up to 1,164,927 shares (which equals 5% of the shares available for issuance as of the effective date of the A&R Plan and the additional 14,000,000 new shares) without minimum vesting provisions, as well as the issuance of (i) awards delivered in lieu of cash compensation, (ii) annual equity grants to non-employee directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders and which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iii) substitute awards. The plan administrator has the authority to waive the one-year vesting restrictions upon the participant’s termination of service or in connection with a change in control.

76	Virgin Galactic Holdings, Inc.

Proposal No. 4: Approval of the Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan

No Repricing or Cash Buyouts
Except in connection with certain changes in our capital structure, stockholder approval is required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Plan Amendment and Termination
Our Board may amend or terminate the Second A&R Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Second A&R Plan, may materially and adversely affect an award outstanding under the Second A&R Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws, or any amendment to increase the annual director limit. The Second A&R Plan will remain in effect until the tenth anniversary of the Second A&R Plan Effective Date, unless earlier terminated, but an ISO may not be granted after the tenth anniversary of the date on which the Second A&R Plan was adopted. No awards may be granted under the Second A&R Plan after its termination.

Foreign Participants, Clawback Provisions, Transferability and Participant Payments
The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company clawback policy as set forth in such clawback policy or the applicable award agreement. Awards under the Second A&R Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Second A&R Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Second A&R Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

●	Non-Qualified Stock Options. If an optionee is granted an NSO under the Second A&R Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
●	Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of

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Proposal No. 4: Approval of the Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan

the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
●	Other Awards. The current federal income tax consequences of other awards authorized under the Second A&R Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the Second A&R Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Second A&R Plan and awards granted under the Second A&R Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Second A&R Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

Except with respect to grants of RSUs that will be awarded to each non-employee director serving on our Board on the date of this Annual Meeting as reflected in the table below, the number of awards that our named executive officers, directors, other executive officers and other employees and consultants may receive under the Second A&R Plan in the future, will be determined in the discretion of our Board or Compensation Committee, and neither our Board nor the Compensation Committee has made any determination to make future grants to any persons under the Second A&R Plan as of the date of this Annual Meeting. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Second A&R Plan, or the benefits that would have been received by such participants if the Second A&R Plan had been in effect in the year ended December 31, 2023.

Name and Position	Dollar Value ($)(1)	Number of Shares (#)
Michael Colglazier, Chief Executive Officer, President and Director	—	—
Doug Ahrens, Chief Financial Officer and Treasurer	—	—
Alistair Burns, Senior Vice President, Chief Information Officer	—	—
Aparna Chitale, Executive Vice President, Chief People Officer	—	—
Sarah Kim, Executive Vice President, Chief Legal Officer and Secretary	—	—
All Current Executive Officers as a Group	—	—
All Current Non-Employee Directors as a Group	875,000	(2)
All Non-Executive Officer Employees, including all Current Officers who are not Executive Officers, as a Group	—	—
(1)	Pursuant to our director compensation program, each non-employee director serving on our Board on the date of the annual stockholders’ meeting (other than Mr. Brambilla) will be awarded an RSU award covering a number of shares having an aggregate value equal to $125,000.
(2)	The aggregate number of RSUs to be granted to non-employee directors is not included in the table above as their equity awards will depend on the value of our common stock on the grant date.

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Proposal No. 4: Approval of the Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan

Plan Benefits

The table below sets forth summary information concerning the number of shares of our common stock subject to equity awards granted to certain persons under the A&R Plan as of March 31, 2024. The closing per share market value of our stock on March 28, 2024 was $1.48 (March 31, 2024 fell on a Sunday).

Certain awards set forth in this table for the named executive officers were granted in 2023 and therefore also are included in the Summary Compensation Table and in the Grants of Plan-Based Awards Table set forth in this Proxy Statement and are not additional awards. Certain awards set forth in this table for the non-employee directors were granted in 2023 and therefore also are included in the Director Compensation Table set forth in this Proxy Statement and are not additional awards.

Name and Position	Options (#)	Restricted Stock Units (#)	Performance- Based Restricted Stock Units (#)(1)
Michael Colglazier, Chief Executive Officer, President and Director	905,680	3,625,437	400,365
Doug Ahrens, Chief Financial Officer and Treasurer	202,020	2,204,419	237,401
Alistair Burns, Senior Vice President, Chief Information Officer	—	403,314	—
Aparna Chitale, Executive Vice President, Chief People Officer	—	847,490	86,128
Sarah Kim, Executive Vice President, Chief Legal Officer and Secretary	—	663,146	48,464
All Current Executive Officers as a Group	1,107,700	7,743,806	772,358
All Current Non-Employee Directors as a Group	—	466,751	—
Current Director Nominees:
Raymond Mabus, Jr.	—	73,150	—
Henio Arcangeli, Jr.	—	58,140	—
Luigi Brambilla	—	—	—
Tina Jonas	—	58,067	—
Craig Kreeger	—	87,177	—
Wanda Sigur	—	59,839	—
Diana Strandberg	—	73,150	—
W. Gilbert West	—	57,228	—
Each Associate of any such Directors, Executive Officers or Nominees	—	—	—
Each Other Person who Received or are to Receive 5% of Such Options or Rights	687,515	2,355,691	211,208
All Employees, Including all Current Officers who are not Executive Officers, as a Group	7,727,610	21,276,503	211,208
(1)	Based on “target” PSU awards granted for currently outstanding awards; otherwise based on actual PSU awards vested.

Board Recommendation
The Board of Directors unanimously recommends you vote “FOR” the proposal to approve the Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan.

2024 Proxy Statement	79

Proposal No. 5:
Approval of Amendments to Our Certificate of Incorporation to Effect a Reverse Stock Split

General

Our Board has adopted and is recommending that our stockholders approve amendments to our Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio ranging from any whole number between 1-for-2 and 1-for-20, with the exact ratio within such range to be determined by the Board in its discretion (the “Reverse Stock Split”), subject to the Board’s authority to determine when to file the amendment and to abandon the other amendments notwithstanding prior stockholder approval of such amendments. Pursuant to the law of the State of Delaware, our state of incorporation, the Board must adopt any amendment to our Certificate of Incorporation and submit the amendment to stockholders for their approval. The form of the proposed amendments to our Certificate of Incorporation, one of which would be filed with the Secretary of State of the State of Delaware, is attached to this Proxy Statement as Annex B.

By approving this proposal, stockholders will approve alternative amendments to our Certificate of Incorporation pursuant to which a whole number of outstanding shares of our common stock between 2 and 20, inclusive, would be combined into one share of our common stock. Upon receiving stockholder approval, the Board will have the authority, in its sole discretion, but not the obligation, to elect, without further action on the part of the stockholders, whether to effect the Reverse Stock Split and, if so, to determine the Reverse Stock Split ratio from among the approved range described above and to effect the Reverse Stock Split by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. In this case, all other amendments will be abandoned. The Board may also elect not to effect any Reverse Stock Split.

The Board’s decision as to whether and when to effect the Reverse Stock Split will be based on a number of factors, including market conditions, the historical, then-existing and expected trading price of our common stock, the anticipated impact of the Reverse Stock Split on the trading price of our common stock and on the number of holders of our common stock, and the continued listing requirements of the NYSE. As of the date of this Proxy Statement, the Company is in compliance with all applicable NYSE listing requirements. Although the Reverse Stock Split is not necessary from a compliance perspective at this time, the Company believes that seeking approval of the Reverse Stock Split at the Annual Meeting is appropriate for the reasons set forth below. Although our stockholders may approve the Reverse Stock Split at the Annual Meeting, we will not effectuate the Reverse Stock Split if the Board does not deem it to be in the best interests of the Company and its stockholders.

Because the Reverse Stock Split will decrease the number of outstanding shares of our common stock by a ratio in the range of 1-for-2 to 1-for-20 but would not effect a decrease to the number of shares of common stock that the Company will be authorized to issue, the proposed amendments to the Certificate of Incorporation to effect the Reverse Stock Split (the “Reverse Stock Split amendments”) would result in a relative increase in the number of authorized and unissued shares of our common stock. For more information on the relative increase in the number of authorized shares of our common stock, see “Principal Effects of the Reverse Stock Split—Relative Increase in Number of Authorized Shares of Common Stock for Issuance” below.

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Proposal No. 5: Approval of Amendments to Our Certificate of Incorporation to Effect a Reverse Stock Split

Purpose and Background of the Reverse Stock Split

Trading, Investor Interest and Liquidity
On April 18, 2024, the Board approved the proposed amendments to our Certificate of Incorporation with the primary purpose of improving the perception of our common stock as an investment security, resetting our stock price to more normalized trading levels in the face of potentially extended market dislocation and decreasing price volatility for our common stock, as small price movements currently may cause relatively large percentage changes in our stock price.

Our Board also considered that the Reverse Stock Split and the resulting increase in the per share price of our common stock could encourage increased investor interest in our common stock and promote greater liquidity for our stockholders. Many brokerage houses and institutional investors have internal policies and practices that prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers, further limiting the liquidity of our common stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock. Additionally, investors may be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. A greater price per share of our common stock could allow a broader range of institutions to invest in our common stock.

For all of these reasons, we believe the Reverse Stock Split could potentially help to stabilize trading in our common stock and increase marketability, trading volume and liquidity.

Facilitation of Future Growth Capital Raising
The Board believes it is critically important for the Company to maintain its flexibility in accessing the equity capital markets.

We filed a shelf registration statement on Form S-3 (No. 333-272826) with the SEC on June 22, 2023 (the “Form S-3”), under which we may offer from time to time in one or more offerings any combination of common and preferred stock, debt securities, depositary shares, warrants, purchase contracts and units. On June 22, 2023, the Company also filed with the SEC a prospectus supplement under the Form S-3 pursuant to which we may offer and sell from time to time and at our discretion shares of our common stock having aggregate sales proceeds of up to $400 million pursuant to an “at-the-market” offering program. The timing of any sales and the number of shares sold, if any, will depend on a variety of factors to be determined by us. While we regularly consider our capital requirements and may conduct equity offerings in the future, there can be no assurance as to whether or, if so, how many or when, any shares will be issued and sold under the Form S-3.

We intend to raise growth capital through equity or debt financing to expand our current operations, including the development and expansion of our Delta Class fleet of spaceships and motherships, which are designed to support our scale and profitability objectives. Such additional financing could take a variety of forms, including a private investment in common stock or preferred equity securities, convertible debt securities or other debt financing, an at-the-market offering of our common stock, rights offering or other public offering of equity or debt securities, and could involve repurchase of the Convertible Notes (as defined below), amendment of the terms of the Convertible Notes, or exchange of the Convertible Notes for other securities, in each case, as a standalone transaction or as part of a larger balance sheet modification. The availability of additional equity or debt financing will depend on the continued execution of our strategy and our ability to demonstrate a path to long-term profitable growth, as well as market conditions. There can be no assurances that such equity or debt financing will be available in amounts or on terms acceptable to us, if at all.

The sale of additional equity would result in significant dilution to our stockholders. The incurrence of debt financing would result in additional debt service obligations and the instruments governing such debt could provide for restrictive operating and financial covenants, security interests on our assets and other terms that could be adverse to our current stakeholders.

Failure to raise additional growth capital through equity or debt financing could have a material adverse effect on our ability to meet our long-term liquidity needs and achieve our long-term business objectives.

The Board believes that the Reverse Stock Split would facilitate our ability to raise additional equity capital in particular, including due to the expected resulting increase in the per share price of our common stock. The Board believes that an increased price per share of common stock following a Reverse Stock Split would enhance our ability to raise growth capital.

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Proposal No. 5: Approval of Amendments to Our Certificate of Incorporation to Effect a Reverse Stock Split

Increase in Number of Authorized Shares of Common Stock Available for Future Issuance
In addition, the Board approved the proposed amendments to our Certificate of Incorporation to potentially effect the Reverse Stock Split in order to increase our number of authorized shares of common stock available for future issuance. Under the Certificate of Incorporation, we have 700,000,000 authorized shares of Common Stock and 10,000,000 authorized shares of preferred stock, par value $0.0001 per share. As of the Record Date, there were 411,301,869 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Because the Reverse Stock Split will decrease the number of outstanding shares of our common stock by a ratio in the range of 1-for-2 to 1-for-20 but would not effect a decrease to the number of shares of common stock that we will be authorized to issue, the proposed Reverse Stock Split amendments would result in a relative increase in the number of unissued shares of our Common Stock. See “–Principal Effects of the Reverse Stock Split-Issued and Outstanding Shares of Common Stock” below.

Our Board believes it is in the best interests of the Company and our stockholders to increase our number of authorized shares of common stock available for future issuance in order to have additional shares available for use as our Board deems appropriate or necessary. As such, the Reverse Stock Split will provide the Company with greater flexibility with respect to managing its common stock in connection with such corporate purposes as may, from time to time, be considered advisable by our Board. These corporate purposes could include, without limitation, financing activities, public or private offerings of common stock, issuance of options and other equity awards pursuant to our incentive plans, and strategic business development transactions. Having an increased number of authorized but unissued shares of common stock would allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a special meeting of stockholders for the purpose of approving an increase in our capitalization.

Maintain NYSE Listing
Our common stock is currently listed on the NYSE under the symbol “SPCE.” The continued listing requirements of NYSE, among other things, require that our common stock must maintain a minimum average closing share price of $1.00 per share of common stock over a consecutive 30 trading-day period. On the Record Date, our last reported sale price of our common stock on the NYSE was $0.9427 per share. If we were to fail to meet the minimum bid price requirement in the future over a consecutive 30 trading-day period, our common stock could be delisted from the NYSE. If our common stock were to be delisted, the Board believes that the trading market for our common stock could become significantly less liquid, which could reduce the trading price of our common stock and increase the transaction costs of trading in shares of our common stock.

If the Reverse Stock Split amendment is effected, it would cause a decrease in the total number of shares of our common stock outstanding and increase the market price per share of our common stock. The Board intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is in the best interests of the Company and our stockholders and is likely to improve the trading price of our common stock and improve the likelihood that we will be able to maintain our listing on the NYSE.

Board Discretion to Implement the Reverse Stock Split

The Board believes that stockholder approval of a range of ratios (as opposed to a single Reverse Stock Split ratio) is in the best interests of our Company and stockholders because it is not possible to predict market conditions at the time that the Reverse Stock Split would be effected. We believe that a range of Reverse Stock Split ratios provides us with the most flexibility to achieve the desired results of the Reverse Stock Split. The Reverse Stock Split ratio to be selected by our Board will be a whole number in a range of 1-for-2 to 1-for-20. The Board can only authorize the filing of one Reverse Stock Split amendment and all other Reverse Stock Split amendments will be abandoned. The Board also has the authority to abandon all Reverse Stock Split amendments.

In determining the Reverse Stock Split ratio and whether and when to effect the Reverse Stock Split following the receipt of stockholder approval, the Board will consider a number of factors, including, without limitation:

●	the historical trading price and trading volume of our common stock;
●	the number of shares of our common stock outstanding immediately before and after the Reverse Stock Split;

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Proposal No. 5: Approval of Amendments to Our Certificate of Incorporation to Effect a Reverse Stock Split

●	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading price and trading volume of our common stock;
●	our ability to maintain the listing of our common stock on the NYSE;
●	the anticipated impact of a particular ratio on the number of holders of our common stock; and
●	prevailing general market conditions.

We believe that granting the Board the authority to set the ratio for the Reverse Stock Split is essential because it allows us to take these factors into consideration and to react to changing market conditions. If our Board chooses to implement the Reverse Stock Split, we will make a public announcement regarding the determination of the Reverse Stock Split ratio.

Risks Associated with the Reverse Stock Split

There are risks associated with the Reverse Stock Split, including that the Reverse Stock Split may not result in a sustained increase in the per share price of our common stock. There is no assurance that:

●	the market price per share of our common stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split;
●	the Reverse Stock Split will facilitate the Company’s access to the equity capital markets;
●	the Reverse Stock Split will result in a per share price that will increase the level of investment in our common stock by institutional investors or increase analyst and broker interest in our Company;
●	the Reverse Stock Split will result in a per share price that will increase our ability to attract, retain and motivate employees and other service providers; or
●	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by the NYSE, or that we will otherwise meet the requirements of the NYSE for continued inclusion for trading on the NYSE.

Stockholders should note that the effect of the Reverse Stock Split, if any, upon the market price of our common stock cannot be accurately predicted. In particular, we cannot assure you that the price for a share of our common stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding immediately prior to the Reverse Stock Split. Furthermore, even if the market price of our common stock does rise following the Reverse Stock Split, we cannot assure you that the market price of our common stock immediately after the Reverse Stock Split will be maintained for any period of time. Even if an increased per-share price can be maintained, the Reverse Stock Split may not achieve the desired results that have been outlined above. Moreover, because some investors may view the Reverse Stock Split negatively, we cannot assure you that the Reverse Stock Split will not adversely impact the market price of our common stock.

We believe that the Reverse Stock Split may result in greater liquidity for our stockholders. However, it is also possible that such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split, particularly if the price of our common stock does not increase as a result of the Reverse Stock Split.

Principal Effects of the Reverse Stock Split

Issued and Outstanding Shares of Common Stock
If the Reverse Stock Split is approved and effected, each holder of our common stock outstanding immediately prior to the effectiveness of the Reverse Stock Split will own a reduced number of shares of our common stock upon effectiveness of the Reverse Stock Split. The Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of common stock and the Reverse Stock Split ratio will be the same for all issued and outstanding shares of common stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share (as described in detail below). After the Reverse Stock Split, the shares of our common stock will have the same voting rights

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Proposal No. 5: Approval of Amendments to Our Certificate of Incorporation to Effect a Reverse Stock Split

and rights to dividends and distributions and will be identical in all other respects to our common stock now authorized. Common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split will not affect the Company continuing to be subject to the periodic reporting requirements of the Exchange Act.

The Reverse Stock Split may result in some stockholders owning “odd-lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Relative Increase in Number of Authorized Shares of Common Stock for Issuance
The Reverse Stock Split will not affect the number of authorized shares or the par value of our capital stock, which will remain at 700,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Although the number of authorized shares of our capital stock will not change as a result of the Reverse Stock Split, the number of shares of our common stock issued and outstanding will be reduced in proportion to the ratio selected by the Board. Thus, the Reverse Stock Split will effectively increase the number of authorized and unissued shares of our common stock available for future issuance by the amount of the reduction effected by the Reverse Stock Split.

If the proposed Reverse Stock Split amendments are approved, all or any of the authorized and unissued shares of our common stock may be issued in the future for such corporate purposes and such consideration as the Board deems advisable from time to time, without further action by the stockholders of our Company and without first offering such shares to our stockholders. When and if additional shares of our common stock are issued, these new shares would have the same voting and other rights and privileges as the currently issued and outstanding shares of common stock, including the right to cast one vote per share.

Because our stockholders have no preemptive rights to purchase or subscribe for any of our unissued shares of common stock, the future issuance of additional shares of common stock will reduce our current stockholders’ percentage ownership interest in the total outstanding shares of common stock. In the absence of a proportionate increase in our future earnings and book value, an increase in the number of our outstanding shares of common stock would dilute our projected future earnings per share, if any, and book value per share of all our outstanding shares of common stock. If these factors were reflected in the price per share of our common stock, the potential realizable value of a stockholder’s investment could be adversely affected. An issuance of additional shares could therefore have an adverse effect on the potential realizable value of a stockholder’s investment.

Effect on Outstanding Equity Incentive Plans
The Company maintains the Amended & Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan and the Virgin Galactic Holdings, Inc. 2023 Employment Inducement Incentive Award Plan (collectively, the “Plans”), which are designed primarily to provide stock-based incentives to individual service providers of the Company. If the Reverse Stock Split is approved by our stockholders and our Board decides to implement the Reverse Stock Split, as of the Effective Time (as defined below), (i) the number of shares issuable upon exercise or vesting of such awards under the Plans will be proportionally reduced based on the Reverse Stock Split ratio selected by our Board and (ii) any per share exercise price and/or any stock price goals applicable to such awards will be proportionately increased based on the Reverse Stock Split ratio selected by our Board, subject to the terms of the applicable Plan and the award agreement. In addition, the number of shares available for future issuance and any share-based award limits under any of the Plans will be proportionately reduced based on the Reverse Stock Split ratio selected by our Board.

84	Virgin Galactic Holdings, Inc.

Proposal No. 5: Approval of Amendments to Our Certificate of Incorporation to Effect a Reverse Stock Split

Effects of the Amendment on our Common Stock

After the Effective Time, each stockholder will own fewer shares of our common stock as a result of the Reverse Stock Split. Because the Reverse Stock Split will decrease the number of outstanding shares of our common stock, the proposed amendments will result in a relative increase in the number of authorized and unissued shares of our common stock. All outstanding options to purchase shares of our common stock, including any held by our officers and directors, would be adjusted as a result of the Reverse Stock Split. In particular, the number of shares issuable upon the exercise of each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the ratio of the Reverse Stock Split.

The chart below outlines the capital structure as described in this proposal and prior to and immediately following a possible Reverse Stock Split if the Reverse Stock Split is effected at a ratio of 1-for-2, 1-for-5, 1-for-10, 1-for-15 or 1-for-20 based on share information as of the close of business on March 31, 2024, but does not give effect to any other changes, including any issuance of securities after March 31, 2024.

	Number of shares of common stock before Reverse Stock Split	1-for-2	1-for-5	1-for-10	1-for-15	1-for-20
Authorized	700,000,000	700,000,000	700,000,000	700,000,000	700,000,000	700,000,000
Issued and Outstanding	405,272,587	202,636,293	81,054,517	40,527,258	27,018,172	20,263,629
Issuable under Outstanding Convertible Notes(1)	42,372,840	21,186,420	8,474,568	4,237,284	2,824,856	2,118,642
Issuable under Outstanding Equity Awards(2)	15,907,062	7,953,531	3,181,412	1,590,706	1,060,470	795,353
Reserved for Future Issuance under the Plans(3)	5,830,530	2,915,265	1,166,106	583,053	388,702	291,526
Authorized but Unissued and Unreserved(4)	230,616,981	465,308,491	606,123,397	653,061,699	668,707,800	676,530,850
(1)	Consists of shares reserved for issuance upon conversion of the Convertible Notes.
(2)	Consists of shares reserved for issuance pursuant to outstanding stock options, performance-based stock options, restricted stock units and performance stock units (assuming performance-based stock options and performance stock units are issued at “target”).
(3)	Consists of shares reserved for future issuance under the Plans, excluding shares issuable under outstanding stock options, performance-based stock options, restricted stock units and performance stock units (assuming performance-based stock options and performance stock units are issued at “target”).
(4)	Consists of shares authorized but unissued and unreserved for future issuance.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates, if Applicable

If the proposed amendments to our Certificate of Incorporation are approved by the Company’s stockholders and the Board determines to effect the Reverse Stock Split, the Reverse Stock Split will become effective at 5:00 p.m. Eastern time, on the date the certificate of amendment is filed with the Secretary of State of the State of Delaware (the “Effective Time”). At the Effective Time, shares of common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the Reverse Stock Split ratio contained in the certificate of amendment.

As soon as practicable after the Effective Time, stockholders will be notified by our transfer agent that the Reverse Stock Split has been effected. If you hold shares of common stock in book-entry form, you will not need to take any action to receive post-Reverse Stock Split shares of our common stock. As soon as practicable after the Effective Time, the Company’s transfer agent will send to your registered address a transmittal letter along with a statement of ownership indicating the number of post-Reverse Stock Split shares of common stock you hold. If applicable, a check representing a cash payment in lieu of fractional shares will also be mailed to your registered address as soon as practicable after the Effective Time (see “Fractional Shares” below).

Some stockholders may hold their shares of common stock in certificate form. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if applicable. If you are a stockholder holding pre-Reverse Stock Split shares in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon

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Proposal No. 5: Approval of Amendments to Our Certificate of Incorporation to Effect a Reverse Stock Split

as practicable after the Effective Time. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate or certificates representing the pre-Reverse Stock Split shares of our common stock for a statement of ownership. When you submit your certificate or certificates representing the pre-Reverse Stock Split shares of our common stock, your post-Reverse Stock Split shares of our common stock will be held electronically in book-entry form in the Direct Registration System. This means that, instead of receiving a new stock certificate representing the aggregate number of post-Reverse Stock Split shares you own, you will receive a statement indicating the number of post-Reverse Stock Split shares you own in book-entry form. We will no longer issue physical stock certificates.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY
CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Beginning at the Effective Time, each certificate representing pre-Reverse Stock Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares.

Fractional Shares

No scrip or fractional shares would be issued if, as a result of the Reverse Stock Split, a stockholder would otherwise become entitled to a fractional share because the number of shares of common stock they hold before the Reverse Stock Split is not evenly divisible by the split ratio ultimately determined by the Board. Instead, each stockholder will be entitled to receive a cash payment in lieu of such fractional share. The cash payment to be paid will be equal to the fraction of a share to which such stockholder would otherwise be entitled multiplied by the closing price per share as reported by the NYSE (as adjusted to give effect to the Reverse Stock Split) on the date of the Effective Time. The Company will not assess any transaction costs to stockholders for the cash payment. Stockholders would not be entitled to receive interest for their fractional shares for the period of time between the Effective Time and the date payment is received.

After the Reverse Stock Split, then-current stockholders would have no further interest in our Company with respect to their fractional shares. A person entitled to only a fractional share would not have any voting, dividend or other rights in respect of their fractional share except to receive the cash payment as described above. Such cash payments would reduce the number of post-Reverse Stock Split stockholders to the extent that there are stockholders holding fewer than that number of pre-Reverse Stock Split shares within the Reverse Stock Split ratio that is determined by the Board as described above. Reducing the number of post-Reverse Stock Split stockholders, however, is not the purpose of this proposal.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

No Appraisal Rights

Under the Delaware General Corporation Law, the Company’s stockholders will not be entitled to appraisal rights with respect to the Reverse Stock Split, and we do not intend to independently provide stockholders with any such right.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the Reverse Stock Split, the Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

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Proposal No. 5: Approval of Amendments to Our Certificate of Incorporation to Effect a Reverse Stock Split

Interests of Certain Persons in the Proposal

Certain of our officers and directors have an interest in this Proposal 5 as a result of their ownership of shares of our common stock, as set forth in the section titled “Security Ownership of Certain Beneficial Owners and Management” below. However, we do not believe that our officers or directors have interests in Proposal 5 that are different from or greater than those of any of our other stockholders.

Anti-takeover Effects of Proposed Amendments

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action, including the proposed amendments to our Certificate of Incorporation discussed herein, that may be used as an anti-takeover mechanism. An additional effect of the Reverse Stock Split would be to increase the relative amount of authorized but unissued shares of our common stock, which may, under certain circumstances, be construed as having an anti-takeover effect. Although not intended for such purposes, the effect of the increased available shares could be to render more difficult or discourage an attempt to take over or otherwise obtain control of the Company (for example, by permitting issuances that would dilute the stock ownership of a person or entity seeking to effect a change in the composition of the Board or contemplating a tender offer or other change in control transaction). In addition, our Certificate of Incorporation and our Bylaws include provisions that may have an anti-takeover effect. These provisions, among things, permit the Board to issue preferred stock with rights senior to those of the common stock without any further vote or action by the stockholders and do not provide for cumulative voting rights, which could make it more difficult for stockholders to effect certain corporate actions and may delay or discourage a change in control.

Our Board is not presently aware of any attempt to acquire control of the Company, and the Reverse Stock Split proposal is not part of any plan by our Board to recommend or implement a series of anti-takeover measures.

Accounting Treatment of the Reverse Stock Split

If the Reverse Stock Split is effected, the par value per share of our common stock will remain unchanged at $0.0001. Accordingly, at the Effective Time, the stated capital on the Company’s consolidated balance sheets attributable to our common stock will be reduced in proportion to the size of the Reverse Stock Split ratio, and the additional paid-in-capital account will be increased by the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged as a result of the Reverse Stock Split. Per share net income or loss will be increased because there will be fewer shares of common stock outstanding. The Company does not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Reverse Stock Split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split to U.S. Holders

The following is a summary of certain U.S. federal income tax consequences of the Reverse Stock Split to U.S. Holders (as defined below) that hold their shares of common stock as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change and differing interpretations, possibly with retroactive effect. Changes in these authorities or their interpretation may result in the U.S. federal income tax consequences of the Reverse Stock Split differing substantially from the consequences summarized below.

This summary is for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances (including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax) or to U.S. Holders that may be subject to special tax rules, including, without limitation: (i) persons deemed to sell our common stock under the constructive sale provisions of the Code; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities

2024 Proxy Statement	87

Proposal No. 5: Approval of Amendments to Our Certificate of Incorporation to Effect a Reverse Stock Split

or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use the mark-to-market method of accounting; (viii) persons whose “functional currency” is not the U.S. dollar; (ix) persons holding our common stock in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquired our common stock in connection with employment or the performance of services; (xi) retirement plans; (xii) persons who are not U.S. Holders; or (xiii) certain former citizens or long-term residents of the United States.

In addition, this summary of certain U.S. federal income tax consequences does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or any U.S. federal tax consequences other than U.S. federal income taxation (such as U.S. federal estate and gift tax consequences). If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the tax consequences to them of the Reverse Stock Split.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service, or the IRS, regarding the U.S. federal income tax consequences of the Reverse Stock Split, and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. EACH STOCKHOLDER SHOULD CONSULT ITS TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH STOCKHOLDER.

This summary addresses only stockholders that are U.S. Holders. For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;
●	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust that (i) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a recapitalization, except as described below with respect to cash received in lieu of fractional shares, a U.S. Holder should not recognize gain or loss as a result of the Reverse Stock Split. A U.S. Holder’s aggregate tax basis in the shares of the common stock received pursuant to the Reverse Stock Split should equal such stockholder’s aggregate tax basis in the shares of the common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock), and such stockholder’s holding period for the shares of the common stock received should include the holding period for the shares of the common stock surrendered.

Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered pursuant to the Reverse Stock Split to shares of common stock received pursuant to the Reverse Stock Split. U.S. Holders holding shares of common stock that were acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder that receives cash in lieu of a fractional share of common stock should be treated as first receiving such fractional share and then receiving cash in redemption of such fractional share. A U.S. Holder that receives cash in lieu of a fractional share in the Reverse Stock Split should recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of the fractional share and the portion of the stockholder’s adjusted tax basis allocable to the fractional share. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for our common stock surrendered exceeded one year at the effective time of the Reverse Stock Split. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

88	Virgin Galactic Holdings, Inc.

Proposal No. 5: Approval of Amendments to Our Certificate of Incorporation to Effect a Reverse Stock Split

A U.S. Holder may be subject to information reporting with respect to any cash received in lieu of a fractional share of common stock in the Reverse Stock Split. U.S. Holders that are subject to information reporting and do not provide a correct taxpayer identification number and other required information (such as by submitting a properly completed IRS Form W-9) may also be subject to backup withholding at the applicable rate. Any amount withheld under such rules is not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is properly furnished in a timely manner to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Board Recommendation
The Board of Directors unanimously recommends a vote “FOR” the proposal to approve the Amendments to Our Certificate of Incorporation to Effect a Reverse Stock Split.

2024 Proxy Statement	89

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2024 for:

●	each person who is known to be the beneficial owner of more than 5% of shares of our outstanding common stock;
●	each of our current named executive officers and directors; and
●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The beneficial ownership of our voting securities is based on 405,272,587 shares of our common stock issued and outstanding as of March 31, 2024. Each share of our common stock is entitled to one vote on any matter presented to stockholders. Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name of Beneficial Owner(1)	Shares Beneficially Owned
Holders of More Than 5%	Shares	% of Ownership
State Street Corporation(2)	40,176,019	9.9%
The Vanguard Group(3)	34,474,498	8.5%
BlackRock, Inc.(4)	31,491,197	7.8%
Virgin Investments Limited(5)	30,745,494	7.6%
Directors and Named Executive Officers
Raymond Mabus, Jr.(6)	14,245	*
Henio Arcangeli, Jr.	—	—
Luigi Brambilla	—	—
Tina Jonas	26,242	*
Craig Kreeger	56,763	*
Wanda Sigur	25,836	*
Diana Strandberg(7)	14,245	*
W. Gilbert West	26,814	*
Michael Colglazier(8)	1,019,693	*
Doug Ahrens(9)	327,899	*
Alistair Burns(10)	70,455	*
Aparna Chitale	87,385	*
Sarah Kim	48,341	*
All Directors and Executive Officers as a Group (13 individuals)(11)	1,717,918	*
*	Less than one percent
(1)	Unless otherwise noted, the business address of each of those listed in the table above is 1700 Flight Way, Tustin, California 92782.
(2)	This information is based solely on a Schedule 13G/A filed by State Street Corporation (“State Street”) on January 10, 2024. This schedule reported that (i) State Street has no sole voting power, has shared voting power with respect to 39,386,062 shares of common stock, no sole dispositive power and shared dispositive power with respect to 40,176,019 shares and (ii) SSGA Funds Management, Inc. (“SSGA”) has no sole voting power, has shared voting power with respect to 33,344,161 shares of common stock, no sole dispositive power and shared dispositive power with respect to 33,395,461 shares. Includes shares beneficially owned by the following subsidiaries of State Street: SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company, State Street Global Advisors, Australia, Limited. The address for State Street is State Street Financial Center, One Congress Street, Suite 1, Boston, MA 02114-2016.

90	Virgin Galactic Holdings, Inc.

Security Ownership of Certain Beneficial Owners and Management

(3)	The information is based solely on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 13, 2024. This schedule reported that Vanguard has no sole voting power, has shared voting power with respect to 445,594 shares of common stock, sole dispositive power with respect to 33,686,880 shares of common stock, and shared dispositive power with respect to 787,618 shares of common stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	This information is based solely on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 26, 2024. This schedule reported that BlackRock has sole voting power with respect to 30,947,846 shares of common stock and sole dispositive power with respect to 31,491,197 shares of common stock. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.
(5)	This information is based solely on a Schedule 13D/A filed by Virgin Investments Limited (“VIL”) on November 3, 2023. VIL, a company limited by shares under the laws of the British Virgin Islands, is the record holder of the securities reported herein. Corvina Holdings Limited (“Corvina”) is the sole stockholder of VIL, and Virgin Group Holdings Limited (“Virgin Group Holdings”) is the sole stockholder of Corvina. BFT (PTC) Limited (“PTC”) and BFT CLG (PTC) Limited (“CLG”) are British Virgin Islands private trust companies and serve as trustee of trusts. PTC, in its capacity as trustee of trusts for the benefit of members of Sir Richard Branson’s family and related philanthropic causes, is the sole holder of voting shares of Virgin Group Holdings. Under the terms of the trusts, CLG has certain consent rights with respect to the exercise by PTC of its control over Virgin Group Holdings. As a result, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by VIL. Virgin Group Holdings is owned by Sir Richard Branson, and he has the ability to appoint and remove the management of Virgin Group Holdings and, as such, may indirectly control the decisions of Virgin Group Holdings regarding the voting and disposition of securities held by Virgin Group Holdings. Therefore, Sir Richard Branson may be deemed to have indirect beneficial ownership of the shares held by Virgin Group Holdings. The address of VIL, Corvina, Virgin Group Holdings, PTC and CLG is Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands. The address of Sir Richard Branson is Branson Villa, Necker Beach Estate, Necker Island, VG 1150, British Virgin Islands.
(6)	Includes 14,245 shares of common stock that will be issued upon vesting of RSUs within 60 days of March 31, 2024.
(7)	Includes 14,245 shares of common stock that will be issued upon vesting of RSUs within 60 days of March 31, 2024.
(8)	Includes 605,110 shares of common stock held directly by Mr. Colglazier, of which 385,540 shares of common stock are held in various family trusts, where Mr. Colglazier and his spouse are the trustees. Includes up to 383,333 shares of common stock that can be acquired upon the exercise of options that will be vested within 60 days of March 31, 2024. Includes 31,250 shares of common stock that will be issued upon vesting of RSUs within 60 days of March 31, 2024.
(9)	Includes 226,889 shares of common stock held directly by Mr. Ahrens. Includes 101,010 shares of common stock that can be acquired upon the exercise of options that will be vested within 60 days of March 31, 2024.
(10)	Includes 67,777 shares of common stock held directly by Mr. Burns. Includes 2,678 shares of common stock that will be issued upon vesting of RSUs within 60 days of March 31, 2024.
(11)	Includes 484,343 options vested as of, or vesting within, 60 days of March 31, 2024, and 62,418 RSUs vesting within 60 days of March 31, 2024.

2024 Proxy Statement	91

Equity Compensation Plan Information

The following table provides information on our equity compensation plans as of December 31, 2023:

Plan category	Numbers of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a)) (c)
Equity compensation plans approved by stockholders(1)	10,672,042	(2)	$13.42	(3)	8,585,914
Equity compensation plans not approved by stockholders(4)	22,731	(5)	—		2,777,269
Total	10,694,773		$13.42		11,363,183
(1)	Consists of the A&R Plan.
(2)	Amount includes 2,912,982 time-based stock options, 6,369,814 RSUs, 983,566 PSUs and 405,680 PSOs.
(3)	As of December 31, 2023, the weighted-average exercise price of outstanding stock options and PSOs under the A&R Plan was $13.42. The calculation of the weighted average exercise price does not include outstanding equity awards that are received or exercised for no consideration.
(4)	Consists of the Inducement Plan.
(5)	Amount includes 22,731 RSUs.

Inducement Plan
On June 8, 2023, our Board adopted the Inducement Plan. Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan is not required as a condition of the effectiveness of the Inducement Plan. A description of the principal features of the Inducement Plan is set forth below.

Eligibility and Administration

Only certain prospective employees of the Company and its subsidiaries are eligible to participate in the Inducement Plan. The Inducement Plan is administered by our Compensation Committee. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of the Inducement Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Inducement Plan, including any vesting and vesting acceleration conditions. Awards must be approved by the Compensation Committee or a majority of our independent directors and the authority to grant awards under the Inducement Plan may not be delegated.

Limitation on Awards and Shares Available

The maximum number of shares of common stock authorized for issuance under the Inducement Plan is 2,800,000 shares (the “Inducement Plan Share Limit”).

If an award under the Inducement Plan expires, lapses, or is terminated, exchanged for or settled for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Inducement Plan. The payment of dividend equivalents in cash in conjunction with any awards under the Inducement Plan will not reduce the shares available for grant under the Inducement Plan. However, the following shares may not be used again for grant under the Inducement Plan: (i) shares subject to stock appreciation rights, or SARs, that are not issued in connection with the stock settlement of the SARs on exercise, (ii) shares purchased on the open market with the cash proceeds from the exercise of options, and (iii) shares delivered to us to satisfy the applicable exercise or purchase price of an award under the Inducement Plan and/or to satisfy any applicable tax withholding obligations (including shares retained by us from the award under the Inducement Plan being exercised or purchased, and/or creating the tax obligation).

92	Virgin Galactic Holdings, Inc.

Equity Compensation Plan Information

Awards

The Inducement Plan provides for the grant of non-qualified stock options, restricted stock, dividend equivalents, RSUs, performance shares, other incentive awards, SARs, and cash awards. Certain awards under the Inducement Plan may provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Inducement Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

●	Stock Options and SARs. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date, except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years.
●	Restricted Stock. Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions. Dividends with respect to restricted stock will only be paid to the extent that the vesting conditions of the underlying award are satisfied.
●	RSUs. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of our common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Inducement Plan.
●	Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.
●	Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents will only be paid to the extent that the vesting conditions of the underlying award are satisfied.

Performance Awards

Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include but are not limited to: (1) net earnings (either before or after one or more of the following: (a) interest, (b) taxes, (c) depreciation, (d) amortization and (e) non-cash equity-based compensation expense); (2) gross or net sales or revenue; (3) net income (either before or after taxes); (4) adjusted net income; (5) operating earnings or profit; (6) cash flow (including, but not limited to, operating cash flow, and free cash flow); (7) return on assets; (8) return on capital; (9) return on stockholders’ equity; (10) total stockholder return; (11) return on sales; (12) gross or net profit or operating margin; (13) costs; (14) funds from operations; (15) expenses; (16) working capital; (17) earnings per share; (18) adjusted earnings per share; (19) price per share of common stock; (20) regulatory achievements or compliance; (21) implementation or completion of critical projects; (22) market share; (23) economic value; (24) debt levels or reduction; (25) sales-related goals; (26) comparisons with other stock market indices; (27) operating efficiency; (28) employee satisfaction; (29) financing and other capital raising transactions; (30) recruiting and maintaining personnel; and (31) year-end cash, any of which may be measured either in absolute terms for us or any operating unit of our Company or as compared to any incremental increase or decrease or as compared to results of a peer group, or to market performance indicators or indices.

2024 Proxy Statement	93

Equity Compensation Plan Information

No Reload Options

No stock option will include terms entitling a participant to a grant of stock options upon exercise of the original stock option.

No Repricing

The Inducement Plan prohibits the repricing or other exchange of underwater stock options and stock appreciation rights for new awards or cash without prior stockholder approval.

Minimum Vesting

The Inducement Plan contains a minimum vesting requirement, subject to limited exceptions, that equity-based awards made pursuant to the Inducement Plan on and after the effective date of the Inducement Plan may not vest earlier than the date that is one year following the grant date of the award. The limited exceptions allow the issuance of awards in an aggregate of up to 140,000 shares (which equals 5% of the Inducement Plan Share Limit) without minimum vesting provisions, as well as the issuance of awards delivered in lieu of cash compensation. The plan administrator has the authority to waive the one-year vesting restrictions upon the participant’s termination of service or in connection with a change in control.

Certain Transactions

The plan administrator has broad discretion to take action under the Inducement Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits, and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations, and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Inducement Plan and outstanding awards. In the event of a “change in control” (as defined in the Inducement Plan), to the extent that the surviving entity declines to continue, convert, assume, or replace outstanding awards, then all awards will become fully vested and exercisable in connection with the transaction, provided that performance-based awards will vest and all performance goals or other vesting criteria will be deemed achieved at the “target” level of performance, unless specified otherwise in an award agreement or written agreement between the holder and the Company. Upon or in anticipation of a change of control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments

The plan administrator may modify award terms, establish subplans, and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by our Company. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Inducement Plan are generally non-transferable prior to vesting, and are exercisable only by the participant. With regard to tax withholding, exercise price, and purchase price obligations arising in connection with awards under the Inducement Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order,” or such other consideration as it deems suitable.

Stockholder Approval; Plan Amendment and Termination

Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan was not required as a condition of the effectiveness of the Inducement Plan. Our Board may amend or terminate the Inducement Plan at any time.

94	Virgin Galactic Holdings, Inc.

Certain Transactions with Related Persons

Policies and Procedures for Related Party Transactions

Our Board of Directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404(a) of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained on terms no less favorable than in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction.

Summary of Related-Person Transactions

Stockholders Agreement
In connection with the Virgin Galactic Business Combination, we entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with certain of our stockholders. Subsequently, in 2020, the stockholders that were originally party to the Stockholders’ Agreement distributed their shares of our common stock, ultimately to VIL and a third party and, in connection with such distribution, VIL and the third party executed a joinder to the Stockholders’ Agreement and the Registration Rights Agreement described below.

Board Composition
Under the Stockholders’ Agreement, VIL has the right to designate two VG designees for as long as VIL and the third party beneficially own 28,697,610 or more shares of our common stock, which represents 25% of the number of shares beneficially owned by Vieco US, the original party to the Stockholders’ Agreement, immediately following the Virgin Galactic Business Combination, provided that when such beneficial ownership falls below (x) 28,697,610 shares, VIL will have the right to designate only one director and (z) 11,479,044 shares, VIL will not have the right to designate any directors. For purposes of determining the number of shares beneficially owned by VIL and the extent of VIL’s nomination and consent rights under the Stockholders’ Agreement, the shares distributed to the third party are deemed to be held by VIL until such time as the third party transfers or sells such shares, subject to certain exceptions, as contemplated by the Stockholders’ Agreement.

In addition, under the terms of the Stockholders’ Agreement, the individual serving as our Chief Executive Officer was appointed in accordance with the Stockholders’ Agreement to our Board of Directors and will, going forward, be determined by what individual holds the title of our Chief Executive Officer. Messrs. Kreeger and Brambilla currently serve as the VG designees. Mr. Brambilla was appointed to our Board as a VG designee in November 2023 following Mr. Lovell’s passing in June 2023.

Resignation; Removal; Vacancies
Upon any decrease in the number of directors that VIL is entitled to designate for nomination to our Board, VIL shall take all necessary action to cause the appropriate number of designees to offer to tender their resignation, effective as of the next annual meeting of our stockholders. If as a result of changes in ownership by VIL of our common stock such that there are no seats on our Board of Directors for which VIL has the right to designate a director, the selection of such director shall be conducted in accordance with applicable law and our Certificate of Incorporation and Bylaws.

2024 Proxy Statement	95

Certain Transactions with Related Persons

Voting; Necessary Actions
In addition, pursuant to the Stockholders’ Agreement, VIL and the Company have agreed not to take, directly or indirectly, any actions (including removing directors in a manner inconsistent with the Stockholders’ Agreement) that would frustrate, obstruct or otherwise affect the provisions of the Stockholders’ Agreement and the intention of the parties thereto with respect to the composition of our Board as provided in the agreement.

VIL Approval Rights; Limitations
Pursuant to the Stockholders’ Agreement, among other things, VIL also has certain approval rights with respect to significant corporate transactions and other actions involving us as set forth below.

For so long as VIL is entitled to designate one director to our Board under the Stockholders’ Agreement, in addition to any vote or consent of our stockholders or Board as required by law, we must obtain VIL’s prior written consent to engage in:

●	any business combination or similar transaction;
●	amendments to our Certificate of Incorporation or Bylaws, any similar documents of any of our subsidiaries, the Stockholders’ Agreement and the Registration Rights Agreement;
●	a liquidation or related transaction; or
●	an issuance of capital stock in excess of 5% of our then issued and outstanding shares.

For so long as VIL is entitled to designate two directors to our Board under the Stockholders’ Agreement, in addition to any vote or consent of our stockholders or Board as required by law, we must obtain VIL’s prior written consent to engage in:

●	a business combination or similar transaction having a fair market value of $10.0 million or more;
●	a non-ordinary course sale of assets or equity interest having a fair market value of $10.0 million or more;
●	an acquisition of any business or assets having a fair market value of $10.0 million or more;
●	an acquisition of equity interests having a fair market value of $10.0 million or more;
●	an engagement of any professional advisers, including, without limitation, investment bankers and financial advisers;
●	the approval of a non-ordinary course investment having a fair market value of $10.0 million or more;
●	increasing or decreasing the size of our Board;
●	an issuance or sale of any of our capital stock, other than an issuance of shares of capital stock upon the exercise of options to purchase shares of our capital stock;
●	making any dividends or distributions to the stockholders other than redemptions and those made in connection with the cessation of services of employees;
●	incurring indebtedness outside of the ordinary course in an amount greater than $25.0 million in a single transaction or $100.0 million in aggregate consolidated indebtedness;
●	amendments to our Certificate of Incorporation or Bylaws, any similar documents of any of our subsidiaries, the Stockholders’ Agreement and the Registration Rights Agreement;
●	a liquidation or similar transaction;
●	transactions with any interested stockholder pursuant to Item 404 of Regulation S-K;
●	engaging any professional advisors for any of the matters listed above; or
●	the authorization or approval, or entrance into any agreement to engage in any of the matters listed above.

However, the Stockholders’ Agreement also contemplates that: (i) no transaction involving consideration of $120,000 or more, between VIL or any affiliate of VIL, on the one hand, and us on the other, may be approved without the affirmative vote of at least a majority of our directors that were not designated by VIL under the terms of the Stockholders’ Agreement (or otherwise) and (ii) VIL and the directors it has designated to our Board of Directors, as applicable, will be required to first consult and discuss with our Board of Directors before (x) adopting, amending or repealing, in whole or in part, our Certificate of Incorporation or Bylaws or (y) taking any action by written consent as our stockholder, in each case, in addition to any vote or consent required under our Certificate of Incorporation or Bylaws, and otherwise in accordance with the other terms and subject to the other conditions contemplated by the Stockholders’ Agreement.

96	Virgin Galactic Holdings, Inc.

Certain Transactions with Related Persons

Termination
The provisions of the Stockholders’ Agreement relating to the stockholders’ agreement to vote, VIL’s approval rights and our covenants will terminate automatically on the first date on which no voting party has the right to designate a director to our Board of Directors under the Stockholders’ Agreement; provided, that the provisions of the Stockholders’ Agreement regarding indemnification of our directors and maintenance of director and officer liability insurance by us will survive such termination. The remaining provisions of the Stockholders’ Agreement will terminate automatically as to each voting party when such party ceases to beneficially own any of our securities that may be voted in the election of our directors registered in the name of, or beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, including by the exercise or conversion of any security exercisable or convertible for shares of our common stock, but excluding shares of stock underlying unexercised options or warrants) by such party.

Transfer Restriction and Registration Rights
In connection with the Virgin Galactic Business Combination, we entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with certain of our stockholders, pursuant to which we agreed to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of our common stock and other equity securities (the “Registrable Securities”) that are held by the parties thereto from time to time. In connection with the distribution of shares to VIL and a third party in 2020 described above, VIL and the third party executed a joinder to the Registration Rights Agreement.

In accordance with Registration Rights Agreement, we have filed resale registration statements for the benefit of the holders of Registrable Securities, which have been declared effective by the SEC. Pursuant to the Registration Rights Agreement, we are required to file with the SEC such amendments and supplements as may be necessary to keep a resale registration statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities held by the parties to the Registration Rights Agreement or their permitted transferees.

Historical Relationship with VIL
In connection with the Virgin Galactic Business Combination, we entered into new or amended agreements in order to provide a framework for its relationship with VEL, VIL and their respective affiliates (other than the entities that previously comprised the business of Virgin Galactic), including the Amended TMLA and the Transition Services Agreements as described below.

Agreements with VIL and its Affiliates in Connection with the Virgin Galactic Business Combination

Virgin Trademark License Agreement
We possess certain exclusive and non-exclusive rights to use the name and brand “Virgin Galactic” and the Virgin signature logo pursuant to the Amended TMLA. Our rights under the Amended TMLA are subject to certain reserved rights and pre-existing licenses granted by Virgin to third parties. In addition, for the term of the Amended TMLA, to the extent the Virgin Group does not otherwise have a right to designate a director on our Board of Directors, we have agreed to provide VEL with the right to appoint one director to our Board of Directors, provided the designee is qualified to serve on the Board under all applicable corporate governance policies and applicable regulatory and listing requirements.

Unless terminated earlier, the Amended TMLA has an initial term of 25 years expiring October 2044, subject to up to two additional 10-year renewals by mutual agreement of the parties. The Amended TMLA may be terminated by VEL upon the occurrence of a number of specified events, including if:

●	we commit a material breach of our obligations under the Amended TMLA (subject to a cure period, if applicable);
●	we materially damage the Virgin brand;
●	we use the brand name “Virgin Galactic” outside of the scope of the activities licensed under the Amended TMLA (subject to a cure period);

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Certain Transactions with Related Persons

●	we become insolvent;
●	we undergo a change of control to an unsuitable buyer, including to a competitor of VEL;
●	we fail to make use of the “Virgin Galactic” brand to conduct our business;
●	we challenge the validity or entitlement of VEL to own the “Virgin” brand; or
●	the commercial launch of our services does not occur by a fixed date or thereafter if we are unable to undertake any commercial flights for paying passengers for a specified period (other than in connection with addressing a significant safety issue).

Upon any termination or expiration of the Amended TMLA, unless otherwise agreed with VEL, we will have 90 days to exhaust, return or destroy any products or other materials bearing the licensed trademarks, and to change our corporate name to a name that does not include any of the licensed trademarks, including the Virgin name.

Pursuant to the terms of the Amended TMLA, we are obligated to pay VEL quarterly royalties equal to the greater of (a) a low single-digit percentage of our gross sales and (b) (i) prior to the first spaceflight for paying customers, a mid-five figure amount in dollars and (ii) from our first spaceflight for paying customers, a low-six figure amount in dollars, which increases to a low-seven figure amount in dollars over a four-year ramp up and thereafter increases in correlation with the consumer price index. In relation to certain sponsorship opportunities, a higher, mid-double-digit percentage royalty on related gross sales applies. During the year ended December 31, 2023, we paid Virgin a total of $370,000 under the Amended TMLA and its predecessor agreement.

The Amended TMLA also contains, among other things, customary mutual indemnification provisions, representations and warranties, information rights of VEL and restrictions on our and our affiliates’ ability to apply for or obtain registration for any confusingly similar intellectual property to that licensed to us pursuant to the Amended TMLA. Furthermore, VEL is generally responsible for the maintenance, enforcement and protection of the licensed intellectual property, including the Virgin brand, subject to our step-in rights in certain circumstances.

All Virgin and Virgin-related trademarks are owned by VEL and our use of such trademarks is subject to the terms of the Amended TMLA, including our adherence to VEL’s quality control guidelines and granting VEL customary audit rights over our use of the licensed intellectual property.

Compensation to VG Designee Board Member
Mr. Brambilla is eligible to receive a cash retainer of $125,000 annually as a Board member pursuant to our Amended & Restated Non-Employee Director Compensation Program. Mr. Brambilla is not entitled to any equity grants for his services as a director. Since Mr. Brambilla is an employee of Virgin Management Ltd/USA (a subsidiary of the Virgin Group), the Company pays such cash retainer payments directly to the Virgin Group instead of paying Mr. Brambilla because the Virgin Group does not allow its executives to receive Board-type compensations.

98	Virgin Galactic Holdings, Inc.

General Information about the Annual Meeting and Voting

Questions and Answers

When and where will the Annual Meeting be held?
The Annual Meeting will be held on Wednesday, June 12, 2024 at 9:00 a.m., Pacific Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting. In order to attend, you must register at www.viewproxy.com/SPCE/2024 by 11:59 p.m. Eastern Time on June 11, 2024 and join using the unique link and password in your confirmation. You may join the Annual Meeting as a “Guest,” but you will not be able to vote, ask questions or access the list of stockholders as of the close of business on April 17, 2024 (the “Record Date”).

What are the purposes of the Annual Meeting?
The purpose of the Annual Meeting is to vote on the following items described in this Proxy Statement:

●Proposal No. 1: Election of the director nominees listed in this Proxy Statement.
●Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024.
●Proposal No. 3: Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.
●Proposal No. 4: Approval of the Company’s Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan.
●Proposal No. 5: Approval of amendments to the Company’s Certificate of Incorporation to effect a Reverse Stock Split.

Are there any matters to be voted on at the Annual Meeting that are not included in this Proxy Statement?
As of the date of this Proxy Statement, we did not know of any matters to be properly presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the meeting or any adjournment or postponement thereof for consideration, and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?
The rules of the SEC permit us to furnish proxy materials, including this Proxy Statement and the Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive paper copies of the proxy materials unless they request them. Instead, the Notice and Access Card provides instructions on how to access and review on the Internet all of the proxy materials. The Notice and Access Card also instructs you as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials described in the Notice and Access Card.

What does it mean if I receive more than one Notice and Access Card or more than one set of proxy materials?
It means that your shares are held in more than one account at the transfer agent and/ or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Notice and Access Card or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

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General Information about the Annual Meeting and Voting

Can I vote my shares by filling out and returning the Notice and Access Card?
No. The Notice and Access Card identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and Access Card and returning it. If you would like a paper proxy card, you should follow the instructions in the Notice and Access Card. The paper proxy card you receive will also provide instructions as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. Alternatively, you can mark the paper proxy card with how you would like your shares voted, sign the proxy card and return it in the envelope provided.

Who is entitled to vote at the Annual Meeting?
Holders of record of shares of our common stock as of the Record Date will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment thereof. At the close of business on the Record Date, there were 411,301,869 shares of our common stock issued and outstanding and entitled to vote. Each share of our common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.

You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet. To attend and participate in the Annual Meeting, you must register at www.viewproxy.com/SPCE/2024 by 11:59 p.m. Eastern Time on June 11, 2024, and join using the unique link and password in your confirmation. You may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. The meeting webcast will begin promptly at 9:00 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

What is the difference between being a “record holder” and holding shares in “street name”?
A record holder (also called a “registered holder”) holds shares in his or her name. Shares held in “street name” refer to shares that are held on the holder’s behalf in the name of a bank, broker or other nominee.

What do I do if my shares are held in “street name”?
If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice and Access Card or the proxy materials, if you elected to receive a hard copy, has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting. Please refer to information from your bank, broker or other nominee on how to submit your voting instructions.

How many shares must be present to hold the Annual Meeting?
A quorum must be present at the Annual Meeting for any business to be conducted. The holders of one-third of the Company’s capital stock issued and outstanding and entitled to vote, present in person or represented by proxy constitutes a quorum. If you sign and return your paper proxy card or authorize a proxy to vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials.

Broker non-votes will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting.

100	Virgin Galactic Holdings, Inc.

General Information about the Annual Meeting and Voting

What are “broker non-votes”?
A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion.

Under current NYSE interpretations that govern broker non-votes, Proposal Nos. 1, 3 and 4 are considered non-discretionary (non-routine) matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal Nos. 2 and 5 are considered discretionary (routine) matters, and a broker will be permitted to exercise its discretion to vote uninstructed shares on such proposals.

Broker non-votes are not considered as votes cast or as shares represented at the meeting and entitled to vote on such question and will not be counted toward the vote total and therefore will have no effect on the outcome of a proposal.

What if a quorum is not present at the Annual Meeting?
If a quorum is not present or represented at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

How do I vote my shares without attending the Annual Meeting?	We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote electronically. If you are a stockholder of record, there are three ways to vote by proxy:
by Telephone—You can vote by telephone by calling 1-866-804-9616 and following the instructions on the proxy card;
by Internet—You can vote over the Internet at www.viewproxy.com/SPCE/2024 by following the instructions on the Notice and Access Card or proxy card; or
by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 11, 2024.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions on how to vote from the bank, broker or holder of record. You must follow the instructions of such bank, broker or holder of record in order for your shares to be voted.

Why hold a virtual meeting?
We believe that hosting a virtual meeting is in the best interests of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate from any location around the world while providing stockholders the same rights and opportunities to participate as they would have at an in-person meeting.

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General Information about the Annual Meeting and Voting

How can I attend and vote at the Annual Meeting?
We will be hosting the Annual Meeting live via audio webcast. Any stockholder can attend the Annual Meeting live online at www.viewproxy.com/SPCE/2024. If you were a stockholder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:

●Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.viewproxy.com/SPCE/2024.
●Assistance with questions regarding how to attend and participate via the Internet will be provided at www.viewproxy.com/SPCE/2024 on the day of the Annual Meeting.
●Webcast starts promptly at 9:00 a.m., Pacific Time.
●You will need your unique link to enter the Annual Meeting.
●Stockholders may submit questions while attending the Annual Meeting via the Internet.

To attend and participate in the Annual Meeting, you will need the unique link and password provided after registration. You may join the Annual Meeting as a “Guest,” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. The meeting webcast will begin promptly at 9:00 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

Will I be able to ask questions at the Annual Meeting?
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer appropriate questions submitted during the meeting and that relate to the matters to be voted on. We intend to reserve up to 10 minutes before the closing of the polls to address questions submitted. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “How can I attend and vote at the Annual Meeting?” will be able to submit questions during the Annual Meeting. A stockholder may ask up to two questions, and we will not address questions that are, among other things:

●irrelevant to the business of the Company or to the business of the Annual Meeting;
●related to the status or conduct of our operations beyond that which is contained in our prior public disclosures;
●related to material non-public information of the Company;
●related to personal grievances;
●derogatory references to individuals or that are otherwise in bad taste;
●substantially repetitious of statements already made by another stockholder;
●in furtherance of the stockholder’s personal or business interests; or
●out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair of the Annual Meeting or the Secretary in their reasonable judgment.

102	Virgin Galactic Holdings, Inc.

General Information about the Annual Meeting and Voting

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that is posted on the Annual Meeting login page.

How does the Board recommend that I vote?
The Board recommends that you vote:

●FOR the nominees to the Board set forth in this Proxy Statement.
●FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024.
●FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.
●FOR the approval of the Company’s Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan.
●FOR the approval of amendments to the Company’s Certificate of Incorporation to effect a Reverse Stock Split.

How many votes are required to approve each proposal?	The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted.

Proposal	Votes Required	Voting Options	Impact of “Withhold” or “Abstain” Votes	Broker Discretionary Voting Allowed
NO. 1 Election of Directors	The plurality of the votes cast. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected.	“FOR ALL” “WITHHOLD ALL” “FOR ALL EXCEPT”	None(1)	No(3)
NO. 2 Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the total number of votes represented at the meeting and entitled to vote on such question.	“FOR” “AGAINST” “ABSTAIN”	Against(2)	Yes(4)
NO. 3 Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.	The affirmative vote of the holders of a majority of the total number of votes represented at the meeting and entitled to vote on such question.	“FOR” “AGAINST” “ABSTAIN”	Against(2)	No(3)
NO. 4 Approval of the Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan.	The affirmative vote of the holders of a majority of the total number of votes represented at the meeting and entitled to vote on such question.	“FOR” “AGAINST” “ABSTAIN”	Against(2)	No(3)
NO. 5
Approval of amendments to our Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio ranging from any whole number between 1-for-2 and 1-for-20, as determined by the Board of Directors in its discretion.
	The affirmative vote of the holders of a majority of the votes cast for or against such question.	“FOR” “AGAINST” “ABSTAIN”	None(5)	Yes(4)
(1)	Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director, because directors are elected by plurality voting.
(2)	A vote marked as an “Abstention” will have the same effect as a vote against the proposal.
(3)	As this proposal is considered a non-discretionary (non-routine) matter, brokers lack authority to exercise their discretion to vote uninstructed shares on this proposal.
(4)	As this proposal is considered a discretionary (routine) matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.
(5)	A vote marked as an “Abstention” will have no effect on the proposal because abstentions are not deemed votes “cast”.

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General Information about the Annual Meeting and Voting

What if I do not specify how my shares are to be voted?
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth above, as well as with the description of each proposal in this Proxy Statement.

Who will count the votes?	Representatives of Alliance Advisors, LLC (“Alliance”) will tabulate the votes, and a representative of Alliance will act as inspector of election.
Can I revoke or change my vote after I submit my proxy?
Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

●sending a written statement to that effect to the attention of our Secretary at our corporate offices or by electronic mail at CorporateSecretary@virgingalactic.com, provided such statement is received no later than June 11, 2024;
●voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern time, on June 11, 2024;
●submitting a properly signed proxy card with a later date that is received no later than June 11, 2024; or
●attending the Annual Meeting, revoking your proxy and voting again.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Company before your proxy is voted or you vote at the Annual Meeting.

Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

104	Virgin Galactic Holdings, Inc.

Additional Information

Stockholder Proposals and Director Nominations

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our annual meeting of stockholders to be held in 2025 (the “2025 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 1700 Flight Way, Tustin, California 92782, in writing not later than               , 2024.

If such other stockholder intends to present a proposal at our 2025 Annual Meeting, but not to include the proposal in our Proxy Statement, or to nominate a person for election as a director, such stockholder must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. Therefore, we must receive notice of such a proposal or nomination for the 2025 Annual Meeting no earlier than the close of business on February 12, 2025 and no later than the close of business on March 14, 2025. The notice must contain the information required by our Bylaws. In the event that the date of the 2025 Annual Meeting is not within 25 days before or after June 12, 2025, then our Secretary must receive such written notice not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.

In connection with our solicitation of proxies for our 2025 annual meeting of stockholders, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act no later than April 13, 2025.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

Householding

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

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Additional Information

2023 Annual Report

Our Annual Report, which includes our 2023 10-K, is being mailed with this Proxy Statement to those stockholders that receive this Proxy Statement in the mail. Stockholders that receive the Notice Regarding the Availability of Proxy Materials can access our Annual Report at www.viewproxy.com/SPCE/2024.

Our 2023 10-K has also been filed with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Upon written request by a stockholder, we will mail without charge a copy of our Annual Report, including the financial statements and financial statement schedules, but excluding exhibits. Exhibits to the Annual Report are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Secretary at our offices at 1700 Flight Way, Tustin, California 92782 or by electronic mail at CorporateSecretary@virgingalactic.com.

Your vote is important. Please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors

Michael Colglazier

Chief Executive Officer,
President and Director
Tustin, California
               , 2024

106	Virgin Galactic Holdings, Inc.

ANNEX A – Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan

Article I. Purpose

The Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan’s (the “Plan”) purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The Plan amends and restates in its entirety the Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan (the “A&R Plan”). Capitalized terms used in the Plan are defined in Article XI.

Article II. Eligibility

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

Article III. Administration and Delegation

3.1	Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2	Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries; provided, that, any such officer delegation shall exclude the power to grant Awards to non-employee Directors or Section 16 Persons. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.

Article IV. Stock Available for Awards

4.1	Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2	Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (i) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; (ii) Shares purchased on the open market with the cash proceeds from the

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ANNEX A – Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan

exercise of Options; and (iii) Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation).

4.3	Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 43,408,755 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4	Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.

4.5	Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000 (the “Director Limit”).

Article V. Stock Options and Stock Appreciation Rights

5.1	General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2	Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.3	Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy

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(including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.

5.4	Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5	Payment Upon Exercise. Subject to Sections 9.10 and 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a)	cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)	if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c)	to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d)	to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e)	to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f)	to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

5.6	Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

5.7	No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

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Article VI. Restricted Stock; Restricted Stock Units

6.1	General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.

6.2	Restricted Stock.

(a)	Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b)	Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3	Restricted Stock Units.

(a)	Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b)	Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

Article VII. Other Stock or Cash Based Awards; Dividend Equivalents

7.1	Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.

7.2	Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A.

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Article VIII. Adjustments for Changes in Common Stock and Certain Other Events

8.1	Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include (if applicable) adjusting the number and type of securities subject to each outstanding Award, the Award’s exercise price or grant price and/or applicable performance goals, granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2	Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken in connection with the occurrence of such transaction or event (and any action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a)	To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment; provided, further, that Awards held by members of the Board will be deemed settled in Shares on or immediately prior to the applicable event if the Administrator takes action under this clause (a);

(b)	To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)	To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, or equivalent value thereof in cash, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d)	To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e)	To replace such Award with other rights or property selected by the Administrator; and/or

(f)	To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3	Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse; provided that, to the extent the vesting of any such Award is subject to the satisfaction of specified performance goals, such Award shall vest and all performance goals or other vesting criteria will be deemed

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achieved at the target level of performance, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any Subsidiary, as applicable. In addition, to the extent an Award is not Assumed, such Award shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Award and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4	Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the Share price, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.5	General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

Article IX. General Provisions Applicable to Awards

9.1	Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain Designated Beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2	Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3	Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4	Termination of Status. The Administrator will determine how an authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

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9.5	Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (ii) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the maximum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their fair market value on the date of delivery, (iii) subject to Section 9.10, if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a fair market value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum applicable individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America). Subject to Section 9.10, if any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6	Amendment of Award; Prohibition on Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding anything to the contrary contained herein, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per Share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per Share that is less than the exercise price per Share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.

9.7	Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

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9.8	Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9	Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10	Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

9.11	Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, no Award (or portion thereof) granted hereunder on and after the April 21, 2023 shall vest earlier than the first anniversary of the date the Award is granted; provided, however, that the foregoing shall not apply to: (i) Substitute Awards; (ii) Awards delivered in lieu of fully-vested cash awards or payments; (iii) Awards delivered in lieu of cash compensation otherwise payable to a non-employee Director, where such non-employee Director has elected to receive an Award in lieu of such cash compensation; (iv) Awards granted to non-employee Directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders and which is at least 50 weeks after the immediately preceding year’s annual meeting; or (v) any other Awards that result in the issuance of an aggregate of up to 1,164,927 Shares. In addition, the Administrator may provide that such one-year vesting restrictions may lapse or be waived upon the Participant’s Termination of Service and/or in connection with a Change in Control.

Article X. Miscellaneous

10.1	No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2	No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3	Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective June 12, 2024 (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after the 10th anniversary of April 18, 2024. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and the A&R Plan shall remain in full force and effect in accordance with its existing terms and conditions.

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ANNEX A – Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan

10.4	Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws, or any amendment to increase the Director Limit.

10.5	Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6	Section 409A.

(a)	General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A. Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

(b)	Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)	Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7	Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

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ANNEX A – Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan

10.8	Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9	Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10	Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11	Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12	Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13	Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws.

10.14	Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15	Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16	Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

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ANNEX A – Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan

Article XI. Definitions

As used in the Plan, the following words and phrases will have the following meanings:

11.1	“Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2	“Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3	“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.4	“Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5	“Board” means the Board of Directors of the Company.

11.6	“Change in Control” means and includes each of the following:

(a)	A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, VG Holder (as defined in the Stockholders’ Agreement), an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)	During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)	which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)	after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

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ANNEX A – Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.7	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.8	“Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.9	“Common Stock” means the common stock of the Company.

11.10	“Company” means Virgin Galactic Holdings, Inc., a Delaware corporation, or any successor.

11.11	“Consultant” means any consultant or advisor, engaged by the Company or any of its Subsidiaries to render services to such entity, who qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement.

11.12	“Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.13	“Director” means a Board member.

11.14	“Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.15	“Employee” means any employee of the Company or its Subsidiaries.

11.16	“Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.17	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.18	“Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.19	“Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.20	“Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.21	“Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.22	“Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.23	“Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

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ANNEX A – Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan

11.24	“Overall Share Limit” means 43,408,755 Shares.

11.25	“Participant” means a Service Provider who has been granted an Award.

11.26	“Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human capital management (including diversity and inclusion); supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

11.27	“Plan” means this Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan.

11.28	“Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.29	“Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.30	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.31	“Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.32	“Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

11.33	“Securities Act” means the Securities Act of 1933, as amended.

11.34	“Service Provider” means an Employee, Consultant or Director.

11.35	“Shares” means shares of Common Stock.

11.36	“Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.37	“Stockholders’ Agreement” means that certain Stockholders’ Agreement by and between the Company, Vieco USA, Inc. and SCH Sponsor Corp., dated as of October 25, 2019.

11.38	“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.39	“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.40	“Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

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ANNEX B – Amendments to Our Certificate of Incorporation to Effect a Reverse Stock Split

Certificate of Amendment to Certificate of Incorporation of Virgin Galactic Holdings, Inc.

Virgin Galactic Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.	The Corporation originally filed its Certificate of Incorporation on October 25, 2019.
2.	That the Board of Directors of the Corporation duly adopted resolutions recommending and declaring advisable that the Certificate of Incorporation of the Corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration as follows:
THEREFORE, BE IT RESOLVED, that the first sentence of Article FOURTH of the Certificate of Incorporation be, and hereby is, amended and restated to read in its entirety as follows:
“That, effective at 5:00 p.m., Eastern Time, on the date this Certificate of Amendment to the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-[ ](1) reverse stock split of the Common Stock (as defined below) shall become effective, pursuant to which each [ ](1) shares of Common Stock issued and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, (a) with respect to holders of one or more certificates, if any, which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, upon surrender after the Effective Time of such certificate or certificates, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment (the “Fractional Share Payment”) equal to the fraction of which such holder would otherwise be entitled multiplied by the closing price per share of Common Stock as reported by the New York Stock Exchange (as adjusted to give effect to the Reverse Stock Split) on the date of the Effective Time; provided that, whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (i) the total number of shares of Common Stock that were issued and outstanding immediately prior to the Effective Time formerly represented by certificates that the holder is at the time surrendering and (ii) the aggregate number of shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified; and (b) with respect to holders of shares of Common Stock in book-entry form in the records of the Corporation’s transfer agent that were issued and outstanding immediately prior to the Effective Time, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split (after aggregating all fractional shares), following the Effective Time, shall be entitled to receive the Fractional Share Payment automatically and without any action by the holder.
The total number of shares of all classes of stock which the Corporation shall have authority to issue is 710,000,000 shares of which 700,000,000 shares shall be Common Stock, par value $0.0001 per share (“Common Stock”), and 10,000,000 shares shall be Preferred Stock, par value $0.0001 per share (“Preferred Stock”).”
(1)	Final split ratio, within a range of one-for-2 to one-for-20, inclusive, to be determined by the Board pursuant to authority granted by the stockholders, as described in the accompanying proxy statement.

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ANNEX B – Amendments to Our Certificate of Incorporation to Effect a Reverse Stock Split

3.	That, at a meeting of stockholders of the Corporation, the aforesaid amendment was duly adopted by the stockholders of the Corporation.
4.	That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been executed as of this ____day of ________, 202_.

Virgin Galactic Holdings, Inc.
A Delaware corporation

By: ______________________

Name:

Title:

2024 Proxy Statement	121

1700 Flight Way
Tustin, CA 92782

www.virgingalactic.com

PROXY

Virgin Galactic Holdings, Inc.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 12, 2024
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The undersigned hereby appoints Michael Colglazier and Douglas Ahrens, or either of them, each with power of substitution, as proxies for the undersigned to vote all shares of Common Stock of said Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) of Virgin Galactic Holdings, Inc. (the “Company”) to be held on June 12, 2024, and any adjournment or postponement thereof, as hereinafter specified and, in their judgment, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies previously given.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH OF THE NOMINEES NAMED IN PROPOSAL 1, AND “FOR” PROPOSALS 2, 3, 4 AND 5. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR JUDGMENT UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

(Continued and to be marked, dated and signed on other side)

▲	PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.	▲

If you plan to attend the Annual Meeting, you must be a holder of Company shares as of the Record Date of April 17, 2024, and you must register at www.viewproxy.com/SPCE/2024 by 11:59 p.m. Eastern Time on June 11, 2024. For more information on how to attend the Virtual Annual Meeting, see “General Information about the Annual Meeting and Voting--How can I attend and vote at the Annual Meeting?” in the statement.

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual
Meeting of Stockholders to be held June 12, 2024

The Proxy Statement and our 2023 Annual Report to
Stockholders are available at: www.viewproxy.com/SPCE/2024.

Please mark your votes like this in blue or black ink	☒

The Board of Directors recommends you vote FOR each of the nominees named in Proposal 1, and FOR Proposals 2, 3, 4 and 5.

Proposal 1 – Election of the director nominees listed in this Proxy Statement.

Nominees:

1a.	Raymond Mabus, Jr.
1b.	Michael Colglazier
1c.	Henio Arcangeli, Jr.
1d.	Luigi Brambilla
1e.	Tina Jonas
1f.	Craig Kreeger
1g.	Wanda Sigur
1h.	Diana Strandberg
1i.	W. Gilbert (Gil) West
FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐	Please indicate if you plan to attend this meeting ☐
CONTROL NUMBER

Proposal 2 – Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Proposal 3 – Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Proposal 4 – Approval of the Company’s Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Proposal 5 – Approval of amendments to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio ranging from any whole number between 1-for-2 and 1-for-20, as determined by the Board of Directors in its discretion, subject to the Board of Directors’ authority to abandon such amendments.

☐	FOR	☐	AGAINST	☐	ABSTAIN

To transact other business as may properly come before the meeting or any adjournment or postponement thereof.

Date
Signature
Signature

(Joint Owners)

Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title.

▲	PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.	▲

As a stockholder of Virgin Galactic Holdings, Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 11, 2024.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS
Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/spce	TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616	MAIL Vote Your Proxy by Mail:
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.